Exhibit 4.12
[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Execution version

SHARE PURCHASE AGREEMENT
COMTRADE GROUP B.V.
COMTRADE SOLUTIONS MANAGEMENT HOLDINŠKA DRUŽBA D.O.O.
(as Sellers)
ENDAVA (UK) LIMITED
(as Purchaser)
relating to the sale and purchase of the entire issued share capital of

Comtrade CDS, digitalne storitve, d.o.o.
and
COMTRADE DIGITAL SERVICES D.O.O.

Akin Gumb Strauss Hauer & Feld Eighth Floor Ten Bishops Square London E1 6EG Tel: + 44 20 7012 9600 Fax: + 44 20 7012 9601

Table of Contents
Page

1.	Interpretation 2

2.	Sale of Sale Shares 18

3.	Consideration 19

4.	Retention Consideration 20

5.	Completion 23

6.	Completion Accounts and Adjustment of Consideration 23

7.	Restriction on Comtrade 25

8.	Sanctions 26

9.	Commercial Information Concerning the Group 26

10.	Warranties 27

11.	Specific Indemnities 28

12.	Release of Guarantees and Other Security 29

13.	Post-completion Obligations 31

14.	Deductions and Withholdings 39

15.	Gross-up 39

16.	Announcements 40

17.	Confidentiality 40

18.	Assignment 41

19.	Whole Agreement and Variations 41

20.	Agreement Survives Completion 42

21.	Rights Etc. Cumulative and Other Matters 42

22.	Further Assurance 42

23.	Invalidity 42

24.	Comtrade Representative 42

25.	Counterparts 43

26.	Costs 43

27.	Notices 43

28.	Third Party Rights 45

29.	Process Agent 45

30.	Law and Jurisdiction 46

Schedule 1 The Sellers	47

Part A: CDS Slovenia	47

Part B: CDS Serbia	47

Schedule 2 The Companies	48

Part A: CDS Slovenia	48

Part B: CDS Serbia	49

Part C: CDS Slovenia Subsidiaries	50

Schedule 3 Completion	56

Schedule 4 Warranties	61

Part A: General Warranties	64

Part B: Environment and Health and Safety	83

Part C: Property	84

Part D: Employment and Pensions	86

Part E: Intellectual Property and Information Technology	90

Part F: Purchaser Warranties	92

Schedule 5 Specific Indemnities	93

Schedule 6 Adjustment of Consideration	95

Schedule 7 Limitations	107

Schedule 8 Properties	114

Part A - Office premises leased by the Group as at the Completion Date	114

Part B - Office Premises leased/subleased immediately prior to Completion by the Seller Group to the Group (Completion Leases)	118
Part C - Office Premises to be subleased post-Completion by the Seller Group to the

Group	120

Part D - Residential premises to be subleased post-Completion by the Seller Group to the Group	123

Part E - Pro-forma Lease	125

Part E - Summary of rentals and other charges	150

Schedule 9 Intellectual Property	152

Part A: Intellectual Property Rights - registered	152

Part B: Intellectual Property Rights - material unregistered	152

Schedule 10 Domain names	155

Schedule 11 Guarantees	156

Part A: CDS Guarantees	156

Part B: Comtrade Guarantees	159

Part C: Transferred Performance Guarantees	168

Schedule 12 Key Customer and Supplier List	169

Part A: Key Customers	169

Part B: Key Supplier	169

Schedule 13 Intra-Group Agreements	170

Schedule 14 Group Reorganisation	174

Part A: Business Transfer	174

Part B: Carve-out	174

Schedule 15 Hire Lease Agreements	176

Part A: Vehicles to be transferred to CDS Serbia	176

Part B: Vehicles held by the Group under hire lease agreements	176

THIS AGREEMENT is made on the 17 day of August 2020
BETWEEN:

(1)
COMTRADE GROUP B.V., a company registered in the Netherlands with company identification number 43630090 and whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, Netherlands (“Comtrade”);

(2)
COMTRADE SOLUTIONS MANAGEMENT HOLDINŠKA DRUŽBA D.O.O., a company registered in Slovenia with company identification number 8566186000 and whose registered office is at Litijska cesta 47, 1000 Ljubljana, (“Comtrade Management”); and

(3)	ENDAVA (UK) LIMITED, a company registered in England and Wales with company number 03919935 and whose registered office is at 125 Old Broad Street, London, EC2N 1AR (the “Purchaser”),
each a “Party” and together, the “Parties”.
BACKGROUND:

(A)
The Comtrade Group develops advanced software products and systems, and part of this business is focused on the provision of digital software and engineering services. Pursuant to the terms of the Demerger and the Business Transfer, Comtrade transferred, or procured the transfer of, this digital services business to the target Group. Pursuant to, and on the terms set out in this Agreement, the Purchaser wishes to acquire the entire issued share capital of each of the Companies.

(B)
CDS Slovenia is a limited liability company incorporated in Slovenia. As at the date of this Agreement, CDS Slovenia has an issued share capital of EUR 300,000 divided into two business shares (poslovna deleža) in the nominal amounts of EUR 297,180 and EUR 2,820. Comtrade and Comtrade Management are the legal and beneficial owners of the CDS Slovenia Shares as are set out against their respective names in Part A of Schedule 1.

(C)
CDS Slovenia was established as a successor of Comtrade programske rešitve, d.o.o. (“CT SLO”) pursuant to a de-merger carried out under Article 624 of the Slovenian Companies Act (the “Demerger”). In accordance with, and pursuant to the terms of, the Demerger, certain assets and liabilities of CT SLO that pertained to the Business (including ownership of the CDS Slovenia Subsidiaries) were automatically transferred to CDS Slovenia with effect from 1 June 2020. The “Cut-off Date” of the Demerger is 31 December 2019 and, as such, the actions of CT SLO pertaining to the Business and transferred to CDS Slovenia are treated for accounting purposes as exercised by CDS Slovenia from 31 December 2019.

(D)
CDS Serbia is a limited liability company incorporated in Serbia. As at the date of this Agreement, CDS Serbia has an issued share capital of RSD 120,000 (approx. EUR 1,000). Comtrade is the sole legal and beneficial owner of the CDS Serbia Shares.

(E)
CDS Serbia was incorporated by Comtrade on 24 February 2020 and the Business Transfer, pursuant to which certain assets related to the Business and the CDS Serbia Employees transferred to CDS Serbia, took place with effect from 1 August 2020.

(F)
Furthermore, certain of the Group Companies, CT BL and CT SA (each as defined below), prior to the date of this Agreement, owned certain assets and contracts and certain of their employees performed services, in each case in connection with aspects of Comtrade’s business and operations that were not part of the Business. As such, the Carve-out, pursuant to which those certain assets not related to the Business and the Carved-out Employees transferred to the Seller Group, took place with effect from 1 August 2020.

(G)
Comtrade has agreed to sell, and the Purchaser has agreed to acquire: (i) the CDS Serbia Shares; and (ii) those shares in CDS Slovenia held by Comtrade as set out against its name in Part A of Schedule 1, in each case on and subject to the terms of this Agreement.

(H)
Comtrade Management has agreed to sell, and the Purchaser has agreed to acquire, those shares in CDS Slovenia held by Comtrade Management as set out against its name in Part A of Schedule 1 on and subject to the terms of this Agreement.

(I)
Further, it is the intention of the Purchaser and Comtrade that simultaneously with completion of the sale by the Sellers and purchase by the Purchaser of the Sale Shares Comtrade and the Purchaser will enter into the TSA setting out the terms on which (i) Comtrade will provide certain services to the Group, and (ii) the Group will provide certain services to the Seller Group, in each case following Completion.

THE PARTIES AGREE THAT:

1.1	INTERPRETATION

1.1	Definitions
The following words, expressions and abbreviations apply in this Agreement (including the Background):
“Accounts” means in relation to the financial year ended on the Accounts Date, the audited financial statements of Comtrade and the audited consolidated financial statements of Comtrade and its subsidiaries, including, in each case, the balance sheet and income statement and/or profit and loss account together with the notes, any statement of cash flow and the auditors’ and directors’ reports;
“Accounts Date” means 31 December 2019;
“Action” means any claim, action, charge, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, court, arbitrator or mediator;
“Adjustment Date” has the meaning given in paragraph 1.1 of Schedule 6;
“Affiliate” means, in relation to a body corporate, any subsidiary undertaking or parent undertaking of that body corporate, and any subsidiary undertaking of any such parent undertaking for the time being;
“Agreed Form” means, in relation to any document (whether electronic or hard-copy), a document in a form agreed between or on behalf of Comtrade and the Purchaser;
“Agreement” means this Share Purchase Agreement (as may be amended from time to time in accordance with its terms);
“Anti-Corruption Laws” has the meaning given in paragraph 1.1 of Schedule 4;
“Anti-Money Laundering Laws” means the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, any laws of any European Union member state enacted to implement European Union Directive (EU) 2015/849 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, such as the UK The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and any related or similar Laws issued, administered or enforced by any Governmental Authority with jurisdiction over the Parties, their subsidiaries, or the CDS Group Companies relating to money laundering and terrorist financing, including financial recordkeeping and reporting requirements, in each case, as amended from time to time;
“Austrian Employee Side Letter” means the employee side letter in the Agreed Form to be entered into between Comtrade and Comtrade Austria on the date of this Agreement pursuant to which the parties’ respective obligations will be set out with respect to an employee who will remain employed by the Group for a period of time post Completion (in accordance with the terms set out therein), but who will not provide services during such time to the Business;
“Authorisation” has the meaning given in paragraph 1.1 of Schedule 4;
“[***]” means [***].
“[***] Contract” means, together, the [***], in each case initially entered into between [***] and CT SLO and as amended from time to time;
“Banja Luka Employees” means those employees transferred by CT BL pursuant to the Carve-out, details of whom are attached to the Disclosure Letter;
“Banja Luka Lease” has the meaning given in clause 13.16;
“Banja Luka Longstop Date” has the meaning given in clause 13.16;
“Banja Luka Rent Cost” has the meaning given in clause 13.16;

“Business” means the “CDS business” of (a) providing software engineering services or teams to any third party (in any elements of the IT system/product lifecycle processes including ideation, architecture, design, UI/UX, IoT, software build, development, testing, implementation, hosting, operation, support or any other aspect of the software development lifecycle of any IT system or product); and (b) implementing and developing Omni channel digital banking solutions in each case as carried on by the CDS Group at the Completion Date and in the period between 1 January 2018 and the Completion Date but excluding any such services which constitute Permitted Services;
“Business Assets” has the meaning given in paragraph 1.1 of Schedule 4;
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in the City of London, the Netherlands, Serbia and Slovenia;
“Business Transfer” has the meaning given in Part A of Schedule 14;
“[***] Contract” means the [***];
“Carve-out” has the meaning given in Part B of Schedule 14;
“Carve-out Assets” has the meaning given in clause 13.7;
“Carved-out Assets and Commitments” has the meaning given in paragraph 1.1 of Schedule 4;
“Carved-out Employees” has the meaning given in paragraph 1.1 of Schedule 4;
“Cash” has the meaning given in paragraph 1.1 of Schedule 6;
“CDS [***] Contract” means the following contract which forms part of the Business entered into prior to the Effective Time: [***];
“CDS Balance Sheets” means the unaudited balance sheet of each Group Company and the unaudited aggregated balance sheet of the Group as at the CDS Balance Sheets Date;
“CDS Balance Sheets Date” means 30 June 2020;
“CDS Brand Names” has the meaning given in clause 13.4(b);
“CDS Germany” means Comtrade Software Solutions GmbH, a company registered in Germany with company identification number HRB 185946, brief details of which are set out in Part B of Schedule 2;
“CDS Group” means, together, CDS Serbia, CDS Slovenia, the CDS Slovenia Subsidiaries, CT SLO and CT SE, and “CDS Group Company” means a company within the CDS Group;
“CDS Guarantees” means the guarantees listed in Part A of Schedule 11;
“CDS Ireland” means Comtrade Digital Services Limited, a company registered in Ireland with company identification number 346571, brief details of which are set out in Part B of Schedule 2;
“CDS Serbia” means Comtrade Digital Services d.o.o., a company registered in Serbia with company identification number 21559784, brief details of which are set out in Part B of Schedule 2;
“CDS Serbia Employees” means those Employees transferred to CDS Serbia pursuant to the Business Transfer, details of whom are attached to the Disclosure Letter;
“CDS Serbia Shares” means the entire issued share capital of CDS Serbia, details of which are set out in Part B of Schedule 1;
“CDS SLO Employees” means those Key Managers and one (1) Employee transferred to CDS Slovenia by CT SLO and Spinnaker Distribucija d.o.o. Zagreb pursuant to the Business Transfer, details of whom are attached to the Disclosure Letter;

“CDS Slovenia” means Comtrade CDS, digitalne storitve, d.o.o., a company registered in Slovenia with company identification number (matièna številka) 8646392000, brief details of which are set out in Part A of Schedule 2;
“CDS Slovenia Shares” means the entire issued share capital of CDS Slovenia, details of which are set out in Part A of Schedule 1;
“CDS Slovenia Subsidiaries” means, collectively, the subsidiary undertakings of CDS Slovenia, brief details of each subsidiary are set out in Part C of Schedule 2;
“CDS Trademarks” means the trademarks to “Voyego” and “Beezify” previously held by CT SLO and transferred to CDS Slovenia;
“CDS USA” means Comtrade USA West Inc., a company registered in California, USA with company identification number 2111690, brief details of which are set out in Part B of Schedule 2;
“Commercial Information” means all information (including Know How, but not limited to matters which are confidential) which is used as at the Completion Date or which has been used in the period between 1 January 2018 and the date of this Agreement principally for the purpose of carrying on the Business (or any aspect of it) and, for the avoidance of doubt, the Commercial Information shall not include any such information to the extent that it relates principally to any Permitted Services;
“Companies” means, together, CDS Serbia and CDS Slovenia, and “Company” means either of CDS Serbia or CDS Slovenia, as the context shall require;
“Company Assets” has the meaning given in clause 13.6;
“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 5;
“Completion Accounts” has the meaning given in paragraph 1.1 of Schedule 6;
“Completion Accounts Pack” has the meaning given in paragraph 1.1 of Schedule 6;
“Completion Date” means the date upon which Completion takes place;
“Completion Leases” means the leases and sub-leases entered into prior to the date of this Agreement with an effective date of 1 August 2020, the terms of which have been approved by the Purchaser, in respect of the premises in (i) Maribor, Slovenia, (ii) Belgrade, Serbia, (iii) Ljubljana, Slovenia and (iv) Sarajevo, Bosnia and Herzegovina, the details of which are set out in Part B of Schedule 8;
“Completion Net Cash Amount” has the meaning given in paragraph 1.1 of Schedule 6;
“Completion Net Cash Statement” has the meaning given in paragraph 1.1 of Schedule 6;
“Completion Statements” has the meaning given in paragraph 1.1 of Schedule 6;
“Completion Working Capital Amount” has the meaning given in paragraph 1.1 of Schedule 6;
“Completion Working Capital Statement” has the meaning given in paragraph 1.1 of Schedule 6;
“Comtrade Austria” means Comtrade GMBH, with its registered office address at Millennium Tower, 23rd floor, Handelskai 94-96, 1200 Vienna, Austria and with company number FN 257665 w;
“Comtrade Contracts” means contracts which form part of the Comtrade System Integration business (and not the Business) entered into prior to the Effective Time between CT SA or another Group Company with (i) [***], (ii) [***], (iii) [***], (iv) [***], (v) [***] and (vi) [***];
“Comtrade Group” means Comtrade, Comtrade Management and each of their Affiliates, and a “Comtrade Group Company” means a company within the Comtrade Group;
“Comtrade Guarantees” means the guarantees listed in Part B of Schedule 11;

“Comtrade Non-transfer Issue” has the meaning given in clause 13.21;
“Comtrade Notified Issue” has the meaning given in clause 13.21;
“Comtrade Representative” means Comtrade or any substitute appointed pursuant to clause 24;
“Comtrade’s Account” means the EUR bank account in the name of Comtrade with [***];
“Comtrade’s Solicitors” means Watson Farley & Williams LLP of 15 Appold Street, London EC2A 2HB;
“Connected Person” means a person connected (within the meaning of s. 252 of the Companies Act 2006);
“Consideration” has the meaning given in clause 3.1;
“Counsel” means an English law qualified barrister of not less than ten (10) years standing, having experience in claims similar to a relevant Outstanding Claim, as agreed and appointed by the Purchaser and Comtrade, or failing such agreement within ten (10) Business Days after written request by either such Party, as appointed by the President for the time being of the Law Society for England and Wales on the application of either such Party;
“CT BL” means Comtrade d.o.o. Banja Luka, with its registered address at I Krajiškog korpusa no. 39, 78000 Banja Luka, Bosnia and Herzegovina and Corporate ID no.: 1-15732-00;
“CT SA” means Comtrade d.o.o. Sarajevo, with its registered seat at the address at Džemala Bijediæa no. 179, Sarajevo - Novi Grad, 71000 Sarajevo, Bosnia and Herzegovina and Corporate ID no.: 65-01-1252-09;
“CT SE” means Comtrade Solutions Engineering d.o.o., a limited liability company registered in the Republic of Serbia with company identification number 20904984, with its registered address at Savski Nasip 7, 11070 Belgrade, Serbia;
“CT SLO” means Comtrade programske rešitve d.o.o., a limited liability company registered in Slovenia with company identification number (matièna številka) 3281841000, with its registered address at Letališka cesta 29B, 1000 Ljubljana, Slovenia;
“Current Assets” has the meaning given in paragraph 1.1 of Schedule 6;
“Current Liabilities” has the meaning given in paragraph 1.1 of Schedule 6;
“DAC6” means (i) the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU, and (ii) any legislation, regulations or published practice implementing the directive described in (i), or any similar reporting obligations, in the United Kingdom or elsewhere;
“Data Protection Laws” means all applicable Laws and regulations relating to data protection and privacy including, where applicable, the guidance and codes of practice issued by regulatory bodies, from time to time, including:

(a)	GDPR and all related national laws and regulations, including the Data Protection Act 2018;

(b)
the Data Protection Act 1998, the German Federal Data Protection Act (Bundesdatenschutzgesetz - BDSG), Data Protection Law (Zakon o zaštiti podataka o liènosti) (“Official Gazette of RS”, No. 87/2018), Law on personal data protection (Zakon o zaštiti liènih podataka) (Official Gazette of BH, no. 49/2006, 76/2011 and 89/2011), Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation); and Data Protection Law (Zakon o varstvu osebnih podatkov) (“Official Gazette of RS”, No. 86/04 et seq.) the Data Protection Act (BGBl. I No. 165/1999), “Datenschutzgesetz”, and all other related national laws and regulations implementing European Directive 95/46/EC; and

(c)	the Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other related national laws and regulations implementing European Directive 2002/58/EC;
“Data Room” means (i) the on-line data room virtually held by iDeals and entitled “Project Crystal” and the documents therein (the “PC Data Room”) and (ii) the on-line data room virtually held by iDeals and entitled “Crystal Confidential” and the documents therein (the “CC Data Room”), details of which (in each case) are set out in the Data Room Index (a download of such documents will, for evidential reasons, be delivered to the Purchaser and the Purchaser’s Solicitors on three separate USB sticks in accordance with this Agreement);
“Data Room Index” means the index of “Project Crystal” data room documents and the index of “Crystal Confidential” data room documents appended to the Disclosure Letter;
“Data Sharing Agreement” means the agreement in the Agreed Form to be entered into between Comtrade and the Purchaser at Completion and pursuant to which Comtrade and the Purchaser will share certain personal data during the term of the TSA;
“Debt” has the meaning given in paragraph 1.1 of Schedule 6;
“Deed of Waiver” means that deed of waiver in the Agreed Form pursuant to which CDS Slovenia waives any relevant pre-emption right it may hold over the shares in CDS Slovenia, to be signed by CDS Slovenia and delivered at Completion;
“Demerger” has the meaning given in Background (C);
“Demerger Companies” means the companies that participated in the Demerger, being CT SLO, RE NewCo and CDS Slovenia;
“Demerger Plan” means the demerger plan (delitveni naèrt) of Comtrade dated 4 March 2020 as prepared and submitted to the Slovenian commercial/court register;
“Demerger Registration Date” means 1 June 2020, being the date on which the Demerger was registered in the Slovenian commercial/court register;
“Disclosed” means fairly disclosed by the Disclosure Documents and for this purpose “fairly disclosed” means with sufficient detail as to enable a reasonable purchaser to identify and make a reasonably informed assessment of the nature and scope of the matter disclosed, and “Disclosure” will be construed accordingly;
“Disclosure Documents” means the Disclosure Letter and the information and documents contained in the Data Room as at 11:13 (London time) on 6 August 2020;
“Disclosure Letter” means the disclosure letter dated the same date as this Agreement from Comtrade to the Purchaser, together with all documents annexed to it;
“Due Amount” has the meaning given in clause 4.5(a);
“Effective Date” means 1 August 2020;
“Effective Time” has the meaning given in paragraph 1.1 of Schedule 6;
“Employee” means any person employed by a Comtrade Group Company under a contract of employment in connection with the Business and “Employees” will be construed accordingly;
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms; or any agreement to create any of the above;
“Environment” has the meaning given in paragraph 1.1 of Schedule 4;
“Environmental Law” has the meaning given in paragraph 1.1 of Schedule 4;
“Environmental Liability” has the meaning given in paragraph 1.1 of Schedule 4;
“ESP BH” means ESP BH d.o.o., with its registered seat at the address Branilaca Sarajeva no. 20, Sarajevo - Centar, 71000 Sarajevo, corporate ID no. 65-01-0518-19;
“Estimated Net Cash Amount” means the amount of EUR [***] ([***]);

“Estimated Working Capital Amount” means the amount of EUR [***] ([***]);
“Estimated Liability” has the meaning given in clause 4.4(c);
“Expert” has the meaning given in paragraph 1.1 of Schedule 6;
“Export Control Laws” has the meaning given in paragraph 1.1 of Schedule 4;
“Fundamental Warranties” means the warranties in paragraphs 2.1, 2.2 (Title and Capacity), 3.1, 3.9, 3.10 (The Group), 4.1, 4.2, 4.3, 4.6, 4.8 and 4.11 (Share Capital) of Part A of Schedule 4;
“GDPR” means the General Data Protection Regulation (EU) 2016/679;
“German Resignation Letter” has the meaning given to it in paragraph 1.9(c) of Schedule 3;
“Goal Sheets” has the meaning given in clause 13.8(b);
“Government Official” has the meaning given in paragraph 1.1 of Schedule 4;
“Governmental Authority” means: (i) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government; (ii) any public international organization; (iii) any agency, division, bureau, department, or other political subdivision of any government entity or organization described in the foregoing (i) or (ii) of this definition; (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any governmental entity, organization or other person described in the foregoing (i), (ii) or (iii) of this definition and which in the case of each of (i), (ii), (iii) and (iv) exercises governmental, judicial or regulatory authority under any applicable Laws;
“Group” means collectively, the Companies and the CDS Slovenia Subsidiaries, and includes any successor entity of any such Group Company and “Group Company” means a company within the Group;
“Group Reorganisation” means the group reorganisation undertaken by the Comtrade Group prior to the date of this Agreement and comprised of the Demerger, the Business Transfer and the Carve-out pursuant to which the Business (other than those Company Assets that Comtrade is holding on trust for the Group and to be transferred to the Group pursuant to clause 13.6, clause 13.10(b) and clause 13.10(c)) was transferred to the Group;
“Group Reorganisation Company” has the meaning given in paragraph 23.1 in Part A of Schedule 4;
“Group Representatives” has the meaning given in clause 10.4;
“Hazardous Matter” has the meaning given in paragraph 1.1 of Schedule 4;
“Health and Safety Laws” has the meaning given in paragraph 1.1 of Schedule 4;
“Initial Cash Consideration” has the meaning given in clause 3.2;
“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, moral rights, trade marks, service marks and trade names, domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including Know How) and any other intellectual property rights , in each case whether registered or unregistered, and including all applications (or rights to apply) for, and renewals or extensions of, such rights;
“Intermediary” has the meaning given to it in DAC6;
“Intra-Group Agreements” has the meaning given in paragraph 1.1 of Schedule 4;
“IT Contracts” has the meaning given in paragraph 1.1 of Schedule 4;
“IT Systems” has the meaning given in paragraph 1.1 of Schedule 4;

“JV Mobility” means JV Mobility, storitve na podroèju mobilnosti, d.o.o., a limited liability company established under Slovenian law, with registered seat in Ljubljana, Slovenia, and business address at Letališka cesta 29B, 1000 Ljubljana, Slovenia, registered with the Slovenian court / commercial register under no. 8624186000;
“Key Managers” has the meaning given in paragraph 1.1 of Schedule 4;
“Key Transaction Documents” has the meaning given in clause 4.2;
“Know How” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications or any other matters made, devised, developed or discovered by or otherwise belonging to any CDS Group Company and principally relating to the Business;
“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions which in each case have the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before, on or after the date of this Agreement and which in each case either has the force of law or compliance with which is reasonable in the ordinary course of business of the company concerned;
“Lease” has the meaning given in paragraph 1.1 of Schedule 4;
“Lease Longstop Date” has the meaning given in clause 13.15;
“Losses” means, in respect of any matter, event or circumstance, all damages, losses, claims, costs, penalties, fines, expenses, reasonable and properly incurred legal or professional fees and disbursements, or other liabilities of any nature but shall not include any indirect or consequential losses (save where “Losses” is used in this Agreement in connection with an indemnity (including with respect to an Indemnity Claim). For the avoidance of doubt, where the definition of “Loss” is used in this Agreement in connection with an indemnity (including with respect to an Indemnity Claim), such definition shall be deemed to include loss of profit and any indirect or consequential loss, to the extent in each case that this is relevant;
“Management Accounts” means (i) the unaudited profit and loss accounts of the Business for the six (6) month period ended 30 June 2020, a copy of which is included in the PC Data Room at document 4.1.7.14, (ii) the unaudited profit and loss accounts of the Business for the 12 month period ended 31 December 2019, a copy of which is included in the PC Data Room at document 4.1.7.2 and (iii) the unaudited profit and loss accounts of the Business for the 12 month period ended 31 December 2018, a copy of which is included in the PC Data Room at document 4.1.7.1;
“Material Contracts” has the meaning given in paragraph 1.1 of Schedule 4;
“Net Amount” has the meaning given in clause 15;
“New Leases” has the meaning given in clause 13.13;
“New Opportunity” has the meaning given in clause 7.6;
“[***]” means [***];

“[***] Contract” means, collectively, the [***] and any statement of work or sub-agreement governed by this agreement, in each case initially entered into between CT SLO and [***] and as amended from time to time;

“Outstanding Claim” has the meaning given in clause 4.4(a);
“Outstanding Claim Notice” has the meaning given in clause 4.4;
“Overdue Account” has the meaning given in paragraph 5.2(o)(i) of Schedule 6;
“Performance Guarantee Liabilities” means, together, all obligations and liabilities arising under or in connection with the agreement on guarantee line reg. no. [***] (as amended, supplemented and/or restated from time to time) but excluding obligations arising under the Transferred Performance Guarantees;

“Permanent Brand Names” has the meaning given in clause 13.4(a);
“Permits” has the meaning given in paragraph 1.1 of Schedule 4;
“Permitted Services” means:

(a)	any of the following specific business activities of any Seller Group Company existing as at the date of this Agreement and that are related to software engineering and software developments:

(1)
Comtrade’s gaming business: selling online gaming software and solutions to vendors (companies producing slot machines and games, online games), operators (casinos, betting shops, online/social gaming, lotteries), and gaming regulators world-wide;

(2)
Hycu: engaging in on-premise, hybrid, and cloud data management related products and services including but not limited to data backup, data management, data monitoring, and backup and recovery services world-wide; and

(3)	Comtrade’s System Integration: building turn key software and hardware solutions within the Adriatic region; and

(b)	any other services or activities that do not constitute Restricted Services;
“Personal Data” has the meaning given in Article 4(1) GDPR;
“Policies” has the meaning given in paragraph 1.1 of Schedule 4;
“Pre-Completion Officers” has the meaning given in clause 13.9;
“Proceedings” has the meaning given in clause 30.2;
“Project Crystal Liabilities” has the meaning given in paragraph 1.1 of Schedule 6;
“Properties” means the properties leased by the Group, brief particulars of which are set out in Schedule 8 and, where the context so admits, “Property” means any one or more or any part of such properties;
“Purchaser Bank Guarantee” means the guarantee from the Purchaser Bank Guarantor in the Agreed Form to be delivered in accordance with Schedule 3;
“Purchaser Bank Guarantor” means HSBC UK Bank plc, GTRF Services, Level 28, 8 Canada Square, London E14 5HQ;
“Purchaser Guarantee” means the deed of guarantee in the Agreed Form to be entered into between the Purchaser Guarantor and Comtrade at Completion;
“Purchaser Guarantor” means Endava plc, a company registered in England and Wales with company number 05722669 whose registered office is at 125 Old Broad Street, London, EC2N 1AR;
“Purchaser Non-transfer Issue” has the meaning given in clause 13.18;
“Purchaser Notified Issue” has the meaning given in clause 13.18;
“Purchaser Statement” has the meaning given in clause 16.1;
“Purchaser’s Group” means the Purchaser and its Affiliates and a “Purchaser Group Company” means a company within the Purchaser’s Group;
“Purchaser’s Solicitors” means Akin Gump LLP of 10 Bishops Square, London E1 6EG and Moravèeviæ Vojnoviæ and partners in cooperation with Schönherr Rechtsanwälte GmbH, Vienna, of Bulevar vojvode Bojoviæa 6-8, 11000 Belgrade and Schönherr Attorneys-at-Law- branch Slovenia of Tomšièeva 3, Ljubljana;

“RE Newco” means Comtrade nepremiènine, upravljanje nepremiènin, d.o.o., a limited liability company registered in Slovenia with company identification number (matièna številka) 8646406000, with its registered address at Litijska cesta 47, 1000 Ljubljana, Slovenia;
“Recognised Investment Exchange” has the meaning given in s. 285 of the Financial Services and Markets Act 2000;
“Reduced Retention Amount” has the meaning given in clause 4.2;
“Regulatory Requirement” means any applicable requirement of Law, the Financial Conduct Authority, The London Stock Exchange plc, The New York Stock Exchange or any other securities exchange upon which the shares of any Party or such Party’s Affiliates are listed or which a Party (or its Affiliates) are otherwise required to comply with, the Panel on Takeovers and Mergers or of any person who has regulatory authority;
“Relevant Accounting Standards” means IFRS (International Financial Reporting Standards);
“Relief” means any relief, allowance or credit in respect of Tax, any right to repayment of Tax, any payment receivable in consideration for group relief or any deduction, exemption or set-off relevant in computing income, profits or gains for the purposes of Tax pursuant to any legislation or otherwise;
“Rent Costs” has the meaning given in clause 13.15;
“Representatives” means, with respect to any person, any and all directors, managers, officers, employees or agents acting on behalf of such persons;
“Resolution Period” has the meaning given in paragraph 1.1 of Schedule 6;
“Resolved” has the meaning given in clause 4.3;
“Restricted Services” means:

(a)
the provision of software engineering services or teams to any third party (in any elements of the IT system/product lifecycle processes including ideation, architecture, design, UI/UX, IoT, software build, development, testing, implementation, hosting, operation, support or any other aspect of the software development lifecycle of any IT system or product); and

(b)	implementing and developing Omni channel digital banking solutions;
“Retention Consideration” has the meaning given in, and calculated in accordance with, clause 4.1;
“Retention Date” has the meaning given in clause 4.1;
“Review Period” has the meaning given in paragraph 1.1 of Schedule 6;
“Run off Policy” has the meaning given in clause 13.12;
“Sale Shares” means, together, the CDS Serbia Shares and CDS Slovenia Shares;
“Sanctions” means any economic sanctions Laws, regulations, embargoes or restrictive measures, as amended from time to time, administered, enacted or enforced by:

(a)	the United States;

(b)	the United Nations;

(c)	the European Union or any member state thereof;

(d)	the United Kingdom;

(e)	any other Governmental Authority under whose jurisdiction the Parties or their subsidiaries (including the CDS Group Companies) operate; or

(f)
the respective governmental institutions and agencies of any of the foregoing responsible for administering, enacting or enforcing Sanctions, including the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United State Department of State and the UK Office of Financial Sanctions Implementation (“Sanctions Authority”);

“Sanctions List” means:

(a)	the Consolidated United Nations Security Council Sanctions List;

(b)	the “Specifically Designated Nationals and Blocked Persons” list maintained by OFAC;

(c)	the Sectoral Sanctions Identification List maintained by OFAC;

(d)	the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions;

(e)	the Consolidated List of Financial Sanctions Targets maintained by the UK Treasury;

(f)	individuals or entities that are listed under the EU sectoral sanctions against Russia (as detailed in Annexes III, V or VI to EU Council Regulation 833/2014); and

(g)	any similar list maintained by, or public announcement of Sanctions made by, any other Governmental Authority or Sanctions Authority;
“Sanctions Target” means any person that is:

(a)
listed on any Sanctions List or owned or controlled by such a person, to the extent that such ownership or control results in such person being subject to the same restrictions as if such person were included in the corresponding Sanctions List or results in dealings with such person being deemed to be for the benefit of a person included in the corresponding Sanctions List;

(b)
an entity operating in or resident in or incorporated under the laws of any country or territory that is the target of “comprehensive” Sanctions imposed by the United States, which for the purposes of this Agreement, as at the date of signature of this Agreement by the last of its signatories are Iran, Syria, Cuba, the Crimea Region, and North Korea;

(c)	otherwise the target of Sanctions,
in each case, only to the extent that the Parties would be prohibited or restricted by Sanctions from transacting or dealing with (including being a party) or otherwise exercising any rights in respect of, or fulfilling any duties or obligations owed to, such a person, taking into account applicable blocking regulations;
“Sarajevo Employees” means those employees transferred by CT SA pursuant to the Carve-out, details of whom are attached to the Disclosure Letter;
“Serbian Notary Public” means a notary public certified and operating as such in Republic of Serbia selected by the Purchaser and Comtrade;
“Serbian Transfer Deed” has the meaning given in paragraph 1.2 of Schedule 3;
“Seller” means either of Comtrade or Comtrade Management as the context shall require, and “Sellers” means both Comtrade and Comtrade Management together;
“Seller Group” means Comtrade, Comtrade Management and each of their Affiliates, but excluding the Group Companies, and a “Seller Group Company” means a company within the Seller Group;
“Slovenian Companies Act” means the Companies Act (Zakon o gospodarskih družbah), Official Gazette of the Republic of Slovenia, No. 65/09 et seq.;
“Slovenian Employment Act” means mean the Employment Act (Zakon o delovnih razmerjih), Official Gazette of the Republic of Slovenia, No. 21/13 et seq.;
“Slovenian Notary Public” means a notary public certified and operating as such in Republic of Slovenia as selected by the Purchaser and Comtrade;
“Slovenian Transfer Deed” has the meaning given in paragraph 1.1 of Schedule 3;

“Specific Indemnity” means matters specified in Schedule 5 in respect of which Comtrade has agreed to indemnify the Purchaser pursuant to and in accordance with clause 11, and “Specific Indemnities” will be construed accordingly;
“Specific Policies” has the meaning given in paragraph 1.1 of Schedule 6;
“Statement Date” has the meaning given in paragraph 1.1 of Schedule 4;
“Target Working Capital” has the meaning in paragraph 1.1 of Schedule 6;
“Tax” or “Taxation” has the meaning given in the Tax Deed;
“Tax Deed” means the deed in Agreed Form relating to taxation, to be executed and delivered at Completion by Comtrade and the Purchaser;
“Tax Warranties” means the warranties set out in the Tax Deed;
“Termination Agreement” means the termination agreement dated 16 August 2020 with effect from 1 August 2020 in the form approved by the Purchaser made between [***] and CDS Slovenia in relation to the [***];
“Transaction” means the transaction contemplated by this Agreement, the TSA and other Transaction Documents, or any part of that transaction;
“Transaction Documents” means this Agreement, the Tax Deed, the TSA, the Data Sharing Agreement, the Serbian Transfer Deed, the Slovenian Transfer Deed, the Disclosure Letter, the Purchaser Guarantee, the Purchaser Bank Guarantee, the Austrian Employee Side Letter, the Deed of Waiver and any other documents in Agreed Form;
“Transferred Performance Guarantees” has the meaning given in Part C of Schedule 11;
“TSA” means the transitional services agreement in the Agreed Form to be entered into between the Purchaser and Comtrade on (or around) the date of this Agreement pursuant to which (i) Comtrade agrees to procure that the Comtrade Group will provide certain services to the Group Companies in connection with the carrying on of the Business, and (ii) the Purchaser agrees to procure that the Group will provide certain services to the Comtrade Group, in each case in accordance with the terms set out therein;
“Warranties” means the warranties set out in Schedule 4 (including the Fundamental Warranties) but shall not include any of the Tax Warranties; and
“Worker” means any person who personally performs work for any Comtrade Group Company in connection with the Business (including freelancers) but who is not in business on their own account or in a client/customer relationship.

1.2	Construction of Certain References
In this Agreement, where the context admits:

(a)
every reference to a statutory provision or other Law shall be construed as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before on or after the date of this Agreement;

(b)
where any statement is to the effect that Comtrade is not aware of any matter or circumstance, or is a statement qualified by the expression “so far as Comtrade is aware” or “to the best of Comtrade’s knowledge and belief” or any similar expression, Comtrade will be deemed to have knowledge of anything it actually knows, and the knowledge of Comtrade will be deemed to include the actual knowledge of any director of Comtrade and each of [***], [***], [***], [***], [***], [***], as well as anything that any director of Comtrade or such other person named in this clause 1.2(b) should reasonably know;

(c)
references to clauses, paragraphs and Schedules are references to clauses and paragraphs of and Schedules to this Agreement; references to paragraphs are, unless otherwise stated, references to paragraphs of the Schedule in which the reference appears; references (if any) to exhibits are to documents in Agreed Form identified as such and references to this Agreement include the Schedules and exhibits (if any);

(d)
“person” includes any individual, partnership, body corporate, corporation sole or aggregate, government, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(e)	“company” includes any body corporate wherever incorporated;

(f)
references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless on a continuing basis from all actions, claims, demands and proceedings from time to time made against that person and all Losses made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance;

(g)
references to any English Law or English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates to the English legal term in that jurisdiction;

(h)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(i)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation;

(j)	unless the context otherwise requires, words in the singular include the plural and the plural include the singular and reference to one gender includes all genders;

(k)
any reference to “writing” or “written” includes any method of reproducing words or text in legible, permanent and tangible form and includes email unless expressly provided otherwise in this Agreement;

(l)
any reference to euro, EUR or € is to the lawful currency of the member states of the European Union that have adopted and retained a common single currency through monetary union in accordance with European Union treaty Law, as amended from time to time, as at the date of this Agreement;

(m)	any reference to SER or Serbian dinar is to the lawful currency of Serbia as at the date of this Agreement; and

(n)
a reference to a holding company or a subsidiary means a holding company or a subsidiary as defined in s. 1159 of the Companies Act 2006 and, for the purposes of the membership requirement in ss. 1159(1)(b) and (c) of the Companies Act 2006, a company will be treated as a member of another company even if its shares in that other company are registered in the name of: (i) its nominee; or (ii) another person or such person’s nominee by way of security or in connection with the taking of security.

1.3	Any headings or sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Each of the Schedules shall have effect as if set out in full in this Agreement.

2.	SALE OF SHARES

3.1	At Completion and subject to the terms of this Agreement:

(a)
Comtrade shall sell, and the Purchaser shall purchase, with full title guarantee and free from all Encumbrances and together with the benefit of all rights (including as to all dividends and distributions declared, made or paid on or after the Completion Date) that attach to such Sale Shares on or after the Completion Date, the entire legal and beneficial interest in:

(1)	those shares in CDS Slovenia set out opposite Comtrade’s name in the second column of Part A of Schedule 1; and

(2)	the CDS Serbia Shares; and

(b)
Comtrade Management shall sell, and the Purchaser shall purchase, with full title guarantee and free from all Encumbrances and together with the benefits of all rights (including as to all dividends and distributions declared, made or paid on or after the Completion Date) that attach to such Sale Shares on or after the Completion Date, the entire legal and beneficial interest in those shares in CDS Slovenia set out opposite Comtrade Management’s name in the second column of Part A of Schedule 1.

3.2	The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3.3
Each Seller hereby waives any pre-emption rights it may have in respect of the Sale Shares that it is selling to the Purchaser pursuant to the terms of this Agreement, whether conferred by Law, the relevant Company’s articles of association (or equivalent constitutional documents) or otherwise.

3.4
Each Seller covenants with the Purchaser that as at the Completion Date CDS Slovenia is the sole legal and beneficial owner of all the issued and allotted shares in the capital of each CDS Slovenia Subsidiary, free from all Encumbrances, and that CDS Slovenia has the benefit of all rights that attach to the shares in the capital of each CDS Slovenia Subsidiary.

3.	CONSIDERATION

3.1	The “Consideration” for the Sale Shares shall be comprised of:

(a)	the Initial Cash Consideration, which shall be paid by the Purchaser to Comtrade in cash on the Completion Date in accordance with clause 5.2(b); and

(b)	the Retention Consideration, which shall be paid by the Purchaser to Comtrade in accordance with clause 4, to which shall be added or subtracted any amount payable to Comtrade, or to the Purchaser respectively, in accordance with clause 6.

3.2	The “Initial Cash Consideration” shall be comprised of:

(a)	the sum of EUR 60,000,000.00 (sixty million);

(b)	less the Retention Consideration;

(c)	plus an amount equal to the Estimated Net Cash Amount;

(d)
plus the amount by which the Estimated Working Capital Amount exceeds the Target Working Capital, or minus the amount by which the Estimated Working Capital Amount is less than the Target Working Capital.

3.3	The Consideration shall be reduced, so far as possible, by the amount of any payment made to the Purchaser for each and any:

(a)	claim in respect of the Warranties;

(b)	claim in respect of the Tax Warranties;

(c)	claim under the Tax Deed; and

(d)	claim under any Specific Indemnity.

4.	RETENTION CONSIDERATION

4.1
Subject to the remainder of this clause 4, on the date falling twenty-four (24) months after the Completion Date (the “Retention Date”), the Purchaser shall pay to Comtrade the sum of EUR 6,000,000.00 (six million) (the “Retention Consideration”) by way of electronic transfer in accordance with clause 4.8

4.2
If, prior to the Retention Date, the Purchaser has a claim against Comtrade under or in respect of a breach of this Agreement, the Tax Deed, the Austrian Employee Side Letter, the Serbian Transfer Deed, the Slovenian Transfer Deed or the Deed of Waiver (together, the “Key Transaction Documents”) by Comtrade, which has been Resolved, the Purchaser shall on the Retention Date, pay the Retention Consideration less an amount equal to the amount which has been Resolved as being due from Comtrade to the Purchaser and which has not otherwise been paid by Comtrade to the Purchaser (the “Reduced Retention Amount”). The Purchaser shall pay the Reduced Retention Amount to Comtrade by way of electronic transfer on the Retention Date in accordance with clause 4.8.

4.3	A claim shall be deemed to be “Resolved” for the purposes of this clause 4 if it has been:

(a)	agreed in writing between the Purchaser and Comtrade as to both liability and quantum; or

(b)	determined (as to both liability and quantum) by Counsel under this clause 4 or by an Expert under Schedule 6; or

(c)
finally determined (as to both liability and quantum) by a court or tribunal of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred by passage of time or otherwise from making an appeal.

4.4
If, prior to the Retention Date, the Purchaser acting reasonably believes that it has a claim in respect of a breach of any Key Transaction Document by Comtrade and it has served notice of such claim on Comtrade in accordance with the terms of the relevant agreement, in each case to the extent that the relevant agreement contains relevant notice provisions, (in respect of a Claim, the relevant notice provisions are set out at paragraph 3 of Schedule 7), then the Purchaser shall serve notice (“Outstanding Claim Notice”) on Comtrade:

(a)	stating that in its opinion acting reasonably, it has such a claim against Comtrade (and this has not been Resolved) (an “Outstanding Claim”);

(b)	identifying the matters that gave rise to such Outstanding Claim, in such reasonable detail as is available to the Purchaser; and

(c)	setting out its estimate of the amount due to it (the “Estimated Liability”) in order to satisfy the Outstanding Claim.

4.5	Following service of an Outstanding Claim Notice:

(a)
the Retention Date will, subject to clause 4.5(c), be deemed postponed until such time as the Outstanding Claim and amount due to the Purchaser pursuant to such claim (the “Due Amount”) is Resolved or the Outstanding Claim is withdrawn by the Purchaser;

(b)
the obligation on the Purchaser to make payment to Comtrade pursuant to clause 4.1 on the Retention Date shall not apply in respect of an amount equal to the Estimated Liability, unless and until the Due Amount is Resolved or the Outstanding Claim is withdrawn, and then only in the case where following this resolution, there is an amount still payable by the Purchaser pursuant to, and in accordance with, clause 4.7; and

(c)
if and to the extent that the Retention Consideration exceeds the aggregate of the Estimated Liability of all Outstanding Claims, the Purchaser shall on the Retention Date (not postponed), pay an amount equal to the Retention Consideration less an amount equal to the aggregate of the Estimated Liability of all Outstanding Claims (the “Remaining Retention Amount”) to Comtrade by way of electronic transfer in accordance with clause 4.8

4.6
Following service of an Outstanding Claim Notice, the Purchaser and Comtrade shall use all reasonable endeavours to agree the amount due to the Purchaser in respect of the Outstanding Claim as soon as possible, and in any event within the period of fifteen (15) Business Days (or such longer period as may be agreed in writing by both the Purchaser and Comtrade) following service of the Outstanding Claim Notice. In the absence of such agreement, either the Purchaser or Comtrade shall be permitted to serve a notice on the other Party stating that in its opinion a deadlock has occurred with respect to the agreement of the Outstanding Claim and Due Amount, in which case, the following procedure shall apply:

(a)
the determination of the Outstanding Claim and Due Amount shall be referred to Counsel by Comtrade and the Purchaser, provided that if the Estimated Liability exceeds the Retention Consideration or Comtrade acting reasonably believes that its liability in relation to the Outstanding Claim may exceed the Retention Consideration, then Comtrade may refer the relevant matter for resolution under clause 30 and no reference shall be made to Counsel and the provisions of this clause 4.6 shall not apply;

(b)
Counsel shall be requested to provide their determination of the Due Amount within fifteen (15) Business Days of accepting their appointment and receipt of any relevant information required by Counsel from Comtrade and the Purchaser for the purpose of providing their determination (or such other period as the Purchaser and Comtrade may otherwise agree with Counsel);

(c)
each of Comtrade and the Purchaser shall provide or procure that there is provided to Counsel such assistance and documentation as Counsel shall reasonably require for the purpose of providing a decision on the relevant Outstanding Claim;

(d)
Counsel shall act as an expert and not as arbitrator and their determination regarding the Due Amount shall, in the absence of manifest error, be final and binding on each of Comtrade and the Purchaser; and

(e)	Counsel’s fees in making their determination of the Due Amount shall be borne entirely by the Party which is required pursuant to such determination to pay the Due Amount.

4.7
Following determination of the Outstanding Claim and Due Amount (either as agreed between the Purchaser and Comtrade or as determined by Counsel in accordance with this clause 4 or otherwise in accordance with the terms of this Agreement) or withdrawal of the relevant Outstanding Claim by the Purchaser:

(a)
the Purchaser shall immediately satisfy all (to the extent possible) or part of Comtrade’s outstanding payment obligation to pay the Due Amount (if any) in respect of the relevant Outstanding Claim by way of set-off against the Remaining Retention Amount, and its obligation to pay that sum shall be reduced pro tanto by the amount so set-off; and

(b)
provided there are no other Outstanding Claims, the Purchaser shall pay to Comtrade the balance of the Remaining Retention Amount (if any) after the Purchaser has exercised its rights pursuant to clause 4.7(a) (and after making a retention only for any other Outstanding Claims). If any payment is due by the Purchaser pursuant to this clause 4.7(b), such payment shall be made by the Purchaser within five (5) Business Days of the Outstanding Claim and Due Amount being agreed or determined in accordance with this Agreement or the withdrawal of the relevant Outstanding Claim by the Purchaser.

4.8	For the purposes of this clause 4:

(a)
any amounts paid by the Purchaser to Comtrade shall be transferred by electronic bank transfer to Comtrade’s Account. Payment in accordance with this clause 4 will be a complete discharge of the Purchaser’s obligations to pay the Retention Consideration (or the relevant part thereof) in accordance with this clause 4, and the Purchaser will not be concerned with the distribution of the monies so paid or be answerable for the loss or misapplication of such sum;

(b)
nothing in this clause 4 shall operate to prevent the Purchaser from recovering from Comtrade any amount which would have been payable to the Purchaser pursuant to the terms of this Agreement or any other Key Transaction Document to the extent that such amount has not been settled pursuant to this clause 4, including in the case where such amount has not been paid because the total of the amounts payable to the Purchaser exceeded the Retention Consideration; and

(c)
the provisions of this clause 4 shall not be regarded as imposing any limitations on Comtrade as to the amount payable by it to the Purchaser in respect of any claim under or pursuant to or in connection with this Agreement, or any other Key Transaction Document. For the avoidance of doubt, the liability of each of Comtrade and the Purchaser under each Key Transaction Document (as applicable) shall be limited in accordance with the terms of the relevant Key Transaction Document (if applicable).

5.	COMPLETION

5.1	Completion shall take place at such place as Comtrade and the Purchaser may agree, immediately after the exchange and signing of this Agreement.

5.2	At Completion:

(a)
each Seller will each perform their respective obligations and deliver, or (as applicable) procure the delivery of, each of the documents listed in paragraphs 1 and 2 of Schedule 3 to the Purchaser; and

(b)	the Purchaser will:

(1)	pay the Initial Cash Consideration by way of electronic transfer to Comtrade’s Account; and

(2)	deliver to Comtrade:

a.
a counterpart to the Tax Deed, the Purchaser Guarantee and other Transaction Documents to which it or the Purchaser Guarantor is a party, duly executed by the Purchaser or the Purchaser Guarantor as applicable;

b.
a copy of the resolutions of the Purchaser Guarantor authorizing entry into and performance of its obligations under the Purchaser Guarantee and evidence that is satisfactory to Comtrade of the authority of any person signing on behalf of the Purchaser Guarantor; and

c.
a copy of the resolutions of the Purchaser authorizing entry into and performance of its obligations under the Transaction Documents to which it is a party, and any power of attorney under which any document required to be executed by the Purchaser, in relation to the transactions contemplated in this Agreement or any other Transaction Documents has been executed by the Purchaser, or evidence that is satisfactory to Comtrade of the authority of any person signing on behalf of the Purchaser.

5.3
Payment in accordance with clause 5.2(b) will be a complete discharge of the Purchaser’s obligations to pay the Initial Consideration and the Purchaser will not be concerned with the distribution of the monies so paid or be answerable for the loss or misapplication of such sum.

6.	COMPLETION ACCOUNTS AND ADJUSTMENT OF CONSIDERATION

6.1
The Parties shall procure that the Completion Accounts, the Completion Working Capital Statement and the Completion Net Cash Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 6.

6.2	Once the Completion Accounts, the Completion Working Capital Statement and the Completion Net Cash Statement have been agreed or determined (as the case may be) pursuant to clause 6.1 and Schedule 6:

(a)	the Initial Cash Consideration shall be deemed:

(1)
increased by the amount (if any) by which the Completion Working Capital Amount is greater than the Estimated Working Capital Amount or reduced by the amount (if any) by which the Completion Working Capital Amount is less than the Estimated Working Capital Amount; and

(2)
increased by the amount (if any) by which the Completion Net Cash Amount is greater than the Estimated Net Cash Amount or reduced by the amount (if any) by which the Completion Net Cash Amount is less than the Estimated Net Cash Amount; and

(b)	the following payments shall be made on the Adjustment Date:

(1)
if the amount of the Initial Cash Consideration (as adjusted in accordance with clause 6.2(a)) is deemed to exceed the Initial Cash Consideration paid by the Purchaser to Comtrade on the Completion Date, the Purchaser shall (subject to clause 6.5) pay to Comtrade an amount equal to such excess; or

(2)
if the amount of the Initial Cash Consideration (as adjusted in accordance with clause 6.2(a)) is deemed to be less than the Initial Cash Consideration paid by the Purchaser to Comtrade on the Completion Date, Comtrade shall pay to the Purchaser an amount equal to such shortfall.

6.3
Any payment due to the Purchaser from Comtrade pursuant to clause 6.2(b)(2) shall be made by electronic transfer to such account of the Purchaser as is notified to Comtrade by or on behalf of the Purchaser, and the Purchaser shall notify Comtrade of such details no later than five (5) Business Days before the Adjustment Date.

6.4	Any payment due to Comtrade from the Purchaser pursuant to clause 6.2(b)(1) shall be made by electronic transfer to Comtrade and shall be paid by electronic transfer to Comtrade’s Account.

6.5
If, at the Adjustment Date, any amount is due for payment by Comtrade to the Purchaser in respect of a claim under this Agreement (including a claim in respect of the Warranties or under any Specific Indemnity) or under another Transaction Document and it has been Resolved that the relevant amount is due by Comtrade, the Purchaser shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of Comtrade’s outstanding payment obligation by way of set-off against any amount that is payable by the Purchaser under clause 6.2(b)(1), and to treat its obligation to pay that sum as being reduced pro tanto by the amount so set-off.

6.6
If, at the Adjustment Date, any amount is due for payment by the Purchaser to Comtrade in respect of a claim under this Agreement or under another Transaction Document and it has been Resolved that the relevant amount is due by the Purchaser, Comtrade shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Purchaser’s outstanding payment obligation by way of set-off against any amount that is payable by Comtrade under clause 6.2(b)(2), and to treat its obligation to pay that sum as being reduced pro tanto by the amount so set-off.

7.	RESTRICTION ON COMTRADE

7.1
As further consideration for the Purchaser agreeing to purchase the Sale Shares on the terms of this Agreement, and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group, Comtrade covenants with the Purchaser that it will not, and will procure that none of the Seller Group Companies or any of their directors, managers or officers will, either directly or indirectly:

(a)
for the period of twenty-four (24) months after the Completion Date (the “Restricted Period”) discuss, evaluate, negotiate and/or enter into any engagement, agreement, contract or other arrangement related to the provision of Restricted Services other than Permitted Services, provided that Comtrade may discuss and evaluate a proposal relating to Restricted Services in accordance with the terms of clause 7.6 and solely for the purpose of complying with its obligations under clause 7.6; and

(b)
for the period of twenty-four (24) months after the Completion Date, offer employment to or offer to conclude any contract of services or otherwise hire or employ any person who is employed by, or has entered into a service contract with, or who is a consultant to or sub-contractor of, any of the Group Companies and provides services to such Group Company for the purpose of the carrying on of the Business, or procure the making of such an offer by any person.

7.2	Each of the undertakings in clause 7.1 are for the benefit of the Purchaser, the Purchaser’s Affiliates and each of the Group Companies.

7.3
Each of the undertakings in clause 7.1 is to be read and construed as an entirely separate and severable undertaking and if any such undertaking is determined to be unenforceable in whole or in part for any reason, that unenforceability will not affect the enforceability of the remaining restrictions or, in the case of a restriction unenforceable in part, the remainder of that restriction.

7.4
Comtrade agrees that each of the restrictions contained in clause 7.1 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of Group and the Business, but if any such restriction shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

7.5
Without prejudice to clause 7.4, if any restriction is held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, Comtrade and the Purchaser shall negotiate in good faith to replace such void or unenforceable restriction with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

7.6
In the event that Comtrade or another Seller Group Company encounters an opportunity to provide Restricted Services which are not also Permitted Services during the Restricted Period (a “New Opportunity”), Comtrade will as soon as reasonably practicable thereafter, inform the Purchaser of such New Opportunity in writing (and for the purpose of this clause 7.6 writing shall be deemed to include email), setting out such reasonable details (including facts and circumstances) of the New Opportunity as it is aware (subject to any required confidentiality undertakings from the Purchaser), and offer to the Purchaser and the Purchaser’s Group (including the Group Companies) first refusal of the New Opportunity. Within ten (10) Business Days after Comtrade has informed the Purchaser of such New Opportunity, the Purchaser shall confirm to Comtrade in writing if it (or a member of the Purchaser’s Group) wishes to pursue the New Opportunity (failing which it shall be deemed to have rejected the New Opportunity) and thereafter Comtrade shall with the prior written consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed) be entitled to pursue such New Opportunity.

7.7
Comtrade agrees that the undertakings in clause 7.1 and clause 7.6 apply to actions carried out by Comtrade in any capacity, and whether directly or indirectly, and whether carried out on Comtrade’s own behalf or in conjunction with or on behalf of any other person.

8.	SANCTIONS

8.1
Comtrade undertakes to the Purchaser that it will not, and will procure that neither Comtrade Management nor any of the other Seller Group Companies will, directly or knowingly indirectly, use the Consideration or directly or knowingly indirectly lend, contribute or otherwise make available such proceeds (i) to any other person or entity to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is a Sanctions Target, or (ii) in any other manner that, in each case, will result in a violation by the Purchaser or its Representatives of Sanctions.

8.2
Comtrade undertakes to the Purchaser that it will not, and will procure that neither Comtrade Management nor any of the other Seller Group Companies will, directly or knowingly indirectly use the Consideration or directly or knowingly indirectly lend, contribute or otherwise make available such proceeds to any other person or entity in a manner that would cause a violation of applicable Anti-Money Laundering Laws or Anti-Corruption Laws by the Purchaser or its Representatives.

9.	COMMERCIAL INFORMATION CONCERNING THE GROUP

9.1
Subject to clause 9.2, Comtrade shall not for a period of three (3) years from the Completion Date to the detriment of any Group Company use any Commercial Information which is confidential. For the avoidance of doubt, to the extent that Commercial Information includes basic information about clients, customers and suppliers of the Seller Group (including the names of directors and decision makers at those clients, customers and suppliers and such persons’ contact details) Comtrade is permitted to retain and use such information for the Permitted Services subject always to the provisions of clause 7.

9.2	Comtrade shall be permitted to disclose Commercial Information (including where such information is confidential) to:

(a)
Seller Group Companies and their directors, managers, officers and employees who Comtrade (acting reasonably) determines needs to know such information for the purposes of the Transaction or in connection with their role, including for the purpose of providing services under the TSA; or

(b)	its professional advisers for the purposes of advising on this Agreement and the other Transaction Documents; or

(c)	any Tax Authority where such disclosure is required or desirable in the management of its tax affairs.

9.3
Comtrade shall not at any time after the date of this Agreement, disclose, or permit the disclosure of, any Commercial Information which is confidential to any person (other than as permitted pursuant to clause 9.2 or 9.4).

9.4	The undertaking in clause 9.3 will not apply to Commercial Information:

(a)
in so far as the same has become public knowledge otherwise than, directly or indirectly, through the breach by Comtrade of clause 9.3 or the failure of any permitted recipient of Commercial Information pursuant to clause 9.2 to keep the same confidential; or

(b)	to the extent required by Law or any Regulatory Requirement or by a court of competent jurisdiction.

10.	WARRANTIES

10.1	Comtrade warrants to the Purchaser that each of the Warranties and the Tax Warranties is true and accurate as at the date of this Agreement.

10.2	Each of the Warranties and the Tax Warranties is separate and independent and, is not limited by reference to, or inference from any of the other Warranties or Tax Warranties.

10.3	The Warranties and the Tax Warranties are given subject to matters Disclosed, provided that Comtrade may not Disclose any fact, matter, event or circumstance in relation to the Fundamental Warranties.

10.4
Comtrade unconditionally and irrevocably waives all and any rights and claims it may have against any of its present or former employees, directors or officers (including those employed or providing services to the Group) (collectively, the “Group Representatives”) on whom it may have relied in relation to the entering into of this Agreement or any other Transaction Document, including in respect of any information that any such person has in any capacity supplied or omitted to supply to Comtrade in connection with the Warranties, the Tax Warranties, the Tax Deed or the information Disclosed, and undertakes that it will not make any such claim against such persons other than in respect of fraud, willful misconduct, willful concealment, dishonesty or criminal misconduct.

10.5
The rights of the Group Representatives pursuant to clause 10.4 are intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999, subject to the terms that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of any Group Representative) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to the commencement or compromise of such proceedings) and in such circumstance, the Purchaser will not owe any duty or have any liability to any of the Group Representatives in relation to such conduct.

10.6
Comtrade’s liability in respect of any claim in respect of the Warranties will be limited as provided in Schedule 7. The Parties agree that the Purchaser’s exclusive remedy against Comtrade for a breach of Warranty shall be a claim for damages under this Agreement and shall not extend to a right to rescind this Agreement.

10.7
In respect of the Management Accounts only, the Parties acknowledge that to the extent any of the Disclosure Documents contain information which in any way conflicts or is inconsistent with the information contained in the Management Accounts, the contents of the Disclosure Documents shall be considered in the following order of priority, with the contents of or information contained in those prioritized items prevailing over the later items for the purposes of considering information that has been Disclosed in respect of the Management Accounts:

(a)	first, the matters set out in paragraph 9 of the Disclosure Letter as “Specific Disclosures”;

(b)	second, the contents of the Management Accounts; and

(c)	third, the contents of the other Disclosure Documents (other than the “Specific Disclosures” set out in paragraph 9 of the Disclosure Letter and the Management Accounts).

11.	SPECIFIC INDEMNITIES

11.1
Comtrade shall indemnify the Purchaser in respect of any liability (other than any liability which relates to Tax) of the Purchaser or a Group Company arising out of, or in connection with, any of those matters specified in Schedule 5 (together, the “Specific Indemnities” and each a “Specific Indemnity”), and without limiting any other right of the Purchaser or remedy it may have available to it (including its ability to claim damages), if any matter giving rise to a Specific Indemnity occurs, the Purchaser shall be entitled to claim against Comtrade and Comtrade shall be liable to pay in cash to the Purchaser (or if so directed by the Purchaser, to a Group Company, provided that the amount payable to such Group Company shall not exceed the amount which would otherwise have been payable by Comtrade to the Purchaser and Comtrade shall have no obligation under clauses 13 or 14 to gross up any such payment to the Group Company if it would not have been required to gross up a payment made directly to the Purchaser) on demand an amount equal to the aggregate of:

(a)
the amount which, if received by the Purchaser or the relevant Group Company, would be necessary to put the Purchaser or the relevant Group Company into the position it would have been in had the matter giving rise to the Specific Indemnity not occurred, including the amount of any liability which as a result arises or is or becomes greater or which the Purchaser or a Group Company as a result incurs or to which any of them as a result becomes subject; and

(b)
all Losses (to the extent not already recovered pursuant to clause 11.1(a)) suffered or incurred by the Purchaser or the relevant Group Company, directly or indirectly, as a result of or in connection with such matter occurring and giving rise to the Specific Indemnity, if such reasonable steps were taken as would be necessary to put the relevant Group Company as nearly as possible into the position in which it would have been if the matter giving rise to the Specific Indemnity had not occurred.

11.2	Comtrade’s liability in respect of any claim in respect of the Specific Indemnities will be limited by certain of the limitations set out in Schedule 7 as provided in Schedule 7.

12.	RELEASE OF GUARANTEES AND OTHER SECURITY
CDS Guarantees

12.1
The Purchaser undertakes to the Sellers, for the benefit of the Sellers and for each other Seller Group Company, that as soon as reasonably practicable following Completion (and within six (6) months of Completion) it shall:

(a)
use all reasonable endeavours to procure the release and discharge in full of the Sellers and each other member of the Seller Group from any obligations or liabilities any of them may have in respect of each of the CDS Guarantees which relate to the period after Completion; and

(b)
if required by a creditor under any CDS Guarantee, use all reasonable endeavours to procure the replacement of the Sellers or any other Seller Group Company as the primary obligor, guarantor or co-debtor in respect of each of the CDS Guarantees, in each case, which continue after Completion, on a non-recourse basis to the Sellers and each Seller Group Company.

12.2
The Purchaser agrees with the Sellers, for the benefit of the Sellers and each other Seller Group Company which is a party to a CDS Guarantee that, for so long as any guarantee and pertaining collateral provided by any Seller Group Company in respect of any CDS Guarantee has not been released and discharged (notwithstanding the provisions of clause 12.1) at Completion it shall, or shall procure that, where relevant, a Purchaser Group Company shall, with effect from Completion and in respect of the period after Completion duly and properly perform, pay and discharge each obligation or liability to which any CDS Guarantee (guaranteed or secured by any member of Seller Group (or its assets)) relates, and duly and properly perform, pay and discharge when due each of the CDS Guarantees, and the Purchaser, for itself and on behalf of each Purchaser Group Company, shall indemnify the Sellers (for the benefit of the Sellers and each other Seller Group Company) against any and all Losses made, suffered or incurred by any and Seller Group Companies in respect of, or arising under, pursuant to or out of any and all of the CDS Guarantees.

Comtrade Guarantees

12.3
Comtrade undertakes to the Purchaser, for the benefit of the Purchaser and for each other Purchaser Group Company, that as soon as reasonably practicable following Completion (and within six (6) months of Completion) it shall:

(a)
use all reasonable endeavours to procure the release and discharge in full of the Group Companies from any obligations or liabilities any of them may have in respect of each of the Comtrade Guarantees which relate to the period after Completion; and

(b)
if required by a creditor under any Comtrade Guarantee, use all reasonable endeavours to procure the replacement of a Group Company as the primary obligor, guarantor or co-debtor in respect of each of the Comtrade Guarantees, in each case, which continue after Completion, on a non-recourse basis to the Purchaser and each other Purchaser Group Company.

12.4
Comtrade agrees with the Purchaser that, for so long as any guarantee and pertaining collateral provided by any Group Company in respect of any Comtrade Guarantee has not been released and discharged (notwithstanding the provisions of clause 12.3) at Completion it shall, or shall procure that, where relevant, a Seller Group Company shall, with effect from Completion and in respect of the period after Completion duly and properly perform, pay and discharge each obligation or liability to which any Comtrade Guarantee (guaranteed or secured by any member of the Group (or its assets)) relates, and duly and properly perform, pay and discharge when due each of the Comtrade Guarantees, and Comtrade, for itself and on behalf of each other Seller Group Company, shall indemnify the Purchaser and each other Purchaser Group Company against any and all Losses made, suffered or incurred by the Purchaser or any other Purchaser Group Company in respect of, or arising under, pursuant to or out of any and all the Comtrade Guarantees.

Performance Guarantee Liabilities

12.5	Comtrade undertakes to the Purchaser, for the benefit of the Purchaser and for each other Purchaser Group Company (including the Group Companies) that it shall:

(a)
use all reasonable endeavours to procure the release and discharge in full of the Group Companies from any obligations or liabilities any of them may have in respect of the Performance Guarantee Liabilities irrespective of the period to which they relate; and

(b)
assume any obligations or liabilities any of the Group Companies may have in respect of the Performance Guarantee Liabilities irrespective of the period to which they relate, and (if applicable) use all reasonable endeavours to procure the substitution of a Group Company as an obligor in respect thereof, in each case, on a non-recourse basis to the Purchaser and each other Purchaser Group Company (including the Group Companies).

12.6
Comtrade agrees with the Purchaser that, for so long as any Performance Guarantee Liability has not been released and discharged (notwithstanding the provisions of clause 12.5) at Completion it shall, or shall procure that, where relevant, a Seller Group Company shall, with effect from Completion and in respect of the period after as well as before Completion duly and properly perform, pay and discharge each obligation or liability to which any Performance Guarantee Liability relates, and duly and properly perform, pay and discharge when due each of the Performance Guarantee Liabilities and Comtrade, for itself and on behalf of each other Seller Group Company, shall indemnify the Purchaser and each Purchaser Group Company (including each Group Company) against any and all Losses made, suffered or incurred by the Purchaser or any Purchaser Group Company (including any Group Company) in respect of, or arising under, pursuant to or out of any and all of the Performance Guarantee Liabilities.

13.	Post-completion Obligations

13.1	For so long after Completion as a Seller or any of their nominees remain the registered holder of any of the Sale Shares, each Seller will:

(a)
hold those Sale Shares and all dividends or distributions (whether of income or capital), in respect of them, and all property and other rights arising out of or in connection with them, on trust for the Purchaser; and

(b)
at all times deal with and dispose of those Sale Shares, and all such dividends, distributions, property and rights, deriving from such Sale Shares as the Purchaser directs by written notice. In particular, each Seller shall exercise all voting rights with respect to the Sale Shares that each holds as the Purchaser directs, and shall execute an instrument of proxy, power of attorney or other document which enables the Purchaser or its representative to attend and vote at any meeting of either of the Companies (as applicable).

13.2
For a period of six (6) years following Completion, Comtrade will retain and keep safe all records, correspondence and other documents relating to any Group Company or to the Business which after Completion remain in the possession or under the control of Comtrade and which relate to the period prior to Completion. Comtrade will on reasonable request by the Purchaser promptly provide the Purchaser (at the Purchaser’s cost) with copies of any such records, correspondence and other documents or information known to it in respect of the Group or the Business, in each case subject to confidentiality undertakings where required by Comtrade. The Purchaser agrees that Comtrade shall not be required to provide copies of any records, correspondence or documents to the Purchaser to the extent that in the reasonable opinion of Comtrade such disclosure is likely to cause it to be in breach of any relevant Laws or Regulatory Requirements.

13.3
For a period of six (6) years following Completion, the Purchaser will on reasonable request by Comtrade promptly provide Comtrade (at Comtrade’s cost) with copies of any records, correspondence and other documents or other information known to it relating to the Group which relate to the period prior to Completion (subject to confidentiality undertakings where required by the Purchaser). Comtrade agrees that the Purchaser shall not be required to provide copies of any records, correspondence or documents to Comtrade to the extent that, in the reasonable opinion of the Purchaser, such disclosure is likely to cause it to be in breach of any relevant Laws or Regulatory Requirements.

13.4	Comtrade agrees that:

(a)
from the Completion Date, the Purchaser and each other member of the Purchaser’s Group (including, for the avoidance of doubt, the Group Companies) will be entitled to use the names “Voyego”, “Beezify” and such other CDS brand names used with respect to the Business (together, the “Permanent Brand Names”) without restriction;

(b)
for a period of twelve (12) months following the Completion Date, subject to clause 13.5, the Purchaser and each other member of the Purchaser’s Group (including, for the avoidance of doubt, the Group Companies) will be entitled to use the names “Comtrade Digital Services” and “CDS” (together, the “CDS Brand Names”). On the date falling twelve (12) months after the Completion Date, the Purchaser and each other member of the Purchaser’s Group (including, for the avoidance of doubt, the Group Companies) shall cease to have any right or entitlement to use the CDS Brand Names and shall stop using the CDS Brand Names and shall as soon as reasonably practicable thereafter remove and shall procure that each other Purchaser Group Company (including, for the avoidance of doubt, the Group Companies) shall remove all references to the CDS Brand Names from its websites, premises and other assets owned or used by the Purchaser or any Purchaser Group Company (including, for the avoidance of doubt, the Group Companies);

(c)
Comtrade shall not use the Permanent Brand Names or the CDS Brand Names (or any one of them) following Completion provided that, for the avoidance of doubt, nothing in this Agreement shall in any way limit or restrict the right of any member of the Seller Group to use the name “Comtrade”; and

(d)
as soon as reasonably practicable following Completion, and in any event by no later than ninety (90) days after Completion, Comtrade shall procure that all references to the Permanent Brand Names and the CDS Brand Names are removed from its websites, premises and other assets owned or used by Comtrade or any Comtrade Group Company.

13.5
The Purchaser acknowledges that all rights, title and interests in and to the “Comtrade” name and brand (excluding, for the avoidance of doubt, the Permanent Brand Names and the CDS Brand Names), together with all Intellectual Property relating thereto, is owned by the Seller Group and that except as provided in this Agreement, neither the Purchaser nor any Purchaser Group Company (including, for the avoidance of doubt, the Group Companies) shall be entitled to use the name “Comtrade” (other than “Comtrade Digital Services”) or any Intellectual Property relating thereto. The Purchaser undertakes that it shall not at any time (and shall procure that each Purchaser Group Company (including, for the avoidance of doubt, the Group Companies) shall not) do, or omit to do, or permit to be done, any act that will weaken, damage or be detrimental to the “Comtrade” brand or the reputation or goodwill associated with the “Comtrade” brand. Comtrade undertakes that it shall not at any time (and shall procure that each Seller Group Company shall not) do, or omit to do, or permit to be done, any act that will weaken, damage or be detrimental to the “CDS” brand (which, for the purposes of this Agreement, is deemed to include the Permanent Brand Names and the CDS Brand Names) or the reputation or goodwill associated with the “CDS” brand.

13.6
Subject to clause 13.10(b), if within the period ending six (6) months after Completion, the Purchaser, or either Seller or a member of the Seller Group, discovers that any Business Asset (including any of the domain names listed in Part A of Schedule 10) is owned by a member of the Seller Group (“Company Assets”), the Purchaser, the relevant Seller or member of the Seller Group (as applicable) shall as soon as reasonably possible after becoming aware of such fact, inform the other Parties and thereafter, at the request of the Purchaser, Comtrade shall as soon as reasonably practicable execute or use reasonable endeavours to procure the execution of such documents as may be reasonably necessary to procure the transfer of any such Company Assets to the relevant Group Company (as the Purchaser shall direct and subject to the Purchaser executing any documentation reasonably required in connection therewith) and until such time, Comtrade or the relevant member of the Seller Group, will hold such Company Assets, together with any revenue generated under or in respect of any such Company Assets after the Effective Time, on trust (such trust being a bare trust) for the Purchaser or any relevant Group Company, such person being the economic owner of the Company Assets. Comtrade shall (or shall procure that the relevant member of the Seller Group shall) pay over to the Purchaser such revenue received by it or a Seller Group Company under or in respect of any such Company Assets after the Effective Time promptly upon receipt and, in any event, in one lump-sum once per calendar month until such time as the relevant Company Asset is transferred to the relevant Group Company. Any such Company Assets shall be transferred for nil consideration. Comtrade shall as soon as reasonably practicable after Completion procure that either the [***] (the “[***]”) is liquidated or any interest in the [***] held by a Group Company is transferred to a Seller Group Company in each case without any liability on the part of any Purchaser Group Company and Comtrade shall execute or use reasonable endeavours to procure the execution of such documents as may be reasonably necessary in connection therewith (subject to any Purchaser Group Company executing any documentation reasonably required in connection therewith, including a power of attorney) and Comtrade shall indemnify and hold the Purchaser harmless from and against any claims or other Losses that it (or any Purchaser Group Company, including each member of the Group) suffers (whenever arising) in connection with its ownership of any interest in the [***]. Comtrade shall indemnify and hold the Purchaser harmless from and against any claims or other Losses that it (or any Purchaser Group Company, including each member of the Group) suffers (whenever arising) in connection with the [***] Contract.

13.7
Subject to clause 13.10(a), if within the period ending six (6) months after Completion, the Purchaser, either Seller or any Seller Group Company discovers that any Group Company owns any property, rights, assets, agreements or other commitments that (i) were owned by the Comtrade Group prior to the Effective Time and (ii) are not Business Assets or Company Assets (including any of the domain names listed in Part B of Schedule 10) (“Carve-out Assets”), the Purchaser, relevant Seller or member of the Seller Group Company (as applicable) shall as soon as reasonably possible after becoming aware of such fact, inform the other Parties and thereafter, at the request of Comtrade, the Purchaser shall as soon as reasonably practicable execute or use reasonable endeavors to procure the execution of such documents as may be reasonably necessary to procure the transfer of any such Carve-out Assets to Comtrade or any member of the Seller Group (as Comtrade shall direct and subject to Comtrade executing any documentation reasonably required in connection therewith) and until such time, the Purchaser or the relevant Group Company will hold such Carve-out Assets, together with any revenue generated under or in respect of any such Carve-out Assets after the Effective Time, on trust (such trust being a bare trust) for Comtrade or any relevant member of the Seller Group, such person being the economic owner of the Carve-out Asset. The Purchaser shall (or shall procure that the relevant Group Company shall) pay over to Comtrade or as Comtrade directs all such revenue received by the Purchaser or a Group Company under or in respect of any Carve-out Assets after the Effective Time promptly upon receipt and, in any event, in one lump-sum once per calendar month until such time as the relevant Carve-out Asset is transferred to Comtrade or another member of the Seller Group. Any such Carve-out Assets shall be transferred for nil consideration.

13.8	The Purchaser undertakes that, in connection with the transfer of Employees from CT SE to CDS Serbia, it shall:
[***].

13.9
To the extent permissible by applicable Law, the Purchaser undertakes not to initiate, or permit to be initiated by any member of the Purchaser’s Group (including after Completion, the Group Companies) any action, suit, claim or litigation (in each case other than in respect of fraud, willful misconduct, willful concealment, dishonesty or criminal misconduct)

against any director, manager or officer of any Group Company holding office immediately prior to Completion (“Pre-Completion Officers”) with respect to any action taken, omission or matter occurring before or on the Completion Date. The rights of the Pre-Completion Officers pursuant to clause 13.9 are intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999, subject to the terms that Comtrade has the right (which it may waive in whole or in part in its absolute discretion and without the consent of any Pre-Completion Officer) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to the commencement or compromise of such proceedings) and in such circumstance, Comtrade will not owe any duty or have any liability to any of the Pre-Completion Officers in relation to such conduct.

13.10
The Parties agree that for a period of twelve (12) months following Completion in respect of the Comtrade Contracts, and six (6) months following Completion in respect of the CDS [***] Contract, they shall co-operate with each other and, at the reasonable request of the other Party, execute or use reasonable endeavours to procure the execution of such documents as may be reasonably necessary to:

(a)
transfer the rights and obligations under the Comtrade Contracts from CT SA or another Group Company to Comtrade or any other member of the Seller Group (as Comtrade shall direct) for nil consideration, and the Parties agree that:

i.
until such time as the rights and obligations under Comtrade Contracts are transferred to Comtrade or another member of the Seller Group, the obligation to perform the Comtrade Contracts shall be sub-contracted by CT SA (or another Group Company) to Comtrade (or such other member of the Seller Group as Comtrade directs), and the relevant member of the Seller Group shall ensure the proper and due performance of all of the obligations of CT SA (or such other relevant Group Company thereunder) in accordance with the terms of each Comtrade Contract, provided that the preparation, distribution and receipt of invoices under the Comtrade Contracts shall not be sub-contracted to Comtrade (or another member of the Seller Group) and CT SA shall (subject to the following sentence) remain responsible for the preparation, distribution and receipt of invoices under the Comtrade Contracts in accordance with the terms of the Comtrade Contracts (and shall promptly provide a copy of such invoices to Comtrade or as Comtrade directs). Comtrade shall (or shall procure that a Seller Group Company shall) provide CT SA (or a relevant Group Company) with such reasonable assistance and all such information as CT SA (or the relevant Group Company) reasonably requires in order to service the invoices as described in this clause 13.10(a)(1), and to the extent that Comtrade (or a Comtrade Group Company) has not provided CT SA (or the relevant Group Company) with such reasonable assistance or information to enable it to service the invoices, neither the Purchaser nor CT SA nor any other Group Company shall have any liability to Comtrade or any Seller Group Company in respect of the obligation to service such invoice(s) as set out in this clause 13.10(a)(1);

ii.
until such time as the rights and obligations under the Comtrade Contracts are transferred to Comtrade or another member of the Seller Group, CT SA (or another relevant Group Company) shall hold the benefit of such Comtrade Contracts, together with any revenue generated under or in respect of any such Comtrade Contracts after the Effective Time, on trust (such trust being a bare trust) for Comtrade or any relevant member of the Seller Group, such person being the economic owner of the benefit of the Comtrade Contracts. The Purchaser shall procure that CT SA (or another relevant Group Company) shall pay over to Comtrade or as Comtrade directs all such revenue received by CT SA (or another relevant Group Company), under or in respect of the Comtrade Contracts after the Effective Time promptly upon receipt and, in any event, in one lump-sum once per calendar month until such time as the relevant Comtrade Contract is transferred to Comtrade or another member of the Seller Group; and

iii.
Comtrade shall indemnify and hold the Purchaser harmless from and against any claims or other Losses that it (or any member of the Purchaser’s Group, including each member of the Group) suffers in connection with the Comtrade Contracts;

(b)
transfer the rights and obligations under the CDS [***] Contract from CT SE to CDS Serbia or any other member of the Group (as the Purchaser shall direct) for nil consideration and, the Parties agree that:

i.
until such time as the rights and obligations of CT SE pursuant to the CDS [***] Contract are transferred to CDS Serbia or another member of the Group, or the CDS [***] Contract is terminated and replaced with a new contract between a Group Company and [***] only, the obligations on CT SE to perform the CDS [***] Contract shall be sub-contracted to CDS Serbia (or such other Group Company as the

Purchaser directs), and the relevant Group Company shall ensure the proper and due performance of all such obligations in accordance with the terms of the CDS [***] Contract;

ii.
until such time as the CDS [***] Contract is transferred to CDS Serbia or another member of the Group, or the CDS [***] Contract is terminated and replaced with a new contract between a Group Company and [***] only, CT SE shall (to the extent relevant) hold the benefit of such CDS [***] Contract together with any revenue generated under or in respect of the CDS [***] Contract after the Effective Time, on trust (such trust being a bare trust) for CDS Serbia or any relevant member of the Group, such person being the economic owner of the benefit of the CDS [***] Contract, and shall pay over to CDS Serbia or as the Purchaser otherwise directs, any revenue received by CT SE (or another relevant Seller Group Company), under or in respect of the CDS [***] Contract after the Effective Time promptly upon receipt and, in any event, in one lump-sum once per calendar month until such time as the CDS [***] Contract is transferred to CDS Serbia or another member of the Group or the CDS [***] Contract is terminated and replaced with a new contract between a Group Company and [*** ] only; and

iii.
Comtrade undertakes to pay to CDS Serbia (or such other Group Company as the Purchaser shall direct) such amount as is equal to any reasonable and properly incurred third party fees or costs incurred by the Purchaser’s Group (including the Group Companies) in connection with the transfer of the CDS [***] Contract to a member of the Group;

(c)
transfer [***] vehicles held under hire lease arrangements, details of which are set out at Schedule 15, from CT Management & Consulting Services d.o.o. Belgrade to CDS Serbia, and the Purchaser shall procure that any payments required to be made thereunder by any Seller Group Company after the Effective Time shall be promptly reimbursed by CDS Serbia to Comtrade. The Purchaser shall also provide such security as is required (that the Purchaser deems appropriate) on terms to be agreed by the Purchaser and the third party lease provider(s) (as applicable), in each case in connection with and in order for their consent to be provided for the transfer of such hire lease arrangements; and

(d)
transfer the car lease arrangement relating to the [***] from CT SA to Comtrade Solutions Engineering d.o.o. Sarajevo, and Comtrade shall procure that any payments required to be made thereunder by a Group Company after the Effective Time shall be promptly reimbursed by Comtrade to the Group. Comtrade shall also provide such security as is required (and that Comtrade deems appropriate) on terms to be agreed by Comtrade and the third party lease provider in connection with and in order for their consent to be provided for the transfer of such hire lease arrangement.

13.11
For the avoidance of doubt, to the extent any Company Asset (including the CDS [***] Contract) has not been transferred pursuant to the terms of clause 13.6 or clause 13.10 and within six (6) or twelve (12) months of Completion (as applicable) (and subject to clause 13.20), the Purchaser shall (in addition to any other right or remedy that may be available to it) be entitled to bring a Claim against Comtrade for breach of this Agreement in respect thereof, including for breach of the Fundamental Warranties set out in Schedule 4 at paragraph 3.9 and/or paragraph 3.10 (as applicable), subject always to the terms of this Agreement including Schedule 7.

13.12
The Purchaser or a Group Company shall promptly after Completion (at the cost of Comtrade subject to Comtrade having approved the relevant policy and cost in advance) arrange for a run off policy in relation to the professional indemnity insurance and directors and officers insurance in respect of the Group prior to Completion for a period of not less than two (2) years after the Completion Date (and which shall commence and be effective from the Completion Date) (the “Run off Policy”).

13.13
From Completion, Comtrade and the Purchaser shall use all reasonable efforts and provide each other with all such reasonable assistance and information as is required, in order to agree and procure the entry by the Group Companies into new leases and subleases in respect of each of the Properties described at Parts C and D (inclusive) of Schedule 8 (the “New Leases”).

13.14	Comtrade shall ensure that (unless otherwise agreed with the Purchaser) the terms of such New Leases shall:

(a)
reflect those key terms (with respect to matters such as price and term) for each of the Properties to the extent that these have been discussed and agreed as between Comtrade and the Purchaser and as set out in the spreadsheet appended at Part F of Schedule 8;

(b)	save for those specifically agreed terms described in clause 13.14(a), be on substantially the same terms as the pro forma lease agreement set out at Part E of Schedule 8 to this Agreement; and

(c)	to the extent that any New Lease is a sub-lease, be on terms that are substantially equal to those of the related head-lease.

13.15
Comtrade and the Purchaser shall seek to agree the terms of the New Leases by 30 September 2020 (the “Lease Longstop Date”) and the Purchaser shall procure that each Group Company occupying any Properties the subject of the New Leases shall with effect from the Effective Time and until the New Leases are entered into pay rent and any other relevant charges relating to the occupation of each such Property to Comtrade in the amounts set out in respect of each Property in Parts C and D of Schedule 8 (the “Rent Costs”). If the New Leases are not entered into by the Lease Longstop Date, the Purchaser shall (upon request by Comtrade) procure that each Group Company shall vacate any Property it is occupying and which is not the subject of a New Lease or a Completion Lease within ninety (90) days of the Lease Longstop Date and pay all amounts due in respect of unpaid Rent Costs for the period commencing at the Effective Time and ending on the date on which each of the Group Companies has, pursuant to the terms of this clause 13.15, vacated the relevant Properties.

13.16
Comtrade and the Purchaser shall seek to agree the terms of the lease for the property at I Krajiškog korpusa 39 Banja Luka, Bosnia and Herzegovina, 3rd and 4th floor (the “Banja Luka Lease”) by 30 September 2020 (the “Banja Luka Lease Longstop Date”) and Comtrade shall procure that with effect from the Effective Time and until the Banja Luka Lease is entered into that Comtrade (or another Seller Group Company) shall pay rent of EUR [***] per month together with any other relevant charges relating to the occupation of the Banja Luka premises to the Purchaser (the “Banja Luka Rent Costs”). If the Banja Luka Lease is not entered into by the Banja Luka Lease Longstop Date, Comtrade shall (upon request by the Purchaser) procure that the relevant Seller Group Company occupying the property shall vacate the property within ninety (90) days of the Banja Luka Lease Longstop Date and pay all amounts due in respect of unpaid Banja Luka Rent Costs for the period commencing at the Effective Time and ending on the date on which the relevant Seller Group Company has, pursuant to the terms of this clause 13.16, vacated the Banja Luka premises.

13.17
The Parties agree that during the period commencing on the first day of the Review Period and ending on the date which is six (6) months after the Completion Date, if a Group Company or the Purchaser or any member of the Purchaser’s Group receives any payments from, or in respect of, any Overdue Account which was provided for in the Completion Accounts pursuant to paragraph 5.2(o) of Schedule 6, then the Purchaser shall remit those monies to the Seller without deduction within ten (10) Business Days after receipt of the same.

13.18
The Parties agree that nothing in clause 13 shall require or demand the Purchaser or a Purchaser Group Company to take or refrain from taking any action to the extent that it would, in the reasonable opinion of the Purchaser, be likely to cause the Purchaser or a Purchaser Group Company to be in breach or violation of any Law or Regulatory Requirement and the Purchaser shall promptly notify Comtrade upon becoming aware that this clause 13.18 applies and provide reasonable details of the relevant breach (a “Purchaser Notified Issue”). Upon receipt of a Purchaser Notified Issue and to the extent that Comtrade is of the view that the relevant breach or violation detailed in the Purchaser Notified Issue will prevent it from transferring a Company Asset, including any such asset pursuant to clause 13.10, to the Purchaser (or a Group Company) pursuant to the terms of this clause 13, and resulting in a “Purchaser Non-transfer Issue”, Comtrade shall promptly notify the Purchaser.

13.19
In the event of a Purchaser Notified Issue (including in the case of a Purchaser Non-transfer Issue), Comtrade and the Purchaser shall negotiate in good faith to replace the relevant obligation of the Purchaser or Comtrade (as applicable) with an obligation which does not cause it to be or is not likely to cause it to be in breach or violation of any Law or Regulatory Requirement and which, as far as possible, has the same commercial effect as that which it replaces.

13.20
In the event that a Purchaser Non-transfer Issue cannot be resolved pursuant to clause 13.19, until such time as the Purchaser Non-transfer Issue is agreed in writing between Comtrade and the Purchaser, or otherwise resolved or determined pursuant to the terms of this Agreement, Comtrade shall have no liability to the Purchaser in respect of the non-transfer to the Purchaser or the Group of that particular Company Asset that is the subject of the Purchaser Non-transfer Issue pursuant to the terms of clause 13.6 or 13.10 (as applicable).

13.21
The Parties agree that nothing in clause 13 shall require or demand Comtrade or a Seller Group Company to take or refrain from taking any action to the extent that it would, in the reasonable opinion of Comtrade, be likely to cause Comtrade or a Seller Group Company to be in breach or violation of any Law or Regulatory Requirement and Comtrade shall promptly notify the Purchaser upon becoming aware that this clause 13.21 applies and provide reasonable details of the relevant breach (a “Comtrade Notified Issue”). Upon receipt of a Comtrade Notified Issue and to the extent that the Purchaser is of the view that the relevant breach or violation detailed in the Comtrade Notified Issue will prevent it from transferring a Carve-out Asset, including any such asset pursuant to clause 13.10, to Comtrade (or a Seller Group

Company) pursuant to the terms of this clause 13, and resulting in a “Comtrade Non-transfer Issue”, the Purchaser shall promptly notify Comtrade.

13.22
In the event of a Comtrade Notified Issue (including in the case of a Comtrade Non-transfer Issue), Comtrade and the Purchaser shall negotiate in good faith to replace the relevant obligation of Comtrade or the Purchaser (as applicable) with an obligation which does not cause it to be or is not likely to cause it to be in breach or violation of any Law or Regulatory Requirement and which, as far as possible, has the same commercial effect as that which it replaces.

13.23
In the event that a Comtrade Non-transfer Issue cannot be resolved pursuant to clause 13.22, until such time as the Comtrade Non-transfer Issue is agreed in writing between Comtrade and the Purchaser, or otherwise resolved or determined pursuant to the terms of this Agreement, the Purchaser shall have no liability to Comtrade in respect of the non-transfer to Comtrade or the Seller Group of that particular Carve-out Asset that is the subject of the Comtrade Non-transfer Issue pursuant to the terms of clause 13.7 or 13.10 (as applicable).

14.	DEDUCTIONS AND WITHHOLDINGS

14.1
All payments to be made under this Agreement shall (unless otherwise specified in this Agreement) be made free from any set-off, counterclaim, withholding or other deduction of any nature whatsoever, except for withholdings or deductions required to be made by Law.

14.2
If any deductions or withholdings are required by Law to be made from any payments to be made under an indemnity, covenant or warranty contained in this Agreement or the Tax Deed, the person making the payment shall be obliged to pay the recipient such amount as will, after the deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of such requirement to make it a deduction or withholding.

14.3	If the person making the payment is required by Law to make a deduction or withholding as is referred to in clause 14.2, that person shall:

(a)	make such deduction or withholding;

(b)	account for the full amount deducted or withheld to the relevant authority in accordance with applicable Law; and

(c)	provide to the recipient the original, or a certified copy, of a receipt or other documentation evidencing the above.

15.	GROSS-UP
If any amount paid or due under this Agreement (other than (i) any amount paid or due by the Purchaser in respect of the Consideration or (ii) any payments made in respect of revenue held on trust pursuant to clause 13.6, clause 13.7, clause 13.10(a) or clause 13.10(b)) (the “Net Amount”) is a taxable receipt of the recipient then the amount so paid or due by the payer shall be increased to an amount which after subtraction of the amount of any Tax on such increased amount which arises, or would but for the availability of any Relief arise, shall equal the Net Amount provided that if any payment is initially made on the basis that the amount due is not taxable in the hands of the recipient and it is subsequently determined that it is, or vice versa, appropriate adjustments shall be made between the person making the payment and the recipient.

16.	ANNOUNCEMENTS

16.1
Following Completion, the Purchaser shall make a public announcement or press release in respect of completion of the Transaction (the “Purchaser Statement”), provided that a draft of the Purchaser Statement shall have been provided to Comtrade for review prior to public disclosure by the Purchaser.

16.2
Comtrade shall not make any announcement, press release or other public disclosure in connection with the transactions contemplated by this Agreement or any other Transaction Document, except an announcement or press release in the Agreed Form, save that Comtrade shall be permitted to make an announcement or press release after the release and public disclosure of the Purchaser Statement, provided that such announcement or press release contains only that information referred to in the Purchaser Statement or that is otherwise available in the public domain.

16.3
Subject to compliance by the Purchaser with clause 16.1 and clause 17, nothing in this Agreement shall prohibit the Purchaser, after Completion from making any announcement, press release or other public disclosure in connection with the transactions contemplated by this Agreement or any other Transaction Document, or sending any announcement to a shareholder, customer, client or supplier of the Business, or to any other person informing such person that the Purchaser has purchased the Sale Shares.

17.	CONFIDENTIALITY

17.1
Each Party undertakes that it will, and, in the case of the Purchaser, each other member of the Purchaser’s Group, and in the case of Comtrade, each other member of the Seller Group will, keep confidential at all times after the date of this Agreement, and not directly or indirectly reveal, disclose or use for its own or any other purposes, any information received or obtained as a result of entering into or performing, or supplied by or on behalf of the other Parties in the negotiations leading to, this Agreement or the other Transaction Documents and which relates to:

(a)	the negotiations relating to this Agreement and/or the other Transaction Documents;

(b)	the subject matter or provisions of this Agreement or any other Transaction Document; or

(c)	the other Parties.

17.2	Clause 17.1 shall not apply if and to the extent that:

(a)
the disclosure is required by Law or Regulatory Requirement, or included in a voluntary self-disclosure to a Governmental Authority, or is required or requested by any supervisory, regulatory or governmental body having jurisdiction over the disclosing Party or a court of competent jurisdiction or any Tax Authority (including in connection with the Party’s obligations, and those of its Intermediaries, under DAC6); or

(b)
the relevant information was in the public domain before it was received by the disclosing Party, or after it was received by the disclosing Party, entered the public domain otherwise than as a result of a breach by the disclosing Party of clause 17.1, or a breach of a confidentiality obligation by the disclosing Party where the breach was known to the disclosing Party.

17.3
Where any confidential information (including that information described in clause 17.1) is considered privileged, the waiver of such privilege is limited to the purposes of this Agreement and will not, and is not intended to, result in any wider waiver of the privilege. Any Party in possession of any confidential information relating to any other Party (a “privilege holder”) shall take all reasonable steps to protect the privilege of the privilege holder in respect of the same and shall inform the privilege holder if any step is taken by any other person to obtain any of its privileged confidential information.

18.	ASSIGNMENT

18.1
This Agreement shall be binding upon and enure for the benefit of the successors to the Parties and, save as provided in clause 18.2, the Purchaser may not assign, transfer charge or deal in any way with the benefit of, or any of its rights under or interests in, this Agreement without the prior written consent of Comtrade, and neither Seller may assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interests in, this Agreement without the prior written consent of the Purchaser.

18.2
The Purchaser may at any time assign or transfer all or any part of its rights and benefits under this Agreement (including under the Warranties or the Specific Indemnities) and/or the Tax Deed (including under the Tax Warranties) to:

(a)	any member of the Purchaser’s Group (or by any such member to or in favour of any other member of the Purchaser’s Group); or

(b)	any person by way of security for any borrowings of the Purchaser’s Group; or

(c)	with the prior written consent of Comtrade (such consent not to be unreasonably withheld, delayed or conditioned), any other person, provided that in each case the liability of each Seller under this Agreement and/or the Tax Deed as a result of such assignment shall not be greater than it would have been had no such assignment occurred.

18.3	The Purchaser shall notify Comtrade promptly following an assignment in accordance with this clause 18 with details of the relevant assignee.

19.	WHOLE AGREEMENT AND VARIATIONS

19.1
This Agreement, together with any documents referred to in it (including the Transaction Documents), constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral form, relating to such subject matter, except to the extent that the same are repeated in this Agreement and the Purchaser has not entered into this Agreement (or any of the Transaction Documents) in reliance upon, and it will have no remedy in respect of, any representation or statement (whether made by a Seller or any other person and whether made to the Purchaser or any other person) which is not expressly set out in this Agreement or another Transaction Document. Nothing in this clause 19 will be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.

19.2	No variation of this Agreement will be effective unless it is in writing and signed by or on behalf of each of the Purchaser and the Comtrade Representative.

20.	AGREEMENT SURVIVES COMPLETION
The Warranties, the Tax Warranties, the Tax Deed and all other provisions of this Agreement, in so far as they have not been performed at Completion, shall remain in full force and effect after Completion.

21.	RIGHTS ETC. CUMULATIVE AND OTHER MATTERS

21.1
The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by Law or otherwise provided that Comtrade’s aggregate liability in respect of any claims under or in connection with this Agreement shall not exceed EUR 60,000,000 (sixty million).

21.2
No failure of any Party to exercise, nor any delay in exercising, any right, power, privilege or remedy under or in connection with this Agreement, shall in any way impair or affect or preclude the exercise of that right, power, privilege or remedy or operate as a waiver of the same, whether in whole or in part.

21.3
No single or partial exercise of any right, power, privilege or remedy, provided by Law or under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

22.	FURTHER ASSURANCE
Each Party shall, at the reasonable request of another Party (and to the extent not otherwise expressly provided for in this Agreement, at its own cost) promptly take any reasonable actions or use reasonable endeavours to procure the doing of all such reasonable acts and/or execute or use reasonable endeavours to procure the execution of such reasonable documents as another Party may reasonably require to transfer the Sale Shares to the Purchaser and to give full effect to this Agreement and the other Transaction Documents.

23.	INVALIDITY
If any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

24.	COMTRADE REPRESENTATIVE

24.1
Comtrade Management appoints the Comtrade Representative to be its representative and Comtrade Management undertakes not to revoke the authority of the Comtrade Representative. If for any reason the Comtrade Representative ceases to act or ceases to be able to act in the capacity of representative, Comtrade Management or Comtrade (as applicable) shall promptly appoint a substitute and notify the Purchaser in writing of the substitute representative’s name and address. Until the Purchaser receives such notification, it will be entitled to treat the Comtrade Representative as the representative of Comtrade Management for the purposes of this Agreement.

24.2	Comtrade Management hereby authorises the Comtrade Representative to:

(a)	give any notice under or pursuant to this Agreement or any other Transaction Document on its behalf;

(b)	sign any document which is required to be signed or delivered on its behalf;

(c)	make or give any consent or agreement or direction or waiver on its behalf, which is required or contemplated by this Agreement or any other Transaction Document.

24.3
For the purposes of this Agreement and any other Transaction Document, any document or notice signed by and or delivered by, or decision, consent, agreement, direction or waiver given by the Comtrade Representative shall be deemed to have been duly made or given or signed or delivered (as the case may be) by Comtrade Management and shall be binding upon Comtrade Management.

25.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any Party may enter into this Agreement by signing any counterpart, all of which when duly executed will together constitute one and the same instrument.

26.	COSTS

26.1
Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs arising out of or in connection with the preparation, negotiation, execution and implementation of this Agreement and any other Transaction Document, and all other agreements forming part of the transactions contemplated by this Agreement.

27.	NOTICES

27.1
Any notice or other communication required to be given under or in connection with this Agreement shall, unless otherwise specifically provided, be in writing in the English language and addressed to the recipient using the details set out in clause 27.4 below.

27.2	A communication shall be deemed to have been served:

(a)
if delivered by email, at the time at which it left the e-mail gateway of the Party serving the notice (without such Party receiving a mail delivery failure notification as its system), provided that any communication served in respect of any claim under or in connection with this Agreement (including a Claim, an indemnity claim (including an Indemnity Claim) and a Fundamental Warranty Claim) is also delivered personally or by courier as soon as reasonably practicable thereafter and in any event within seven (7) calendar days of such email being served; or

(b)
if sent by registered prepaid courier (or equivalent) to the address referred to in clause 27.4 below, at the expiration of two (2) Business Days after the time of posting (in which case, it will be sufficient for any Party to show that, in the case of a notice sent by courier, that it was delivered to a representative of the receiving party).

27.3
If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day), it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

27.4	Any notice given to any Party shall be sent to the address of the relevant Party set out below:
For Comtrade and Comtrade Management:

Name:	CT Management and Consulting Services d.o.o.

Address:	Savski nasip 7, 11000 Belgrade, Serbia
For the Attention of:    Gordana Simiæ, CLO

E-mail address:	[***]

Copy to:	Terry Curtis and Radomir Radovanovic

Address:	Savski nasip 7, 11000 Belgrade, Serbia

E-mail address:	[***] and [***]

Copy to:	Watson Farley & Williams LLP (F.A.O. Christina Howard (Ref: [***]))

Address:	15 Appold Street, London EC2A 2HB

E-mail address:	[***]
For the Purchaser:

Name:	Endava (UK) Limited

For the attention of:	Rohit Bhoothalingam

Address:	125 Old Broad Street, London, EC2N 1AR United Kingdom

E-mail address:	[***]

Copy to:	Phillip Gustafson

Address:	125 Old Broad Street, London, EC2N 1AR United Kingdom

E-mail address:	[***]

27.5
Any notice or communication made by the Purchaser to the address set out in clause 27.4 in accordance with this clause 27 shall be deemed to be a notice or communication that has effectively been served on the Sellers.

27.6
Any Party must notify the other Parties of any change to its address or other details specified or referred to in clause 27.4 above, provided that the notification shall only be effective on the date specified in the notice or five (5) Business Days after the notice is given, whichever is later.

27.7	This clause 27 does not apply to the service of proceedings or other documents in any judicial proceeding.

27.8	Reference in this clause 27 to times of the day are to those times in the location of receipt.

28.	THIRD PARTY RIGHTS
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms, except that any Purchaser Group Company and any Group Representative will be entitled to enforce the terms and will have the benefit of clause 10.4 and those provisions in this Agreement which are otherwise stated to be for their benefit, but this Agreement may be amended or varied by the Parties in any way, or terminated, in accordance with its terms without any such person’s consent.

29.	PROCESS AGENT
Comtrade (on behalf of itself and Comtrade Management) irrevocably appoints WFW Legal Services Limited of 15 Appold Street, London EC2A 2HB as its agent to receive and acknowledge on its behalf service of any proceedings in England and Wales arising out of or in connection with this Agreement or any other Transaction Document and undertakes not to revoke the authority of such agent. Such service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason such agent ceases to be able to act as agent or no longer has an address in England and Wales, Comtrade will immediately appoint a substitute and notify the Purchaser in writing of the substitute agent’s name and address in England and Wales. Until the Purchaser receives such notification, it will be entitled to treat the agent named above as the agent of each of Comtrade and Comtrade Management for the purposes of this clause 29.

30.	LAW AND JURISDICTION

30.1	This Agreement and any non-contractual obligations arising from or in connection with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

30.2
In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the Parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

IN WITNESS of which this Agreement has been entered into by the Parties as a deed and has been delivered as a deed on the date first written above.

Schedule 1
The Sellers

Part A: CDS Slovenia

Names and addresses of Sellers	Share identification details	Nominal amount of shares (EUR)	Relevant proportion
Comtrade Group B.V.	Business share (poslovni delež) no. 276836	297.180,00	99.06%
Comtrade Solutions Management holdinška družba d.o.o.	Business share (poslovni delež) no. 276835	2.820,00	0.94%
TOTAL:		300,000	100%

Part B: CDS Serbia

Name and address of Seller	Percentage of CDS Serbia Shares held	Aggregate share capital held (RSD)	Relevant Proportion
Comtrade Group B.V.	100%	120,000	100%
TOTAL:		120,000	100%

Schedule 2
The Companies

Part A: CDS Slovenia

Name:	Comtrade CDS, digitalne storitve, d.o.o.
Number:	8646392000
Date of Incorporation:	1 June 2020
Place of Incorporation:	Ljubljana, Slovenia
Registered Office:	Letališka cesta 29B, 1000 Ljubljana, Slovenia
Type of company:	Limited liability company (družba z omejeno odgovornostjo)
Issued Capital:	EUR 300,000
Shareholders:	Comtrade Group B.V. (99.06%) Comtrade Solutions Management holdinška družba d.o.o. (00.94%)
Directors:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Part B: CDS Serbia

Name:	Comtrade Digital Services d.o.o. Beograd
Number:	21559784
Date of Incorporation:	24 February 2020
Place of Incorporation:	Belgrade, Serbia
Registered Office:	Savski Nasip 7, 11000 Belgrade
Type of company:	Limited liability company (društvo sa ogranièenom odgovorrnošæu)
Issued Capital:	RSD 120,000
Shareholders:	Comtrade Group B.V. (100%)
Directors:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Part C: CDS Slovenia Subsidiaries

Name:	Comtrade Digital Services Limited
Number:	346571
Date of Incorporation:	13 August 2001
Place of Incorporation:	Dublin, Ireland
Registered Office:	10 Earlsfort Terrace Dublin 2 D02T380
Type of company:	Ltd - Private Company Limited By Shares
Issued Capital:	2,100,000 ordinary shares
Shareholders:	Comtrade CDS, digitalne storitve, d.o.o.
Directors:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Continuing Secretary	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Name:	Comtrade Software Solutions GmbH, Germany
Number:	HRB 185946
Date of Incorporation:	22 November 2000
Place of Incorporation:	Munich, Germany
Registered Office:	Oberföhringer Straße 24b, c/o Steuerkanzlei Andreas Heckler, 81925 Munich
Type of company:	Limited liability company (Gesellschaft mit beschränkter Haftung)
Issued Capital:	EUR 25,000
Shareholders:	Comtrade CDS, digitalne storitve, d.o.o., Ljubljana, Slovenia
Director:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Name:	Comtrade GmbH
Number:	FN 257665w
Date of Incorporation:	27 January 2005
Place of Incorporation:	Vienna, Austria
Registered Office:	Millenium Tower, 23rd floor, Handelskai 94-96, AT-1200 Vienna
Type of company:	Limited liability company (Gesellschaft mit beschränkter Haftung)
Issued Capital:	EUR 35,000
Shareholders:	Comtrade CDS, digitalne storitve d.o.o., Ljubljana
Director:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Name:	Comtrade USA West Inc.
Number:	C2111690
Date of Incorporation:	18 June 1998
Place of Incorporation:	California, USA
Registered Office:	42840 CHRISTY ST, STE 226, FREMONT, CA 94538
Type of company:	Domestic Stock Corporation
Issued Capital:	100 shares, 0.01 par value
Shareholders:	Comtrade CDS, digitalne storitve, d.o.o.
Directors:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Name:	Comtrade d.o.o. Sarajevo
Number:	65-01.1252-09
Date of Incorporation:	26 January 1996 (as Hermes Soft Lab)
Place of Incorporation:	Sarajevo, Bosnia and Herzegovina
Registered Office:	Džemala Bijediæa no.179, 71000 Sarajevo
Type of company:	Limited liability company (društvo sa ogranièenom odgovorrnošæu)
Issued Capital:	KM 5,000
Shareholders:	Comtrade CDS, digitalne stvoritve d.o.o. Ljubljana, Slovenia
Directors:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Name:	Comtrade d.o.o. Banja Luka
Number:	1-15732-00
Date of Incorporation:	3 November 2006 (as Hermes Soft Lab d.o.o. Banja Luka)
Place of Incorporation:	Banja Luka, Bosnia and Herzegovina
Registered Office:	I Krajiškog korpusa no. 39, 78000 Banja Luka
Type of company:	Limited liability company (društvo sa ogranièenom odgovorrnošæu)
Issued Capital:	KM 2,000
Shareholders:	Comtrade CDS, digitalne stvoritve d.o.o. Ljubljana, Slovenia
Director:	[***]
Continuing Directors:	[***]
Secretary:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]

Schedule 3
Completion

Documents

1.	On the Completion Date, the Sellers shall deliver to the Purchaser (or otherwise make available to the Purchaser):

1.1	a deed for the transfer of the CDS Slovenia Shares from the Sellers to the Purchaser duly executed by the Sellers in the Agreed Form (the “Slovenian Transfer Deed”) before a Slovenian Notary Public;

1.2	a deed for the transfer of the CDS Serbia Shares from Comtrade to the Purchaser duly executed by Comtrade in the Agreed Form (the “Serbian Transfer Deed”) before a Serbian Notary Public;

1.3	the Deed of Waiver duly executed by CDS Slovenia;

1.4
a copy of any power of attorney under which this Agreement or any other Transaction Document has been executed by the Sellers, or evidence that is satisfactory to the Purchaser of the authority of any person signing on behalf of either of the Sellers;

1.5	share certificate(s) in respect of all the issued shares in the capital of CDS USA and CDS Ireland or indemnities in respect of any lost share certificates in Agreed Form;

1.6	good standing certificates for CDS USA from the California Secretary of State and Franchise Tax Board and Nevada Secretary of State dated 7 August 2020;

1.7	to the extent not already provided:

(a)	copies of the Business Transfer Agreements duly executed by the parties thereto;

(b)	copies of the mutual termination agreements and new employment contracts, in each case relating to and duly executed by the CDS Serbia Employees and described at Schedule 14;

(c)	copies of the Banja Luka Carve-out Agreements duly executed by the parties thereto;

(d)	copies of the Sarajevo Carve-out Agreements duly executed by the parties thereto;

(e)	copies of the mutual termination agreements and new employment contracts, in each case relating to and duly executed by the Banja Luka Employees and described at Schedule 14;

(f)	copies of the mutual termination agreements and new employment contracts, in each relating to and duly executed by the Sarajevo Employees and described at Schedule 14;

(g)	copies of each of the Intra-Group Termination Agreements duly executed by the parties thereto;

(h)	copies of each of the Intra-Group Agreements duly executed by the parties thereto;

(i)	copies of the Completion Leases duly executed by the parties thereto;

(j)	copies of each of the New CDS Intra-Group Agreements duly executed by the parties thereto;

(k)	a copy of the Termination Agreement duly executed by the parties thereto; and

(l)	copies of the insurance policies concluded with Triglav in respect of CDS Slovenia;

1.8
a statement from each of the banks at which each Group Company maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business one (1) Business Day before the Effective Time;

1.9	the written resignations in the Agreed Form of the following directors, company secretary and procurators from their respective offices at the relevant Group Companies as detailed below:
[***];

1.10
mutual termination agreements in the Agreed Form related to service agreements pursuant to which [***] provides services to each of (i) CDS Slovenia and (ii) CDS Serbia, in each case duly executed by [***] and Comtrade;

1.11	mutual termination agreement in the Agreed Form related to a service agreement pursuant to which [***] provides services to CDS Germany duly executed by [***] and CDS Slovenia;

1.12	copies of the relevant filings made with the European Union Intellectual Property Office to prove registration of the transfer of title to CDS Slovenia of the CDS Trademarks;

1.13	the Austrian Employee Side Letter duly executed by Comtrade;

1.14	the Disclosure Letter duly executed by Comtrade;

1.15	the Tax Deed duly executed by Comtrade;

1.16	the TSA duly executed by Comtrade; and

1.17	the Data Sharing Agreement duly executed by Comtrade.
Approvals

2.	Comtrade shall:

2.1
cause a shareholders’ resolution of CDS Slovenia to be passed (the “CDS Shareholders’ Slovenia Resolution”) pursuant to which, and subject to Completion, the transfers of the CDS Slovenia Shares to the Purchaser in accordance with the articles of association of CDS Slovenia shall be approved;

2.2
cause a shareholder’s resolution of CDS Serbia to be passed pursuant to which, subject to Completion, the transfers of the CDS Serbia Shares to the Purchaser in accordance with the articles of association of CDS Serbia shall be approved;

2.3
cause a shareholder’s resolution of CDS Serbia to be passed to which, subject to Completion, the resignation of [***] from his position as director of the board, and appointment of [***] as director to the board, shall be approved (the resolutions specified in paragraphs 2.2 and 2.3, together, the “CDS Serbia Shareholders’ Resolutions”);

2.4	cause a shareholders’ meeting of Comtrade to be held at which, subject to Completion, a resolution shall be passed to approve:

(a)	the transfer of the Sale Shares to the Purchaser; and

(b)	entry into and performance of Comtrade’s obligations under this Agreement and the other Transaction Documents;

2.5	cause a shareholder resolution of Comtrade Management to be passed, subject to Completion, to approve:

(a)	the transfer of the CDS Slovenia Shares (that are held by Comtrade Management) to the Purchaser; and

(b)	entry into and performance of Comtrade Management’s obligations under this Agreement and the other Transaction Documents;

2.6	cause a board meeting of CDS Ireland to be held at which, subject to Completion, a resolution shall be passed to approve:

(a)	the resignation of each of (i) [***] and (ii) [***] each in their capacities as directors and of [***] in his capacity as secretary from the board; and

(b)	appointment of [***] to the board; and

2.7	deliver to the Purchaser on Completion:

(a)	originals of the CDS Serbia Shareholders’ Resolutions and CDS Slovenia Shareholders’ Resolution;

(b)	copies of the duly signed minutes of the meetings and resolutions of Comtrade, Comtrade Management and CDS Ireland passed as specified in paragraphs 2.4, 2.5, and 2.6;

(c)
a signed print-out of the e-mails pursuant to which the Sellers (in their capacity as shareholders of CDS Slovenia) have notified the management of CDS Slovenia of their respective votes on the resolutions approved pursuant to the CDS Slovenia Shareholders’ Resolution;

(d)	a written consent from CDS Slovenia to approve (i) the resignation of each (1) [***] and (2) [***] from the board of CDS USA; and (ii) appointment of [***] to the board of CDS USA;

(e)	a copy of the German Resignation Letter countersigned by CDS Slovenia; and

(f)	a copy of the relevant consent from the landlord of the following Properties in respect of the transfer of the relevant sub-leases to the Purchaser or a Group Company:

(1)	Ljubljana, Slovenia, at Vošnjakova 9, Ljubljana;

(2)	Ljubljana, Slovenia at Dunajska 144, Ljubljana;

(3)	Èaèak, Serbia at Kneza Miloša 1B;

(4)	Banja Luka, Bosnia and Herzegovina at I Krajiškog korpusa 39 Banja Luka, Bosnia and Herczegovina, 3rd and 4th floor; and

(5)	Beograd, Serbia at Bulevar Mihajla Pupina 10ž, Beograd.
Filings and Other Post Completion Requirements

3.	As soon as possible following Completion:

3.1	the Purchaser shall or shall procure that:

(a)
an application is made for, and shall arrange for the following to be filed at the Business Entities Registry held with Business Registers Agency, to register the transfer of the CDS Serbia Shares in the name of the Purchaser:

(1)	the Serbian Transfer Deed; and

(2)	original excerpt from the relevant register of the Purchaser, duly apostilled and together with a translation into Serbian; and

(b)	the Slovenian Transfer Deed is filed at the relevant registry in Slovenia to register the transfer of the CDS Slovenia Shares in the name of the Purchaser;

3.2	Comtrade shall or shall procure that:

(a)
an original of the German Resignation Letter countersigned by [***] and CDS Slovenia is delivered to Akin Gump’s offices in Frankfurt for the attention of Dr. Markus Käppler at OpernTurm, Bockenheimer Landstraße, 2-4 60306 Frankfurt/Main, Germany;

(b)	within ten (10) Business Days after the Completion Date, a copy of the Data Room in electronic form is made available to the Purchaser and each of the Purchaser’s Solicitors; and

(c)
a copy of the written consent from the Slovenian Ministry of Public Administration in respect of the transfer of the [***] to Comtrade (or another Seller Group Company) is provided to the Purchaser; and

3.3
the Purchaser shall use its best efforts to procure that as soon as reasonably practicable and within ten (10) Business Days and, in any event, the Purchaser shall procure that within thirty (30) days after the Completion Date, the Purchaser Bank Guarantee is entered into by the parties thereto and delivered to Comtrade.

Schedule 4
Warranties

1.	Interpretation
1.1In this Schedule 4, the following terms have the following meanings:
“Anti-Corruption Laws” means the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and any related or similar Laws issued, administered or enforced by any Governmental Authority concerning or relating to bribery or corruption (governmental or commercial), which apply to the business and dealings of the Parties, their subsidiaries and/or the CDS Group Companies and their respective Representatives, including any Laws or regulations of any such Governmental Authority that prohibit the corrupt or inappropriate payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or any other person to obtain an improper business advantage, in each case, as amended from time to time;
“Authorisation” means any licence, consent, permit, approval or other authorisation, whether public or private;
“Business Assets” means all the property, rights, assets, agreements or other commitments of the CDS Group, which relate principally to the Business, or which are required for the operation of the Business as it is carried on at the date of this Agreement, including the benefit of all Business Contracts, the benefit of all IT Contracts, the Personal IT Systems and Intellectual Property Rights which relate principally to the Business, the Commercial Information and any records which relate principally to the Business and, for the avoidance of doubt, the Business Assets shall not include (i) any Excluded Asset or (ii) any assets or services provided to, or made available to, the Purchaser or any member of the Purchaser’s Group (including the Group Companies) pursuant to or in connection with the TSA and/or the Data Sharing Agreement;
“Business Contracts” means all contracts, undertakings, agreements and arrangements entered into by, or on behalf of, a CDS Group Company or the benefit of which has been assigned to a CDS Group Company, which relate principally to the Business (including the Material Contracts) and which remain to be performed (either in whole or part) at the date of this Agreement;
“Carved-out Assets and Commitments” has the meaning given in paragraph 7.1 of Part A of this Schedule 4;
“Carved-out Employees” has the meaning given in paragraph 11.2 of Part D of this Schedule 4;
“COVID Grant” has the meaning given to it in paragraph 11.13 of Part A of this Schedule 4;
“Environment” means any and all organisms (including man), ecosystems, property and the following media:

i.	air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground);

ii.	water (including water under or within land or in drains or sewers and coastal and inland waters); and

iii.	land (including land under water);
“Environmental Law” means all or any Laws, and any relevant code of practice, guidance, note, standard or other advisory material issued by any Governmental Authority which from time to time relates to the protection of human health or safety or the environment or natural resources or the generation, use, management, transportation, storage, treatment or disposal of Hazardous Material;
“Environmental Liability” means liability on the part of any Comtrade Group Company and/or any of its employees, directors or officers or shareholders under Environmental Laws;
“Excluded Assets” means (i) any Licensed Assets, (ii) any real estate owned or used by any CDS Group Company and any utilities (other than the benefit of any lease agreement to which a Group Company is a party), (iii) any IT Systems to the extent that such IT Systems are not Personal IT Systems and (iv) Commercial Information to the extent that this information is owned by a party other than a CDS Group Company;
“Export Control Laws” means the U.S. Export Administration Regulations, International Traffic in Arms Regulations, Council Regulation (EC) No. 428/2009, the UK Export Control Act 2002, the UK Export Control Order 2008, security rules and regulations issued by any Governmental Authority with jurisdiction over the Parties, their subsidiaries and/or the CDS Group Companies and any related or similar export control or security Laws issued, administered or enforced by any Governmental Authority with jurisdiction over the Parties and/or the Group Companies, in each case, as amended from time to time;
“Government Official” means: (i) any minister, civil servant, director, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person as defined by the Financial Action Task Force; or (iv) any official, officer, employee, or representative of a company, business, enterprise, person or other entity owned, in whole or in part, or controlled by any Governmental Authority;
“Hazardous Matter” means any substance, material, liquid, solid, gas or other matter, radiation, electricity, heat, vibration or noise that, alone or in combination, is an actual or likely cause of or is otherwise capable of causing harm or is regulated under Environmental Laws;
“Health and Safety Laws” means any and all Laws concerning health and safety matters and any and all regulations or orders made or issued under any such Laws and any relevant codes of practice, guidance notes and the like issued by Governmental Authorities;
“Intra-Group Agreements” means the Intra-Group Agreements listed in Schedule 13;
“IT Contracts” means any agreements, licences or other contractual arrangements entered into by the CDS Group with third parties relating to IT services which relate principally to the Business, including licences of all software, leases of hardware and other agreements relating to the procurement of IT services but excluding any IT Systems;
“IT Systems” means all computer programs (in both source and object code form), computer hardware and peripherals, telecommunications and network equipment;
“Key Customer or Supplier” means the key customers and suppliers to the Business listed in Schedule 12;
“Key Managers” means those persons named in Appendix 6 of the TSA being those persons who provide “Central Functions” (as that term is defined in the TSA) in connection with the Business;
“Lease” means in relation to any Property, the lease under which the Property is held by a Group Company;
“Licensed Assets” means all property, rights or assets that are licensed by a third party to the Seller Group and are used by any CDS Group Company in connection with the Business, including Microsoft Office and Microsoft toolkit licences;
“Material Contracts” means any contract, agreement or arrangement with a Key Customer or Supplier which relates to the Business;
“Material Counterparty” has the meaning given to it in paragraph 16.2(a) of Part A of this Schedule 4;
“Permits” means any and all licences, consents, permits, registrations, filings, exemptions, approvals or authorisations, made or issued pursuant to or under, or required by, Law in relation to the lawful use or occupation of the Properties and the carrying on of the Business as carried on at the date of this Agreement;
“Personal IT Systems” means all laptops, keyboards, computer screens and other forms of personal IT equipment used by the Employees and Workers in performing the Business;
“Procurement Agreements” means those Business Contracts which are subject to public procurement legislation (including Slovenian Public Procurement Act (Zakon o javnem naroèanju - ZJN-3), Official Gazzette of the Republic of Slovenia, no. 91/2015, and Serbian Public Procurement Act (Zakon o javnim nabavkama) as amended from time to time et seq.);
“Policies” has the meaning given in paragraph 22.2 of Part A of this Schedule 4; and
“Statement Date” has the meaning given in paragraph 11.6 of Part A of this Schedule 4.

Part A: General Warranties

1.	Information

1.1
The information set out in Schedule 1 (The Sellers) and Schedule 2 (The Companies) is true and accurate and the information set out in Schedule 8 (Properties), Schedule 9 (Intellectual Property), Schedule 10 (Domain Names) and Schedule 11 (Guarantees) is true and accurate in all material respects.

2.	Capacity and Authority

2.1
Each Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which a Seller is a party in accordance with their respective terms, and this Agreement and each of the other Transaction Documents to which it is a party constitutes or will, when executed, constitute valid and binding obligations enforceable against each Seller in accordance with their respective terms.

2.2
Each Seller has obtained all necessary corporate and other consents and approvals required to execute and deliver and to perform its obligations under this Agreement and each other Transaction Document to which it is a party.

2.3
The execution and delivery of, and performance by, each Seller of this Agreement and each of the other Transaction Documents to which it is a party, and compliance with their respective terms, will not breach or constitute a default:

(a)	under its constitutional documents;

(b)	of any instrument, contract or other agreement to which either Seller is a party or by which it is bound;

(c)	of any Law or Regulatory Requirement applicable to it; or

(d)	of any order, judgment or decree by any Governmental Authority, to which either Seller is bound.

3.	The Group

3.1
Each Group Company has been duly registered, has a certificate of incorporation, and is validly existing under the Laws of the jurisdiction of its incorporation as set out in the relevant table pertaining to each Group Company in Schedule 2.

3.2	A copy of the constitutional documents of each Group Company has been provided in the PC Data Room and such copy is complete, true, accurate in all material respects and is up to date.

3.3
Each Comtrade Group Company has at all times carried on its business and affairs to the extent that such business and affairs relate principally to the Business in all material respects in accordance with its constitutional documents and none of its activities is ultra vires.

3.4
The statutory books (or equivalent documents) (including all registers and minute books) and records of each Group Company have been properly maintained in accordance with the relevant Laws as they apply to each Group Company, are in the possession or control of the relevant Group Company, are up to date (but not including the date of this Agreement) and comprise a complete and accurate record in all material respects of all information required to be recorded in them.

3.5
No Group Company has received any notice or allegation that any of its statutory books (or equivalent documents) or other records that it is required by applicable Law to keep and maintain are incorrect or should be rectified and, so far as Comtrade is aware, there are no circumstances which might reasonably be expected to lead to any such notice or allegation being served on a Group Company.

3.6
All accounting and financial records of each Group Company are in the possession or control of the relevant Group Company, have been properly maintained, are up to date and comprise a complete and accurate record in all material respects of all information required to be recorded in them under applicable Laws.

3.7
All returns, particulars, resolutions and other documents required under the relevant Laws as they apply to each Group Company to be filed with, or delivered by, each Group Company to the relevant registrar of companies or any other equivalent authority in the relevant jurisdiction of incorporation of a Group Company, have been properly prepared and duly filed or delivered in all material respects and no Group Company has received written notification of the levy of any fine or penalty for non-compliance by a Group Company in relation thereto.

3.8
All Encumbrances granted to or by any Group Company have been registered in accordance with all necessary formalities as to registration in accordance with the relevant Laws as they apply to each Group Company.

3.9	Save for those Company Assets that Comtrade is holding on trust for the Group and to be transferred to the Group pursuant to clause 13.6, clause 13.10(b) and clause 13.10(c):

(a)
the Group Companies are the sole legal and beneficial owners of the Business Assets free from all Encumbrances and together with the benefit of all rights that attach to such Business Assets, save for those vehicles held under lease agreements details of which are set out at Schedule 15;

(b)	the Business Assets are in the possession or control of the Group;

(c)	the Group Companies are the only companies within the Comtrade Group that operate or carry on the Business as at the date of this Agreement; and

(d)	no person other than a Group Company owns or otherwise controls any of the Business Assets or any part of a Business Asset.

3.10
The CDS Group Companies are the only companies within the Comtrade Group that, as at the date of this Agreement or since 1 January 2018 have operated or carried on the “CDS business” of (a) providing software engineering services or teams to any third party (in any elements of the IT system/product lifecycle processes including ideation, architecture, design, UI/UX, IoT, software build, development, testing, implementation, hosting, operation, support or any other aspect of the software development lifecycle of any IT system or product); and (b) implementing and developing Omni channel digital banking solutions in each case as carried on by the CDS Group;

3.11
The only Business Assets which are held under any hire or leasing agreement are (in addition to those vehicles to be transferred pursuant to clause 13.10(c)) nineteen (19) vehicles (details of which are set out in Schedule 15) held pursuant to lease agreements concluded with the Group Companies, and no other Business Asset is subject to the terms of any hire purchase agreement, leasing agreement, credit sale agreement or agreement for payment on deferred terms.

3.12	The Companies do not control or take part in the management of any company or business organisation (other than the CDS Slovenia Subsidiaries).

3.13	No Group Company has any branch, place of business or permanent establishment outside its jurisdiction of incorporation.

3.14
The only directors of each Group Company are those listed in respect of each Group Company in the relevant table set out in Schedule 2, and no person is a shadow director or an alternate or de facto director of any Group Company.

3.15	No Group Company uses on its letterhead, books or vehicles, or otherwise carries on its business under, any name other than its corporate name.

4.	Share Capital

4.1
Comtrade is the registered sole legal and beneficial owner of 100% of the issued and allotted share capital of CDS Serbia and has the right to transfer the legal and beneficial title to those Sale Shares free from any Encumbrances and with all rights attaching to them.

4.2
Comtrade is the registered sole legal and beneficial owner of the number of CDS Slovenia Shares set out against its name in Part A of Schedule 1 and has the right to transfer the legal and beneficial title to those Sale Shares free from any Encumbrances and with all rights attaching to them.

4.3
Comtrade Management is the registered sole legal and beneficial owner of the number of CDS Slovenia Shares set out against its name in Part A of Schedule 1 and has the right to transfer the legal and beneficial title to those Sale Shares free from any Encumbrances and with all rights attaching to them.

4.4
Neither Seller is engaged in any dispute concerning the title of either Seller to the Sale Shares set out against that Seller’s name in Schedule 1 or that Seller’s ability to sell the same and neither Seller has received written notice or any other claim from another person claiming to have title to, or to be entitled to, any interest in such Sale Shares, and so far as Comtrade is aware, there are no circumstances which would give rise to any of the matters referred to in this paragraph 4.4.

4.5
Neither Seller is engaged in any litigation, arbitration or other legal proceedings in any way relating to such Seller’s title to the Sale Shares set out against that Seller’s name in Schedule 1. So far as Comtrade is aware, there are no circumstances which would give rise to any of the matters referred to in this paragraph 4.5.

4.6
CDS Slovenia is the sole legal and beneficial owner of the entire allotted and issued share capital of each CDS Slovenia Subsidiary, free and clear from all Encumbrances and with all rights attaching to them.

4.7	The Sale Shares and the entire allotted and issued share capital of each CDS Slovenia Subsidiary are validly allotted or issued and fully paid or credited as fully paid.

4.8	The Sale Shares constitute the whole of the allotted and issued share capital of CDS Slovenia and CDS Serbia.

4.9
No Encumbrance has been granted to any person or otherwise exists affecting (a) the Sale Shares or any issued shares of the CDS Slovenia Subsidiaries, or (b) any unissued shares, debentures or other unissued securities of any Group Company and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue or allotment of any share or loan capital of any Group Company.

4.10	No Group Company is or has agreed to become:

(a)
the holder (legally or beneficially) of any shares, debentures or other securities of any other body corporate (whether incorporated in Serbia, Slovenia or elsewhere) other than the shares in the CDS Slovenia Subsidiaries listed in Schedule 2;

(b)	a subsidiary of any other body corporate or controlled by any group of bodies corporate or consortium; or

(c)	a member of any partnership, joint venture (other than JV Mobility and ESP BH), consortium or other unincorporated association (other than recognized trade associations).

4.11	CT SA holds a direct five per. cent (5%) interest in the joint venture ESP BH, and CDS Slovenia holds a direct fifty per. cent (50%) interest in the joint venture JV Mobility.

4.12	No Group Company has any subsidiaries or subsidiary undertakings (other than the CDS Slovenia Subsidiaries).

4.13	No CDS Group Company has at any time in the last twelve (12) months repaid, redeemed or purchased any of its own shares or otherwise reduced its issued share capital.

4.14	No CDS Group Company has given any financial assistance in contravention of any applicable Regulatory Requirement.

4.15
All dividends and distributions declared, made or paid by any Group Company have been declared, made or paid in accordance with all statutory requirements as they apply to such Group Company and the constitutional documents of the relevant Group Company and all dividends declared or due in respect of the Sale Shares have been paid in full.

4.16	CT SA has duly paid-in the subscribed share capital of ESP BH due as at 9 July 2019.

4.17	There are no due or unsettled or contingent liabilities between CT SA and ESP BH based on or deriving from their shareholding relationship or otherwise.

4.18
The merger notification in connection with incorporation of JV Mobility was filed on 1 June 2020. JV Mobility was not operational before 1 June 2020 and did not hold the assets (including rights to relevant Intellectual Property Rights) prior to 1 June 2020 required to operate the business of JV Mobility.

5.	Demerger

5.1	The Demerger has been carried out in compliance in all material respects with applicable Laws in force at the time.

5.2
Save for those Company Assets that Comtrade is holding on trust for the Group and to be transferred to the Group pursuant to clause 13.6, clause 13.10(b) and clause 13.10(c), all material property, rights and assets of CT SLO used or required for the operation of the Business as at the date of the Demerger have been transferred to CDS Slovenia pursuant to the Demerger.

5.3
All property, rights and assets (including non-Slovenian assets) allocated to CDS Slovenia under the Demerger Plan have been transferred to CDS Slovenia in accordance with the Demerger Plan, and CDS Slovenia is the sole legal and beneficial owner of such property, rights and assets.

5.4
The change of shareholder of the CDS Slovenia Subsidiaries to CDS Slovenia caused by operation of law as a result of the Demerger has been duly implemented in respect of each CDS Slovenia Subsidiary and in each case has been implemented in accordance with the constitutional documents of the relevant CDS Slovenia Subsidiary, and such change of shareholder has been registered with the relevant competent authorities, in each case in accordance with all applicable Laws.

5.5	All waivers, consents, clearances or filings of any Governmental Authority necessary for the implementation of the Demerger have been obtained.

5.6
The implementation of the Demerger does not violate any provision of, and does not result in any material breach of or the acceleration of the terms of, any permit, licence, contract, agreement or commitment to which CDS Slovenia or any of its Affiliates is a party or is bound or by which any of its material assets are affected.

5.7
No claims in connection with, or related to, the Demerger have been lodged or threatened (in writing) against Comtrade Group Company (including the Demerger Companies) or, so far as Comtrade is aware, against their respective directors, managers, officers and employees.

5.8	CDS Slovenia has no outstanding obligations towards Comtrade, Comtrade Management, CT SLO, RE Newco or any other Seller Group Company with respect to the Demerger.

5.9	No Encumbrances or third party rights over the shares of Comtrade, CT SLO, RE Newco (or any other Seller Group Company) have passed to the CDS Slovenia Shares as a result of the Demerger.

5.10
All of the material debtors of CT SLO have been notified of the Demerger and the identity of the relevant Demerger Company to which their obligation has been allocated under the Demerger Plan and, as of the Demerger Registration Date, no debtor has fulfilled any such obligation due to CDS Slovenia under the Demerger Plan to any other Demerger Company (or any other CDS Group Company), without the benefit of such fulfilment of the obligation being promptly, in full and without any costs, transferred to CDS Slovenia.

5.11
All of the material creditors of CT SLO have been notified of the Demerger and the relevant Demerger Company to which their claim has been allocated under the Demerger Plan and, as of the Demerger Registration Date, no creditor has received from CDS Slovenia fulfilment of any such claim owed by any other Demerger Company (or any other CDS Group Company), without the benefit of such fulfilment of the claim being promptly, in full and without any costs, returned to CDS Slovenia.

5.12	No creditor of CT SLO has requested or received security for any of its claims against CT SLO with respect to the Demerger.

5.13
No holder of special rights has requested or received any monetary compensation in connection with or related to the Demerger, including under provisions of Article 636(2) and Article 593 of the Slovenian Companies Act.

5.14	No Group Company is a party to, or bound by, any intra-group transaction other than the Intra-Group Agreements.

5.15	The Intra-Group Agreements have been concluded on market standard terms and conditions and on an arms’ length basis and are legally valid and existing.

6.	Business Transfer

6.1	The Business Transfer has been carried out in compliance in all material respects with applicable Laws.

6.2
Save for those Company Assets that Comtrade is holding on trust for the Group and to be transferred to the Group pursuant to clause 13.6, clause 13.10(b) and 13.10(c), all property, rights and assets of CT SE used or required for the operation of the Business as at the date of the Business Transfer have been transferred to CDS Serbia.

6.3	There are no contingent or existing liabilities pertaining to any part of the Business transferred from CT SE to CDS Serbia, pursuant to the Business Transfer.

6.4	A list of the physical Business Assets transferred to CDS Serbia pursuant to the Business Transfer is attached to the Disclosure Letter.

6.5
There is no litigation, proceedings (including court, arbitration, administrative, enforcement, tax or criminal proceedings), investigation or asserted claim pending or notified or threatened relating to or against CT SE or CDS Serbia with respect to any part of the Business transferred pursuant to the Business Transfer. So far as Comtrade is aware, there is no fact or circumstance which would give rise to any such litigation, proceedings, investigation or asserted claim against CT SE or CDS Serbia.

6.6
CT SE and CDS Serbia have not issued any securities or granted any other Encumbrances over their shares or assets, to or for the benefit of: (i) any of the Seller Group Companies, their shareholders or their Affiliates; or (ii) any other person, whether in relation to the Business Transfer, or in order to secure any payables of CT SE or CDS Serbia or any receivables of third parties against any of the Seller Group Companies, their shareholders or Affiliates, or otherwise.

7.	Carve-out

7.1
Save for those Carved-out Assets that the Group is holding on trust for Comtrade and to be transferred to the Comtrade pursuant to clause 13.7, clause 13.10(a) and clause 13.10(d) all property, rights, assets, agreements and other commitments of CT SA and CT BL that are not Business Assets (the “Carved-out Assets and Commitments”) were transferred to the Seller Group with effect from 1 August 2020 in accordance with the Carve-out.

7.2	CT SA and CT BL have no outstanding or contingent liabilities related to the Carved-out Assets and Commitments.

7.3
Save for those Carved-out Assets that the Group holding on trust for Comtrade and to be transferred to Comtrade pursuant to clause 13.7, clause 13.10(a) and 13.10(d), no property, rights, assets, agreements or other commitments of CT SA and CT BL used principally in the carrying out of, or required for the operation of the Business as carried on at the date of this Agreement have been transferred to the Seller Group pursuant to the Carve-out.

7.4
CT SA and CT BL have not issued any securities or granted any other Encumbrances over their shares or assets to or for the benefit of: (i) any Seller Group Company, their shareholders or their Affiliates; or (ii) any other person, whether in relation to the Carve-out, or in order to secure any payables of CT SA or CT BL or any receivables of third parties against any Seller Group Company, their shareholders or their Affiliates.

8.	Consequence of the Group Reorganisation

8.1	So far as Comtrade is aware, no former Employee has terminated their employment relationship with a Comtrade Group Company as a result of the Group Reorganisation.

8.2
None of the Key Customers or Suppliers have terminated a Material Contract to which they are a party directly as a result of the Group Reorganisation, and so far as Comtrade is aware, its relationship with each Key Customer or Supplier has not been adversely affected by the Group Reorganisation.

8.3
The Business has not lost the benefit of any material licence, consent, permit, approval or authorisation required for the operation of the Business as carried on at the date of this Agreement as a result of the Group Reorganisation.

9.	Accounts

9.1	Copies of the Accounts, the Management Accounts and the CDS Balance Sheets have been disclosed in the Data Room.

9.2	The Accounts:

(a)
give a true and fair view of the assets and liabilities of the Comtrade Group and each Comtrade Group Company as at the Accounts Date and of their profits or losses for the accounting period ended on the Accounts Date;

(b)	have been properly prepared in accordance with all applicable Laws and Relevant Accounting Standards in force on the Accounts Date and the auditor’s report on such Accounts is unqualified;

(c)
save as disclosed in the Accounts, have been prepared using the accounting policies and practices adopted and applied in preparing the accounts of the Comtrade Group for the three (3) financial years preceding the accounting period ended on the Accounts Date;

(d)	contain adequate provision or reserve for (or note in accordance with Relevant Accounting Standards) all material liabilities of the Comtrade Group; and

(e)	save as disclosed in the Accounts, are not affected to a material extent by any extraordinary, exceptional, unusual or non-recurring items.

9.3
The basis of depreciation of fixed assets adopted in the Accounts are consistent with those adopted in the audited financial statements of the Comtrade Group for the three (3) financial years immediately preceding the financial year ended on the Accounts Date.

9.4
Adequate provision has been made in the Accounts for all actual quantifiable liabilities of the Comtrade Group outstanding at the Accounts Date to the extent required pursuant to Relevant Accounting Standards then in force.

9.5	The Management Accounts:

(a)	have been prepared with reasonable skill in accordance with good business practice;

(b)
have been prepared in accordance with the Relevant Accounting Standards, save that the following principles and topics usually relevant and considered when applying the Relevant Accounting Standards are deemed excluded for this purpose: (i) application of IFRS16, (ii) holiday pay accruals, (iii) severance pay accruals, (iv) fixed asset impairment reviews and (v) corporation tax computations;

(c)
having regard for the purpose for which they were prepared as an internal management summary only, give a fair view of the profits and losses of the Business for the period for which they were prepared and are not misleading in any material respect; and

(d)	save as disclosed in the relevant Management Accounts, are not affected to a material extent by any extraordinary, exceptional, unusual or non-recurring items.

9.6	The CDS Balance Sheets:

(a)	have been prepared with reasonable skill in accordance with good business practice;

(b)
have been prepared in accordance with the Relevant Accounting Standards, save that the following principles and topics usually relevant and considered when applying the Relevant Accounting Standards are deemed excluded for this purpose: (i) application of IFRS16, (ii) holiday pay accruals, (iii) fixed asset impairment reviews and (iv) corporation tax computation;

(c)
having regard for the purpose for which they were prepared as an internal management summary only, give a fair view of the assets and liabilities of the Business as at 30 June 2020 assuming that the Group Reorganisation had taken place and that the Business was being operated by the Group as at 30 June 2020 and for the relevant period for which they were prepared and are not misleading in any material respect; and

(d)	save as disclosed in the relevant CDS Balance Sheets, are not affected to a material extent by any extraordinary, exceptional, unusual or non-recurring items.

10.	Position since CDS Balance Sheets Date

10.1	Since the CDS Balance Sheets Date:

(a)	other than pursuant to the Group Reorganisation, the Group Companies have conducted the Business in the ordinary course and as a going concern;

(b)
other than the Group Reorganisation, there has been no material adverse change in the financial or trading position of the Business except as a result of factors generally affecting similar businesses to a similar extent;

(c)	no Group Company has declared, paid or made any dividend, bonus or other distribution of capital or income;

(d)	no Group Company has made any material change to the remuneration, terms of employment or benefits of any present or former officer or employee except in the ordinary course of the Business;

(e)
the Group has received payment in full on their due dates of all debts in excess of EUR 100,000 (one hundred thousand) due and owing to it in relation to the Business and no Group Company has released, in whole or in part, or written off, any such debts owing to it in relation to the Business; and

(f)
no Comtrade Group Company has, in connection with the Business, promised to enter into, or entered into, any contract with any customer or supplier on the basis of terms that are materially adverse to the Business when compared to terms agreed and normal business practice of the Business for comparable services to the relevant customer or supplier during the twelve (12) months prior to Completion.

10.2	Since the Effective Date, and in respect of each of the Group Companies:

(a)	there have been no payments out of any Group Company’s accounts except for payments in the ordinary course of the Business; and

(b)	no costs have been incurred under any agreements between a Group Company and a Seller Group Company.

11.	Finance

11.1	The Group has no borrowings.

11.2	Other than a bank overdraft and revolving credit facility in Bosnia available to CT SA, no Group Company has any overdraft, loan or other financial facilities outstanding or available to it.

11.3
There are no debts owing to any Group Company other than trade debts incurred in the ordinary course of its business and, so far as Comtrade is aware, all such debts are good and collectable. No Group Company has lent any money which has not been repaid.

11.4	The Group has not factored or discounted any of its debts or other receivables or agreed to do so.

11.5
No amount included in the CDS Balance Sheets as owing to a Group Company in excess of EUR 50,000 has been released for an amount less than the value at which it was included in the CDS Balance Sheets or is now regarded by Comtrade as irrecoverable in whole or in part.

11.6
Particulars of all the bank and deposit accounts of each Group Company and of the credit or debit balances on such accounts as at a date (the “Statement Date”) not more than two (2) days before the Effective Date have been provided to the Purchaser, and no Group Company has any other bank accounts.

11.7	In respect of each Group Company, since the Statement Date there have been no payments out of any Group Company’s accounts except for routine payments in the ordinary course of the Business.

11.8	No grant or subsidy or allowance has been made to any Group Company.

11.9
No Group Company is responsible for the indebtedness of any other person or subject to any obligation to pay, purchase or provide funds for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person except another Group Company.

11.10
No Group Company is party to any option or pre-emption right, and it has not given any guarantee, security, warranty or agreement for indemnity, suretyship, comfort letter or any other obligation (whatever called) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or in the performance of any obligation of any other person.

11.11	No Seller Group Company or any other person, has given any guarantee of or security for any overdraft, loan or loan facility of any kind granted to any Group Company.

11.12
No Group Company is liable to pay any professional adviser costs, expenses or disbursements which have been or may on or after the date of this Agreement be invoiced to the Group in respect of advice given on or before the date of this Agreement that is or was for the benefit of the Seller Group or its shareholders in relation to the preparation, negotiation and execution of this Agreement.

11.13
No Group Company has applied for or used, nor is it using or planning to apply for or use, any of the COVID-19 related relief, grants, subsidies, allowances or other measures or benefits (each a “COVID Grant”), which may be available to any Group Company, from any Governmental Authority.

11.14
If any Group Company has applied for or used any COVID Grant, in respect of such COVID Grant, the relevant Group Company: (i) has complied, and is in compliance with all material terms pursuant to which such grant was made available to it; and (ii) is not required to repay any amounts lent to it (in whole or in part) or to otherwise pay for the assistance it received, or take any other action to reimburse or make whole the relevant person that provided assistance.

12.	Transactions with the Sellers and Connected Persons

12.1	Other than pursuant to the Business Transfer or the Carve-out, there is no outstanding indebtedness or other liability (whether actual or contingent) owing:

(a)	by any Group Company to either Seller or any other member of the Seller Group or to any director of a Seller Group Company or Connected Person of any member of the Seller Group; or

(b)	to any Group Company by any member of the Seller Group or by any director of a Seller Group Company or Connected Person of any member of the Seller Group.

12.2	No agreement, arrangement or understanding to which any Group Company is a party and in which:

(a)	any director or former director of any member of the Seller Group or a Connected Person of a member of the Seller Group is directly or indirectly interested; or

(b)	either Seller or any other member of the Seller Group is interested (except the TSA and agreements for the sale or supply of goods and services on normal commercial terms), is outstanding.

12.3	All transactions between any Group Company and any member of the Seller Group have been on arm’s length terms.

12.4	No member of the Seller Group provides goods, services or facilities to any Group Company (save for those services to be provided pursuant to the TSA).

12.5
No member of the Seller Group, nor (so far as Comtrade is aware) any director or officer of a Seller Group Company has any direct or indirect interest in any business which has a trading relationship with any Group Company or which competes with all or any part of the Business.

13.	Assets

13.1	No person, other than Comtrade, has any interest in the Business.

13.2
In carrying on the Business in all material respects in the same way and manner as it is carried on at the date of this Agreement but save in respect of (i) the Company Assets that Comtrade is holding on trust for the Group and to be transferred to the Group pursuant to clause 13.6, clause 13.10(b) and clause 13.10(c) and (ii) the Excluded Assets, Comtrade (or the relevant Group Company) does not require any assets, premises, facilities or services of any other person (other than another Group Company) which will not be transferred to, or made available to, the Purchaser pursuant to the terms of this Agreement and the other Transaction Documents or which the Purchaser or relevant Group Company shall have the right to use (or otherwise made available to the Purchaser or relevant Group Company pursuant to the terms of the TSA or the Data Sharing Agreement).

13.3
The Business Assets are in the possession or control of the relevant Group Company and are situated within the jurisdictions of each of the respective Group Companies (as applicable). There is no agreement or commitment to give or create or allow any Encumbrance over or in respect of the whole or any part of the Business Assets, or goodwill of the Business and no claim has been made by any person to Comtrade (in writing or otherwise) that they are entitled to any such Encumbrance.

13.4	Save in connection with the TSA and the Data Sharing Agreement, no Business Asset is shared by a Group Company with any person other than another Group Company.

13.5
The tangible assets transferred to each Group Company pursuant to the Business Transfer or the Demerger are in a safe and useable condition that is also in keeping with industry standards (fair wear and tear excepted), have been reasonably maintained and are capable of doing the work for which they were acquired and are used as at the date of this Agreement.

13.6
All title deeds and agreements or documents to which any Group Company is a party are in the possession of the relevant Group Company, have been stamped where applicable and are free from any Encumbrance.

14.	Contracts

14.1	Copies of all Material Contracts are in the PC Data Room.

14.2	With regard to each Material Contract:

(a)	a Group Company is a party to each such Material Contract;

(b)	the relevant Group Company has complied with its terms in all material respects; and

(c)	so far as Comtrade is aware, there are no circumstances which would give rise to a default by any other party to the relevant Material Contract.

14.3	The only Comtrade Group Companies that have at any time prior to the date of this Agreement, been party to any Material Contract with a Key Customer or Supplier are the CDS Group Companies.

14.4	Each Material Contract is enforceable in accordance with its terms (subject to insolvency Laws).

14.5
So far as Comtrade is aware, there are no grounds for, or likely to give rise to, termination, avoidance, rescission or repudiation of any Material Contract and no Group Company has received notice (written or otherwise) of termination of a Material Contract or has been otherwise informed by a counterparty to a Material Contract that it intends to terminate such contract.

14.6	Details of any customer who is a party to a Material Contract and who has defaulted in any material respect in the payment when due of any monies to the CDS Group are in the PC Data Room.

14.7
No counterparty to a Material Contract has requested a reduction in work orders or has requested or agreed with Comtrade a reduction in revenue or collections of payments, or has informed Comtrade that it intends to make such request, provided that in each case such reduction (i) was requested or agreed or such notice of intention was received by Comtrade on or after 1 June 2020 and (ii) results in or so far as Comtrade is aware is likely to result in (x) a discount of 5% or more of the agreed revenue or collections of payments under such Material Contract, or (y) a reduction of 10 (ten) or more Employees or Workers being instructed or committed to work on such project or work order pursuant to the relevant Material Contract.

14.8
There are no outstanding claims against any CDS Group Company by a counterparty to a Material Contract in respect of delay in completion of projects or deficiencies of performance in services or otherwise, and no such claims have been threatened against a CDS Group Company or, so far as Comtrade is aware, are anticipated.

14.9	No Group Company is a party to any subsisting agency or distributorship agreement.

14.10
The Comtrade Contracts are not relevant to the Business. The Comtrade Contracts (or any revenue or profits or costs, loss or liabilities related thereto) have not been considered for the purposes of and are not reflected in, the Management Accounts or the CDS Balance Sheets.

14.11
No offer, tender or quotation is outstanding which is capable of being converted into a framework agreement having a value of EUR 100,000 or more, by an acceptance or other act of some other person. No Group Company is in negotiations with, nor has it put proposals forward or entered into discussions with, any material customer or supplier or the renewal of any existing business or acquisition of any new business in each case in connection with the Business.

14.12	Any amendments made with respect to Procurement Agreements (including change in pricing or the person of contractor) have been made in accordance with all applicable Laws in all material respects.

14.13	No Group Company is a party to any agreement in place in connection with or pursuant to the [***].

15.	Powers of attorney

15.1
There are no powers of attorney granted by any CDS Group Company in relation to the Business, or by any Group Company more generally which are currently in force (other than to the holder of an Encumbrance solely to facilitate its enforcement or in connection with the purpose of this Transaction).

15.2	No person is entitled or authorized in any capacity to bind or commit a Group Company to any obligation outside the ordinary course of the Business.

16.	Trading

16.1
No customer, client or supplier (including any person connected in any way with such customer, client or supplier) accounted for more than 10% (other than those clients listed at numbers one and two on the list of Key Customers or Suppliers) of the aggregate value of all sales or purchases of the CDS Group made in connection with the Business during the twelve (12) month period ending on the date of this Agreement.

16.2	In the twelve (12) month period ending on the date of this Agreement and in connection with the Business:

(a)
no customer, client or supplier of the Business that represented 10% or more in value of the total purchases from, or supplies to, the CDS Group in connection with the Business in any of the last two (2) financial years (a “Material Counterparty”) has ceased, or threatened in writing to cease, trading with the Business either in whole or in part;

(b)	there has been no material adverse change in the terms on which any Material Counterparty or counterparty to a Material Contract trades with the CDS Group; and

(c)	no Material Counterparty or counterparty to a Material Contract has ceased to do business with the Comtrade Group either in whole or in part.

16.3	No Group Company is party to any agreement, arrangement, understanding, practice or course of conduct which in any material way:

(a)	infringes Articles 101 or 102 of the Treaty on the Functioning of the European Union;

(b)	infringes Articles 53 or 54 of the Agreement on the European Economic Area;

(c)	falls within the prohibitions contained in Chapter I or Chapter II Competition Act 1998;

(d)	contravenes the Consumer Credit Act 1974, the Trade Descriptions Act 1968, the Consumer Protection Act 1987 or the Consumer Protection from Unfair Trading Regulations 2008; or

(e)	infringes national competition law targeting anti-competitive agreements and abuses of dominant positions in any applicable jurisdiction.

16.4
Within the last six (6) years, no Comtrade Group Company, has received any process, written notice or other communication from the European Commission or any other competent authority in relation to competition matters in relation to the Business or in relation to any agreement, arrangement, understanding, practice or course of conduct to which any Group Company is a party.

16.5
No Comtrade Group Company is subject to any order, judgment, ruling, decision or direction of, or party to any undertaking given to, any competent court or governmental or regulatory authority in relation to competition matters, in each case so far as it relates to the Business.

16.6	No CDS Group Company has received, or is seeking to receive, any aid (within the meaning of Articles 107 to 109 Treaty on the Functioning of the European Union).

16.7
Complete copies of the standard terms upon which the Business trades or provides services to any person are in the PC Data Room and no CDS Group Company has in the last twelve (12) months and does not, and has not agreed to, provide services to any person on terms which materially differ from such standard terms.

17.	Licences

17.1
Save in respect of the Company Assets that Comtrade is holding on trust for the Group and to be transferred to the Group pursuant to clause 13.6, clause 13.10(b) and clause 13.10(c), each Group Company has all necessary licences, permits, consents and authorities required for the carrying on of the Business in the places and in the manner in which it is carried on at the date of this Agreement, and all such licences, permits, consents and authorities are valid and subsisting and have been complied with in all material respects.

17.2
So far as Comtrade is aware, there are no circumstances which indicate that any of the licences, permits, consents or authorities of the Group referred to in paragraph 17.1 will, or is likely to be suspended, cancelled or revoked in whole or in part and, so far as Comtrade is aware, there are no facts or circumstances existing that are likely to prejudice the continuance or renewal of any of those licences, permits, consents or authorities.

18.	Compliance with Laws

18.1
Each Comtrade Group Company has at all times conducted its business insofar as it relates to the Business in all material respects in accordance with all Laws and Regulatory Requirements applicable to it in connection with the Business.

18.2
No Comtrade Group Company has, in connection with the Business, received any notice or allegation and is not subject to any investigation relating to any breach of any Law or Regulatory Requirement applicable to it in connection with the Business, and so far as Comtrade is aware, there is no allegation or circumstance which is likely to give rise to any such notice, allegation or investigation.

19.	Data Protection

19.1	Each Comtrade Group Company has carried on its business insofar as it relates to the Business at all times in material compliance with the Data Protection Laws.

19.2
Each Comtrade Group Company has, in connection with the Business, implemented appropriate technical and organisational measures to protect against the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data and, so far as Comtrade is aware, each officer or employee of the Comtrade Group has at all times complied with such measures and Comtrade is not aware of any material breach of such measures.

19.3
Each Comtrade Group Company has, in connection with the Business, complied with all data subject requests, including requests for the rectification or erasure of Personal Data, and no such requests are outstanding.

19.4
No Comtrade Group Company has, in connection with the Business, received any written notice and is not subject to any investigation relating to any breach of the Data Protection Laws and Comtrade is not aware of any allegation or any circumstances which is likely to give rise to any such notice, allegation or investigation.

20.	Anti-corruption Anti-Money Laundering, Export Controls, Sanctions

20.1
No Comtrade Group Company nor any Representative of a Comtrade Group Company, acting within the scope of their representation of the Comtrade Group, have: (i) violated with respect to the Business any Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, or Sanctions in each case applicable to the Business; or (ii) made any offer, payment or promise, or authorised the offer, payment or promise, of any money or other property, gift or anything of value, regardless of form, directly or indirectly, to any Government Official or person related to any Government Official for purposes of influencing any act or decision of such Government Official in his or her official capacity to secure an improper advantage, obtain or retain business or direct business to any person or away from any person, or procure or access confidential or restricted information related to any historic, current or future business, in each case, with respect to the Business, in violation of any Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws applicable to any such Comtrade Group Company.

20.2
No Comtrade Group Company principal, owner, officer, director, procurator, or, so far as Comtrade is aware, employee, is a Government Official, and no such person has any legal or beneficial interest in this Agreement or in any payments to be made to it hereunder.

20.3
No Comtrade Group Company and, so far as Comtrade is aware, no Representative of any Comtrade Group Company, acting within the scope of their representation of any CDS Group Company, has been the subject of any Action by any Governmental Authority or any person with respect to the Business regarding any violation or alleged violation under any Anti-Corruption Laws, Anti-Money Laundering Laws, Export Controls Laws, or Sanctions in each case applicable to such Comtrade Group Company and no such Action has been threatened against a Comtrade Group Company, or so far as Comtrade is aware, is pending.

20.4
No Comtrade Group Company is a Sanctions Target. No Comtrade Group Company nor, so far as Comtrade is aware, any Representative of any Comtrade Group Company, acting within the scope of their representation of the Comtrade Group, has engaged with respect to the Business in any direct or, so far as Comtrade is aware, indirect dealings or transactions in or with a Sanctions Target, in violation of Sanctions applicable to the relevant Comtrade Group Company.

20.5
The Comtrade Group Companies have instituted and maintained in effect internal policies and procedures designed to detect and prevent conduct that would violate Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, and Sanctions in each case applicable to each Comtrade Group Company, and they are applicable to its directors, officers and employees.

21.	Disputes

21.1
No Comtrade Group Company nor any of their respective directors or officers is engaged, either on its own account or vicariously, in each case in connection with the Business, in any legal proceedings (including litigation, arbitration or any hearing before any tribunal, governmental, regulatory or official body) and no such legal proceedings are pending or have been threatened against Comtrade, nor, so far as Comtrade is aware, is there any matter or fact in existence which is likely to give rise to any such legal proceedings.

21.2
In the three (3) years before the date of this Agreement, no Comtrade Group Company has been involved in any legal proceedings with any person who is or was a customer, client or supplier under a Material Contract.

21.3
No Comtrade Group Company is in relation to the Business, subject to any order or judgment given by any court, arbitrator, tribunal, regulator or governmental agency which is still in force and has not given any subsisting undertaking to any court, arbitrator, tribunal, regulator or Governmental Authority or to any third party arising out of any legal proceedings.

22.	Insurance

22.1
The Group maintains, and the Comtrade Group has at all material times in relation to the Business maintained, adequate insurance cover against all losses and liabilities normally insured against by a person carrying on the same type of business as the Business.

22.2
Particulars of all policies of insurance relating to the Business and/or the Group and now in force are in the PC Data Room (the “Policies”). The Policies provide adequate insurance cover as described in paragraph 23.1.

22.3	No insurance claims have made by the Comtrade Group in relation to the Business during the period of twelve (12) months ending on the date of this Agreement.

22.4	In respect of the Policies:

(a)	all are in full force and effect and no written notice has been received by or on behalf of any Comtrade Group Company with regard to their termination, suspension, reduction or non-renewal;

(b)	all premiums due on them have been fully paid;

(c)	nothing has been done, or omitted to be done, by any Comtrade Group Company, and so far as Comtrade is aware, no other circumstances exist which would make any of them void or voidable; and

(d)	there are no claims outstanding and, so far as Comtrade is aware, no facts or circumstances exist which are likely to give rise to any such claim.

22.5
The insurance previously maintained by the Comtrade Group and now maintained by the Group as required pursuant to the terms of each Material Contract, is adequate in accordance with the terms of each such contract.

22.6	Copies of the insurance policies concluded with Triglav in respect of CDS Slovenia are appended to the Disclosure Letter.

23.	Insolvency

23.1
Neither (i) the Sellers nor (ii) any CDS Group Company nor (iii) any of the Comtrade Group Companies that participated in, or were involved in, the Group Reorganisation (collectively, (i), (ii) and (iii) being the “Group Reorganisation Companies” and each a “Group Reorganisation Company”) is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation or has stopped payment of its debts as they fall due or commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.2
No compromise or arrangement (by way of scheme of arrangement, restructuring plan, voluntary arrangement or otherwise) with any of its creditors or any class of its creditors has been entered into or proposed with respect to any of the Group Reorganisation Companies.

23.3	No moratorium is in force with respect to any of the Group Reorganisation Companies and no step has been taken to obtain such a moratorium.

23.4	No notice has been given and no resolution has been passed for the winding up of any Group Reorganisation Company.

23.5
No liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to any Group Reorganisation Company or any of its assets, and so far as Comtrade is aware, no notice has been served, document(s) filed, application made, petition presented, or order made by a court in relation to the appointment of such an officer.

23.6	No step has been taken to strike off or dissolve any Group Reorganisation Company.

23.7
No distress, distraint, charging order, execution or other process has been levied or applied for in respect of the whole or any part of the property, assets or undertaking of any Group Reorganisation Company.

23.8
So far as Comtrade is aware, there are no circumstances which would entitle any person to present a petition for the winding up of any Group Reorganisation Company, to appoint an administrator in respect of any Group Reorganisation

Company or to appoint an administrative or other receiver over the whole or any part of any Group Reorganisation Company’s assets or undertaking.

23.9
No step or procedure analogous to those set out in paragraphs 23.2 to 23.8 has been taken or commenced and no circumstances analogous to those set out in paragraphs 23.2 to 23.8 exist in any jurisdiction in which the Comtrade Group carries on the Business or in which any Group Reorganisation Company operates or is incorporated.

23.10	No person who now is a director or officer of any CDS Group Company is subject to any disqualification order or otherwise prohibited to act as a director by Law.

24.	Finder’s fee

24.1
No person is entitled to receive from a CDS Group Company or either Seller any finder’s fee, brokerage or commission in connection with the sale of the Sale Shares, the Business Transfer or this Agreement.

Part B: Environment and Health and Safety

1.	Environment

1.1	Each Comtrade Group Company complies in all material respects with all Environmental Laws which are relevant to the carrying on of the Business.

1.2	No Permits are required under Environmental Laws for the carrying on of the Business by the Group in the manner in which it is carried out at the date of this Agreement.

1.3
No Hazardous Matter is or has been generated, used, kept, treated, transported (including transportation in pipes and pipeworks), spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any Property during its occupation by any Group Company.

1.4
So far as Comtrade is aware, there are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the Business in the last twelve (12) months which are liable to give rise to any Environmental Liability.

1.5
At no time in the last twelve (12) months has Comtrade (or any other Comtrade Group Company) received any written notice, claim, demand or other written communication alleging any actual or potential Environmental Liability in relation to the conduct of the Business or the occupation of any Property connected to the Business.

2.	Health and Safety

2.1	The Comtrade Group Companies have operated at all times in material compliance with all applicable Health and Safety Laws which are relevant to the carrying on of the Business.

2.2
So far as Comtrade is aware, there are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the Business which are liable to give rise to liability under the Health and Safety Laws.

2.3	No works, repairs, construction, remedial action or expenditure is required in relation to the Health and Safety Laws in order to carry on the Business lawfully at any Property.

2.4
At no time has Comtrade (or any other Comtrade Group Company) received any notice, claim or other communication alleging any contravention of or actual or potential liability under any Health and Safety Laws which are relevant to the Business.

Part C: Property

1.	Properties and Leases

1.1	Schedule 8 contains an accurate list of all the real property leased or subleased by a CDS Group Company.

1.2	The Group does not own any real estate.

1.3
The Properties comprise all the land and premises used or occupied by each Group Company and no Group Company has entered into any agreement for the purchase of any estate, interest or right in any land or buildings.

2.	Matters affecting Properties

2.1	The Properties are not affected to any material extent by any of the following matters and to the knowledge of Comtrade, are not likely to become so affected:

(a)
any outstanding dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which affects the use of any of any of the Properties for the purpose for which it is now used (the “current use”);

(b)
any notice, order, demand, requirement or proposal of which the owner has notice or of which Comtrade has been aware made or issued by or on behalf of any Governmental Authority for the acquisition, clearance, demolition or closing, the carrying out of any work upon any building, the modification of any planning permission, the discontinuance of any use or the imposition of any building or improvement line, the alteration of any road or footpath or which otherwise affects any of the Properties;

(c)	any outgoings except (in addition to rent) uniform business rates and water rates; or

(d)	any commutation or agreement for the commutation of rent or payment of rent in advance of the due dates of payment thereof.

2.2
Each of the Properties are in a good state of repair and condition and fit for the current use and no deleterious material (including high alumina cement, woodwool, calcium chloride, sea dredged aggregates or asbestos material) was used (so far as Comtrade is aware) in the construction, alteration or repair of them and there are no development works, redevelopment works or fitting out works outstanding in respect of any of the Properties.

2.3
All material restrictions, conditions and covenants (including any imposed by or pursuant to any lease, sub-lease, tenancy or agreement for any of the same and whether a Comtrade Company is the landlord or tenant thereunder and any arising in relation to any superior title) affecting the Properties have been observed and performed and no notice of any breach of any of the same has been received or is to Comtrade’s knowledge likely to be received.

2.4	In relation to each Property:

(a)	any consents required for the grant of or under the covenants contained in the relevant lease and/or sublease has/have been obtained;

(b)	the last instalment of rent was paid to, and was accepted by, the landlord (or tenant in the case of a sub-tenancy) or its agents without qualification;

(c)	no amount is due or owing to the landlord (or tenant in the case of a sub-tenancy) (other than rent in the ordinary course), including in the way of dilapidation payments;

(d)	the relevant lease and/or sublease is/are in full force and effect, is/are binding on the parties to it in accordance with its terms and has/have not been breached in any material respect;

(e)
all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts and, where appropriate, evidence of the agreement or determination of the current rent has been placed with the documents of title; and

(f)
Comtrade is not aware of any grounds for termination, avoidance, rescission or repudiation of a lease relating to any Property, and no Comtrade Group Company has received notice of any intention to terminate, repudiate or disclaim such lease.

2.5
The Group Company specified as the tenant in Schedule 8 is in actual occupation of each Property on an exclusive basis and no person other than such Group Company has any right (actual or contingent) to possession, occupation or use of or interest in any Property.

2.6	The Properties are not used for any purpose other than the current use specified for the Properties in Schedule 8.

3.	Applicable Law

3.1
Each Group Company has complied with all Laws, regulations, restrictions, covenants and obligations in all material respects relating to each of the Properties and no Group Company has received any notice or allegation of any breach of such Laws, regulations, restrictions, covenants or obligations from any person, and so far as Comtrade is aware there are no circumstances likely to give rise to the service of any such notice or allegation.

3.2
The current use of each of the Properties and all machinery and equipment in or about the same and the conduct of any business in or from the same complies in all material respects with all relevant Laws.

3.3
There are no restrictive covenants or provisions, legislation or orders, charges, restrictions, agreements, conditions or other matters which preclude or limit the current use of any of the Properties and no agreements have been entered into with any Governmental Authority in respect of any of the Properties.

Part D: Employment and Pensions

1.	Information

1.1
A complete and accurate schedule of all persons who were at the Effective Time the officers, Employees or Workers of each Group Company is included in the CC Data Room at folder 12, including details of the date on which they commenced continuous employment with a CDS Group Company and all remuneration payable and other benefits provided or which the Group is bound to provide to each such person (including profit sharing, incentive, bonus, severance and share option arrangements, whether legally binding or not) and no person other than those listed in folder 12 is employed by the Group or engaged in the Business.

1.2
Since the Effective Time: (i) no Employees or Workers employed in a managerial capacity or position have given or received written notice terminating his or her employment; and (ii) no offer of employment or engagement has been made by any Group Company to any person that if accepted, would mean such person would be employed as an employee or worker of a Group Company in a managerial capacity or position.

1.3	Other than the Key Managers, all Employees and Workers listed in folder 12 in the CC Data Room are directly employed or engaged by a Group Company and are engaged exclusively in the Business.

1.4
Details of all Employees who, as at the date falling three (3) Business Days before the date of this Agreement, are on secondment, maternity, paternity or other leave or who are absent due to illness which has lasted, or is expected to last, longer than four (4) weeks for any other reason, are in the CC Data Room.

1.5
Copies of all standard terms of employment, work rulebooks, staff handbooks and other standard statements or documents containing the current terms of employee emoluments and benefits for all Employees listed in folder 12 in the PC Data Room (including bonus schemes, incentive and profit-sharing arrangements) are in the PC Data Room.

2.	Service contracts

2.1
There is no existing service or other agreement or contract in force between a Group Company and any of its officers or Employees or Workers which is not terminable by the relevant Group Company without compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) on three (3) months’ notice or less at any time.

2.2	There are no consultancy, agency or management services agreements in force between any Group Company and any other person, firm or company.

2.3
No outstanding offer of employment or engagement has been made by any Group Company that has not yet been accepted or which has been accepted but where the employment or engagement has not yet started.

2.4
True and complete copies of the template employment agreements upon which the Group engages its Employees as at the Effective Time are in the PC Data Room and no Group Company has entered into an employment agreement with any person on terms which substantially differ from those terms set out in such template agreements.

2.5
No service agreement existing between a Comtrade Group Company and a freelancer or Worker or consultant entered into in connection with the Business, could be reasonably considered as an agreement for employment, and no Comtrade Group Company has (in connection with the Business) a relationship with any of its Workers, freelancers or consultants that could be deemed to constitute an employment relationship. All freelancers, workers, contractors and subcontractors of each Comtrade Group Company are engaged in accordance with Law without triggering concealed employment and leasing of employees’ issues and their engagement, so far as Comtrade is aware, cannot be considered as concealed employment or leasing of employees.

3.	Trade Union recognition

3.1
No Comtrade Group Company recognises any trade union, works council, works representatives, staff association or other body representing any of the Employees or Workers (or any of them) for the purpose of collective bargaining or other negotiating purposes or has received a formal request for recognition of any such body.

3.2	There are no collective labour agreements applicable to any CDS Group Company and no collective labour agreement is currently being negotiated by or on behalf of any CDS Group Company.

4.	Applicable Law

4.1
Each Comtrade Group Company has complied in all material respects with all obligations imposed on it by all relevant statutes, regulations and other Laws relating to the (current and former) Employees and Workers (including with respect to the Group Reorganisation) and has maintained, in all material respects, up to date records regarding the service, terms and conditions of employment of each of the (current and former) Employees and Workers.

4.2	Appropriate permission to work has been obtained for any Employee who requires permission to work in the jurisdiction in which they are working for the Group at the date of this Agreement.

5.	Liabilities

5.1
Other than salary for the current month, commission, bonus, benefits and accrued holiday pay and business expenses incurred within a period of three (3) months immediately preceding the date of this Agreement, no amount is owing to, and no liability has been incurred with respect to, any present or former officer or director of a Group Company, or any Employee or Worker, and so far as Comtrade is aware, no such liabilities are anticipated.

5.2
Save as Disclosed, no gratuitous payment has been promised by any Comtrade Group Company in connection with the actual or proposed termination, suspension or variation of any contract of employment, worker’s contract or contract for services of any present or former officer of a Comtrade Group Company, an Employee or a Worker.

5.3	No unilateral salary reductions have been adopted by any CDS Group Company.

6.	Disputes

6.1
There are no current or pending employment claims or legal proceedings against any Comtrade Group Company by any person who is now or has been an officer of a CDS Group Company, an Employee or a Worker.

6.2
No officer of a CDS Group Company, Employee or Worker has raised a formal grievance or been the subject of any formal disciplinary proceedings within the period of twelve (12) months preceding the date of this Agreement and there are no such disciplinary proceedings pending in respect of any such officer, Employee or Worker.

7.	Incentive schemes

7.1
No CDS Group Company has in existence, and no officers of a CDS Group Company, Employees or Workers participate in, any employee share trust, share incentive scheme, share option scheme or profit-sharing scheme.

8.	Resignations

8.1	No present officer, Employee or Worker of any Group Company has given or received written notice terminating his or her employment.

9.	Redundancies

9.1
Within the period of two (2) years preceding the date of this Agreement, no Comtrade Group Company has started consultation with any independent trade union or workers’ representatives in relation to the redundancies of any employees of the CDS Group.

9.2
No Group Company is party to, bound by or proposing to adopt any redundancy payment scheme which is in excess of the statutory redundancy entitlement and there is no agreed procedure for redundancy selection.

10.	Amendment to Employment Agreements and Work Rulebooks

10.1
Any changes made by a Comtrade Group Company to any employment agreement or work rulebook applicable to any Employees and made in the twelve (12) months prior to the date of this Agreement have been completed in accordance with Law and those rules and regulations relating to amending work rulebooks, and such changes to any employee agreement have been made with the consent of each affected Employee.

10.2
Details of all material changes made by a Comtrade Group Company to the work rulebooks of any Group Company, or of any CDS Group Company that affect an Employee and that have been made in the twelve (12) months prior to the date of this Agreement, are in the PC Data Room.

11.	Group Reorganisation

11.1
A complete and accurate schedule of all officers of the Comtrade Group, Employees and Workers of the Comtrade Group who transferred (i) to CDS Serbia pursuant to the Business Transfer; (ii) from the Group to the Comtrade Group pursuant to the Carve-out; and (iii) to the Group in any other manner in the twelve (12) months prior to Completion, is attached to the Disclosure Letter.

11.2
The former employees of each of CT SA and CT BL not engaged in carrying on the Business (the “Carved-out Employees”) were transferred (a) from CT BL to Comtrade Solutions Engineering d.o.o. Banja Luka and HYCU d.o.o. Sarajevo Podruznica Banja Luka; and (b) from CT SA to Comtrade Solution Engineering d.o.o. Sarajevo and Comtrade System Integration d.o.o. Sarajevo pursuant to the Carve-out with effect on 1 August 2020 and such transfer of employment of the Carved-out Employees was carried out in accordance with the Labour Acts of Republic of Srpska and Federation of Bosnia and Herzegovina.

11.3	So far as Comtrade is aware, no liability has been incurred and is outstanding by any Group Company which relates solely to the Carved-out Employees.

12.	Pensions

12.1	No CDS Group Company participates in any private pension schemes or any defined benefit pension scheme.

12.2
Each Comtrade Group Company has complied with any obligations such Comtrade Group Company has under applicable Law in relation to the Business to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers of the CDS Group or Employees.

12.3
The Group is complying, and the Comtrade Group has complied, in each case in all material respects with their obligations under applicable Law with respect to the Employees’ pension entitlements. No notices, fines, or other sanctions have been issued by any pensions regulator and so far as Comtrade is aware no instances of material non-compliance with these obligations have been notified to a pensions regulator in respect of any Comtrade Group Company in relation to the Business.

12.4	The Employees in the Republic of Serbia, Slovenia and Bosnia and Herzegovina do not have any special pension rights or packages applicable to them other than minimum statutory pension rights.

Part E: Intellectual Property and Information Technology

1.	Intellectual Property

1.1
Particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights owned, used or exploited by the CDS Group (including Internet domain names) which relate principally to the Business are set out in Parts A and B of Schedule 9 respectively.

1.2	A Group Company is the sole legal and beneficial owner of the Intellectual Property Rights set out in Parts A and B of Schedule 9, free from all Encumbrances.

1.3	No CDS Group Company licences any Intellectual Property Rights to a third party in connection with the Business.

1.4
To the extent that the Group licenses Intellectual Property Rights to a third party or licences in any Intellectual Property Rights belonging to any third party: (i) no such licences have been the subject of any breach or default by any Group Company or, so far as Comtrade is aware, any such third party; (ii) such licences are valid and binding; (iii) such licences have not been the subject of any claim, dispute or proceedings; and (iv) in respect of licences of Intellectual Property Rights by the Group to third parties, such licences do not restrict the Group from using the Intellectual Property Rights to which they relate.

1.5
The Intellectual Property Rights set out in Parts A and B of Schedule 9, are valid, subsisting and enforceable and so far as Comtrade is aware nothing has been done, or not been done, as a result of which any of them has ceased to be valid, subsisting or enforceable.

1.6	The CDS Trademarks were transferred to CDS Slovenia on 6 August 2020.

1.7	No activities of the CDS Group have infringed the Intellectual Property Rights of any third party in the twelve (12) months prior to the date of this Agreement.

1.8
No Comtrade Group Company has received written notification in the twelve (12) months prior to the date of this Agreement from a third party in relation to the Business in which (i) it is alleged that a CDS Group Company has infringed Intellectual Property Rights of a third party or (ii) the use, validity, existence or enforceability of the Intellectual Property Rights of a CDS Group Company is contested.

1.9
Save as set out in this Agreement, all application and renewal fees, costs, charges, taxes and other steps required for the maintenance or protection of the Intellectual Property Rights set out in Parts A and B of Schedule 9 have been duly paid on time and so far as Comtrade is aware there are no outstanding patent office or trademarks or designs registry deadlines which expire within three months of Completion.

1.10	The trademarks registered by a CDS Group Company cover all goods and services marketed under such trademarks.

1.11
No third party (including any Employee, Worker, freelancer, contractor or subcontractor) has made any claim of ownership in respect of any of the Intellectual Property Rights set out in Parts A and B of Schedule 9 and Comtrade is not aware of any matter or fact which is likely to give rise to any such claim.

1.12	The Commercial Information that is confidential is kept strictly confidential and Comtrade is not aware of any such confidentiality having been breached.

1.13
The CDS Group uses IT Systems operated by the Comtrade Group and those IT Systems are in good working order and function in accordance in all material respects with all applicable specifications in so far as they are required for the purposes of the Business.

1.14	There are no material IT Contracts pursuant to which a Group Company is the primary user.

1.15
A Group Company is the registrant and beneficial owner of the domain names specified in Schedule 10 and, so far as Comtrade is aware, such domain names do not infringe the Intellectual Property Rights of any third party.

1.16	The IT Contracts:

(a)	are valid and binding;

(b)	have not been the subject of any material breach or material default by any CDS Group Company or so far as Comtrade is aware any other party; and

(c)	are not the subject of any claim, dispute or proceeding against any CDS Group Company, and so far as Comtrade is aware, no such claim, dispute or proceeding are threatened.

1.17
Comtrade has appropriate procedures in place for ensuring the security of the IT Systems and the confidentiality and integrity of data stored in the IT Systems, to the extent that it relates to the Business.

1.18
Comtrade has in place a disaster recovery plan which is intended to ensure that, in the event of a failure of the IT Systems, the Business can continue to operate in all material respects as carried on at the date of this Agreement

Part F: Purchaser Warranties

1.1
The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party in accordance with their respective terms, and this Agreement and each of the other Transaction Documents to which it is a party constitutes or will, when executed, constitute valid and binding obligations enforceable against the Purchaser in accordance with their respective terms.

1.2
The Purchaser has obtained all necessary corporate and other consents and approvals required to execute and deliver and to perform its obligations under this Agreement and each other Transaction Document to which it is a party.

1.3
The execution and delivery of, and performance by, the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, and compliance with their respective terms, will not breach or constitute a default:

(a)	under its constitutional documents;

(b)	of any instrument, contract or other agreement to which the Purchaser is a party or by which it is bound;

(c)	of any Law or Regulatory Requirement applicable to it; or

(d)	of any order, judgment or decree by any Governmental Authority, to which the Purchaser is bound.

1.4
The Purchaser is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation and has not stopped payment of its debts as they fall due or commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

1.5
The Purchaser possesses sufficient funds to pay the Consideration and any fees payable by it or any Group Company (as applicable) under the TSA in the manner set out in this Agreement and the TSA and its obligation to pay the Consideration is not subject to or conditional upon financing from any external source.

Schedule 5
Specific Indemnities
Comtrade will indemnify the Purchaser or a Group Company for any and all Losses (other than Tax) incurred by it in connection with or arising out of the following:

1.	Group Reorganisation
In case of any actual or alleged violation of, or failure to comply with, or breach of: (i) any relevant Laws applicable to the Business prior to Completion or (ii) the terms of any Material Contract or (ii) the terms of a contract of employment, work rulebook or mutual termination agreement of an Employee, in each case by a Group Reorganisation Company as a result of the Group Reorganisation (or any part thereof) prior to Completion (a “Group Reorganisation Breach”). For the purpose of this paragraph 1, an “alleged violation” shall occur only if the Purchaser or any Group Company receives a written notice from (1) a Governmental Authority stating that it intends to commence an Action against the Purchaser or any Group Company in relation to a Group Reorgansation Breach or (2) a counterparty to a Material Contract stating that it intends to commence an Action against the Purchaser or any Group Company in relation to a violation of the terms of any Material Contract prior to Completion by a Group Reorganisation Company as a result of the Group Reorganisation (or any part thereof) prior to Completion.

2.	Anti-Corruption, Anti-Money Laundering, Export Controls, Sanctions
As a result of any actual or alleged violation by a Representative of the Comtrade Group in relation to the Business, or failure to comply by such Representative in relation to the Business with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, or Sanctions in each case so far as such Laws applied to the Business prior to Completion, provided that in each case such violation or failure occurred prior to Completion. For the purpose of this paragraph 2, an “alleged violation” shall occur only if (a) the Purchaser or any Group Company receives a written notice from a Governmental Authority stating that it intends to commence an Action against the Purchaser or any Group Company or (b) any member of the Purchaser’s Group or any Comtrade Group Company submits a voluntary or directed disclosure or otherwise receives a written communication from a Governmental Authority or is the subject of a whistleblower claim, in each case in relation to a violation by a Representative of the Comtrade Group in relation to the Business of, or failure to comply by such Representative in relation to the Business with, Anti-Corruption Laws, Anti-Money Laundering Laws or Export Control Laws and in each case so far as such Laws applied to the Business prior to Completion.

3.	COVID Grants
In case of any legally binding obligation of any Group Company to repay the COVID Grants actually obtained by any Group Company prior to Completion.

4.	IP
In case of an actual or alleged violation, or unathorized use, by a Comtrade Group Company or any of its employees (where the relevant Comtrade Group Company is legally responsible for the acts of such employees) in relation to the Business of (i) any third-party Intellectual Property Rights or (ii) any third-party software (including open source software) used, resold, marketed, distributed, sub-licensed or sold by a Comtrade Group Company in the course of the Business, provided that in each case such violation or unauthorized use occurred prior to Completion. For the purpose of this paragraph 4, an “alleged violation” shall occur only if the Purchaser or any Group Company receives a written notice from a third party stating that it intends to commence an Action against the Purchaser or any Group Company in relation to a violation, or unathorized use, by a Comtrade Group Company in relation to the Business of (i) any third-party Intellectual Property Rights or (ii) any third-party software (including open source software) used, resold, marketed, distributed, sub-licensed or sold by a Comtrade Group Company in the course of the Business in each case prior to Completion.

5.	Data Protection
In case of an actual or alleged violation by a Comtrade Group Company or any of its employees (where the relevant Comtrade Group Company is legally responsible for the acts of such employees) in relation to the Business of, or failure by a Comtrade Group Company in the course of the Business to comply with, any Data Protection Laws (in each case so far as such Laws applied to the relevant Comtrade Group Company prior to Completion), including violations or failures caused by a lack of data processing agreements, incompliant data processing agreements or due to unlawful processing, provided that such violation or failure occurred prior to Completion. For the purpose of this paragraph 5, an “alleged violation” shall occur only if the Purchaser or any Group Company receives a written notice from a Governmental

Authority stating that it intends to commence an Action against the Purchaser or any Group Company in relation to a violation by a Comtrade Group Company in relation to the Business of, or failure by a Comtrade Group Company in the course of the Business to comply with, any Data Protection Laws (in each case so far as such Laws applied to the relevant Comtrade Group Company prior to Completion), including violations or failures caused by a lack of data processing agreements, incompliant data processing agreements or due to unlawful processing.

6.	[***]/[***] back-to-back arrangements
In case of any difference between the amount actually received by a Group Company from [***] under the [***] Contract in respect of the cost of licences and the amount actually paid to [***] by a Group Company under the [***] Contract in respect of the cost of licences where the difference results in a Loss to any Group Company and such difference results from the discrepancy prior to Completion between the termination rights of [***] under the [***] Contract (as amended by the LOU (to the extent that it is enforceable and applicable)) and [***] under the [***] Contract (as amended by the LOU (to the extent that it is enforceable and applicable)).

Schedule 6
Adjustment of Consideration

1.	Interpretation

1.1	In this Schedule 6, references to a “Party” or to “Parties” shall (as applicable) be to the Purchaser and/or Comtrade only, and the following terms have the following meanings:
“Adjustment Date” means the fifth Business Day following the date on which the Completion Accounts and the Completion Statements are agreed or determined in accordance with this Schedule 6;
“Cash” means the aggregate amount of all unrestricted:

(a)	cash and cash equivalents;

(b)
cash standing to the credit of any account with a bank or other financial institution readily available, plus amounts receivable by the Group and cheques received and paid into any bank account of the Group on or before the Effective Time which clear after the Effective Time, and excluding amounts paid by the Group and cheques issued on or before the Effective Time by the Group which are to be cleared through the bank accounts of the Group after the Effective Time;

(c)
amounts receivable (whether related to trading or loans or cash pooling or any other cause) from Comtrade or any other member of the Seller Group but only to the extent such amounts are received by a Group Company within fifteen (15) Business Days after the Effective Time; and

(d)	tax assets in respect of corporation taxes (but not deferred tax assets), in each case, to which a Group Company is beneficially entitled as at the Effective Time as shown in the balance sheet within the Completion Accounts, calculated on an aggregated basis but net of the elimination of inter-company balances in accordance with the accounting treatments, principles, bases, conventions, rules and estimation techniques set out in paragraph 5 of this Schedule 6. For the avoidance of doubt, any trapped cash shall be valued at nil;
“Completion Accounts” means the aggregated accounts, with consolidation adjustments only in respect of the elimination of inter-company balances, of the Group Companies as at the Effective Time, as prepared and agreed or determined as the case may be, in accordance with this Schedule 6;
“Completion Accounts Pack” means the Completion Accounts and the Completion Statements;
“Completion Net Cash Amount” means an amount equal to the aggregate amount of Cash minus an amount equal to the aggregate amount of Debt. If the Debt exceeds the Cash, such that the Completion Net Cash Amount is a negative amount, references to such Completion Net Cash Amount being “less than” any other amount, shall include the amount by which it is negative;
“Completion Net Cash Statement” means a statement setting out the Completion Net Cash Amount, as shown in or derived from the Completion Accounts, and as prepared and agreed or determined in accordance with this Schedule 6;
“Completion Statements” means, together, the Completion Working Capital Statement and Completion Net Cash Statement;
“Completion Working Capital Amount” means an amount equal to the aggregate amount attributed to the Current Assets minus an amount equal to the aggregate amount attributed to the Current Liabilities. If the Current Liabilities exceed the Current Assets, such that the Completion Working Capital Amount is a negative amount, references to such Completion Working Capital Amount being “less than” any other amount, shall include the amount by which it is negative;
“Completion Working Capital Statement” means a statement setting out the Completion Working Capital Amount, as shown in or derived from the Completion Accounts, and as prepared and agreed or determined in accordance with this Schedule 6;
“Current Assets” means the aggregate amount attributed to the following assets of the Group Companies (save for those included within Cash): trade debtors, inventories, prepayments, other receivables, accrued revenue and deferred costs, in each case as at the Effective Time and shown in the Completion Accounts, calculated on an aggregated basis in accordance with the accounting treatments, principles, bases, conventions, rules and estimation techniques set out in paragraph 5 of this Schedule 6;

“Current Liabilities” means the aggregate amount attributed to the following liabilities of the Group Companies (save for those included within Debt): trade creditors, accrued costs, deferred revenues, salaries, bonuses, commission, holiday pay accruals, social security and payroll taxes and VAT liabilities, in each case as at the Effective Time and shown in the Completion Accounts, calculated on an aggregated basis in accordance with the accounting treatments, principles, bases, conventions, rules and estimation techniques set out in paragraph 5 of this Schedule 6;
“Debt” means, in relation to the Group Companies, the aggregate amount of their respective borrowings and other financial indebtedness in the nature of borrowing, including (without double counting), any:

(a)	borrowings from any bank, financial institution or other entity;

(b)	indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument;

(c)
indebtedness under any hire purchase agreement or finance lease (excluding, for the avoidance of doubt, liabilities that were not recognised as finance lease liabilities prior to the adoption of IFRS 16, specifically property and car leases);

(d)	any indebtedness for money borrowed or raised under any other transaction that has the commercial effect of borrowing;

(e)	amounts payable (whether related to trading or loans or cash pooling or any other cause) to Comtrade or any other member of the Seller Group;

(f)
any amounts payable to directors or shareholders (either to those of Group Companies or those of Comtrade or any other member of the Seller Group) other than amounts for employment remuneration arising in the ordinary course of business of the Group Companies;

(g)	any Project Crystal Liabilities;

(h)
accruals for fees, fines, premiums or penalties (if any) arising from termination of any supplier or advisor agreement in order to execute the sale of the Business under this Agreement or any fees, fines, premiums or penalties (if any) arising as a result of the Group Reorganisation;

(i)	provisions (if any) for dilapidations of the Properties;

(j)
obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading);

(k)
tax liabilities in respect of corporation taxes and dividend withholding taxes (and for the avoidance of doubt, including the elements of deferred tax liabilities which relate to dividend withholding taxes);

(l)	actual legal claims or disputes (including any claims under performance bonds or guarantees);

(m)	EUR [***] in respect of liabilities relating to employee jubilee awards, severance pay and termination benefits;

(n)	long term liabilities with a tenure of longer than twelve (12) months (if not already captured in items above);

(o)	any preference shares or element of preference shares shown as liabilities as required by applicable accounting standards;

(p)
all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above, together with any prepayment premiums or other penalties, fees, expenses or breakage costs arising (or which would arise) in connection with the repayment of any such borrowings or indebtedness; and

(q)	any declared but unpaid dividends,
in each case as at the Effective Time and shown in the Completion Accounts, calculated on a consolidated basis in accordance with the accounting treatments, principles, bases, conventions, rules and estimation techniques set out in paragraph 5 of this Schedule 6;
“Effective Time” means 00:01 on 1 August 2020;

“Expert” means a member of an independent firm of chartered accountants appointed in accordance with paragraph 4 of this Schedule 6;
“Project Crystal Liabilities” has the meaning given in paragraph 5.2(o)(iii) of this Schedule 6;
“Resolution Period” has the meaning given in paragraph 3.4 of this Schedule 6;
“Review Period” means the period of forty-five (45) calendar days commencing on the first calendar day after the date on which Comtrade receives the draft Completion Accounts Pack;
“Specific Policies” has the meaning given in paragraph 5.1(a) of this Schedule 6; and
“Target Working Capital” means EUR [***] ([***]).

2.	Preparation of the Completion Accounts

2.1
As soon as practicable, and in any even no later than three (3) calendar months after the Completion Date, the Purchaser shall prepare and deliver to Comtrade for its review, drafts of the Completion Accounts and Completion Statements, (together the “Completion Accounts Pack”), in each case drawn up in accordance with paragraph 5 of this Schedule 6.

2.2
Comtrade shall promptly (and within five (5) Business Days) provide the Purchaser (and its agents or advisers) with access to such of its and the Comtrade Group’s documents, working papers, information, books and records (including accounting records) (in so far as these relate to the Business) as the Purchaser (or its agents or advisers) may reasonably require (and it is reasonable to provide) in connection with the preparation of the Completion Accounts Pack.

2.3
If reasonably required by the Purchaser, Comtrade must use reasonable endeavours to obtain access to the working papers of the Group’s auditors, prepared in respect of the audit of the Accounts to the extent they relate to the Business.

2.4
For the avoidance of doubt, while the Completion Accounts Pack is to be prepared in accordance with the terms of this Schedule 6, the other provisions of this Agreement shall take precedence when determining or making any other payment required pursuant to the terms of this Agreement.

3.	Submission and Agreement of Completion Accounts

3.1
Comtrade shall have until the end of the Review Period to serve an Objection Notice on the Purchaser. An “Objection Notice” is a notice made in writing by Comtrade to the Purchaser and delivered to the Purchaser within the Review Period:

(a)	notifying the Purchaser that Comtrade objects to the draft Completion Accounts Pack; and

(b)
identifying in reasonable detail (considering the extent of information received by Comtrade in respect of the Completion Accounts Pack and pursuant to paragraph 3.2), the reason for any such objection including with respect to (i) the amount(s) and (ii) item(s) in the draft Completion Accounts Pack which is or are in dispute. To the extent practicable, Comtrade should also include details of any adjustments which it considers should be made to any of the documents within the Completion Accounts Pack.

3.2
During the Review Period, the Purchaser shall promptly (and within five (5) Business Days) provide Comtrade (and its agents and advisers) with access to and copies of any documents, working papers and supporting information, including access to the books and accounting records of the Group Companies, used to produce the Completion Accounts Pack, as Comtrade (or its agents or advisers) may reasonably require (and it is reasonable to provide) in connection with its review of the Completion Accounts Pack. If Comtrade does not receive any information which it has requested under this paragraph 3.2 within five (5) Business Days after the date of the request, then the Review Period shall be extended by a period equal to the number of Business Days (beyond such five (5) Business Day period) until all such requested information is provided, provided that the Review Period shall not be extended by more than fifteen (15) Business Days pursuant to the terms of this paragraph 3.2.

3.3	If, during the Review Period, Comtrade:

(a)	serves a written notice on the Purchaser confirming its agreement with the documents contained in the draft Completion Accounts Pack; or

(b)	fails to serve an Objection Notice on the Purchaser,

then, in the case of paragraph 3.3(a), with effect from the date of service of such notice, and in the case of paragraph 3.3(b), with effect from the first date after the last date of the Review Period, the documents within the draft Completion Accounts Pack will constitute the Completion Accounts and the Completion Statements and Comtrade will be deemed to have irrevocably agreed the Completion Accounts and the Completion Statements and these shall be final and binding on the Parties.

3.4
If Comtrade serves an Objection Notice within the Review Period in accordance with paragraph 3.1 of this Schedule 6, the Purchaser and Comtrade shall, during the period commencing on the date of service of the Objection Notice (the “Resolution Period”) until the date that is two (2) months after the date of service of the Objection Notice, seek in good faith to reach agreement on the disputed matters.

3.5
During the Resolution Period, if the Purchaser identifies any error or inaccuracy in the Completion Accounts and/or Completion Statement that it prepared and delivered to Comtrade pursuant to paragraph 2.1, and provided the errors identified amount to no more than EUR [***] ([***]) in aggregate, the Purchaser shall be entitled to make such amendments to the Completion Accounts and / or Completion Statements as it deems appropriate (the “Amendments”). If the Purchaser makes any such amendments to the Completion Accounts and / or Completion Statements, the Purchaser shall explain in reasonable detail to Comtrade the reason for any such Amendments which it considers necessary and shall promptly submit to Comtrade a revised draft of the Completion Accounts Pack together with any documentation reasonably requested by Comtrade in relation thereto. Comtrade shall then have ten (10) Business Days from the date of receipt of such revised Completion Accounts Pack and requested documentation to consider and discuss such Amendments with the Purchaser, and the Resolution Period shall be deemed extended by a further ten (10) Business Days for this purpose.

3.6	If, before the Resolution Period expires (as extended pursuant to paragraphs 3.2 and / or 3.5 as applicable), the disputed matters (including any Amendments) are:

(a)
resolved by the Parties in writing, the documents comprising the draft Completion Accounts Pack (revised as necessary to reflect the Parties’ agreement including any further revisions made by the Purchaser and agreed to in writing by Comtrade) shall constitute the Completion Accounts and the Completion Statements, and shall be final and binding on the Parties with effect from the date of their agreement; or

(b)
not resolved by the Parties in writing, then at any time following the expiry of the Resolution Period either Party may, by written notice to the other Party, require the disputed matters to be referred to an Expert for determination in accordance with paragraph 4 of this Schedule 6.

3.7
Subject to paragraph 4.11, the Purchaser and Comtrade shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Completion Accounts and the Completion Statements.

4.	Expert Determination

4.1
If a notice is served by either Comtrade or the Purchaser pursuant to paragraph 3.6(b) of this Schedule 6, Comtrade and the Purchaser shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of appointment with the Expert. Neither Comtrade nor the Purchaser shall unreasonably withhold its agreement to the terms of appointment proposed by the Expert or the other Party.

4.2
If the Parties fail to agree on the Expert within ten (10) Business Days of either Party serving details of a proposed Expert on the other, then the Expert will be selected (at the instance of either Party) by the President for the time being of the Institute of Chartered Accountants in England and Wales.

4.3
The Parties shall be entitled to present their respective views to the Expert on the items that each Party considers to be in dispute or unresolved, and each Party shall be entitled to present the Expert with details of any adjustments that it considers should be made to any of the documents in the Completion Accounts Pack.

4.4
The Parties shall co-operate with the Expert and shall provide (and in the case of the Purchaser shall procure that each Group Company provides) such assistance and access to such documents, personnel, books and records as the Expert may reasonably require for the purpose of making their determination.

4.5
The Parties shall be entitled to make submissions to the Expert and each Party shall, with reasonable promptness, supply the other with all such information and access to its documentation, books and records as the other Party may reasonably require in order to make a submission to the Expert in accordance with this paragraph 4.

4.6
To the extent not provided for in this paragraph 4, the Expert may in their reasonable discretion determine such other procedures to assist with the conduct of their determination as they consider just or appropriate, including (to the extent they consider necessary) instructing professional advisers (including valuers and solicitors) to assist in reaching their determination.

4.7
Unless otherwise agreed between Comtrade and the Purchaser, the Expert shall be required to make its determination in writing (including reasons for their determination) and to provide a copy to each Party as soon as reasonably practicable and in any event within thirty (30) Business Days of receipt of any relevant information requested by the Expert from Comtrade and the Purchaser for the purpose of making its determination.

4.8	All matters under this paragraph 4 shall be conducted, and the Expert’s decision shall be written, in the English language.

4.9	The Expert shall act as an expert and not as an arbitrator.

4.10
Each of Comtrade and the Purchaser shall act reasonably and co-operate to give effect to the provisions of this paragraph 4 and shall not do anything to hinder or prevent the Expert from making a determination.

4.11
Each of Comtrade and the Purchaser shall bear and pay its own costs incurred in connection with the Expert’s determination pursuant to this paragraph 4. The Expert’s fees and any costs or expenses incurred in making its determination (including the fees and costs of any advisers appointed by the Expert) shall be borne by the Parties in such proportions as the Expect directs: either (i) in such proportions that correlate to and reflect the Expert’s final determination; or (ii) equally as between the Purchaser and Comtrade.

4.12	The Expert’s decision is final and binding save in the event of manifest error or fraud.

5.	Basis for Preparing the Completion Accounts, Completion Statements

5.1	The Completion Accounts shall be prepared on the following basis, and in the order of priority shown below:

(a)
first, in accordance with and applying the specific accounting treatments, principles, bases, conventions, rules and estimation techniques set out in paragraph 5.2 below (collectively, the “Specific Policies”);

(b)
secondly, to the extent not provided for by the Specific Policies, adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the CDS Balance Sheets;

(c)
thirdly, to the extent not provided for in paragraphs 5.1(a) or 5.1(b), adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts; and

(d)
fourthly, to the extent not provided for in paragraphs 5.1(a), (b) or (c), in accordance with International Financial Reporting Standards (as adopted by the European Union) (“IFRS”), as in force for the accounting period ending on the Accounts Date.

5.2	In preparing the Completion Accounts, the following Specific Policies should be applied:

(a)
the Completion Accounts shall be prepared in the form set out in Annex 1 of this Schedule 6. In preparing the Completion Accounts, assets and liabilities will be classified between the columns headed “Cash”, “Debt”, “Working Capital” and “Other” on a basis consistent with the classification of the equivalent line item in Annex 1 of this Schedule 6, subject to any other requirement in this paragraph 5.2;

(b)
the Completion Accounts shall be prepared by reference to the general ledgers of the Group Companies and in accordance with those specific procedures that would normally be adopted at a financial year-end, which includes detailed analysis of prepayments and accruals and appropriate cut-off procedures, but subject always to the specific requirements of paragraph 5.2. In the event the Completion Date does not fall upon the date of a normal accounting month end, items accounted for on a time apportioned basis will be calculated on a pro-rata basis;

(c)	the Completion Accounts shall be prepared on the basis that the Group Companies are a going concern;

(d)	in preparing the Completion Accounts no minimum materiality limits shall be applied;

(e)
except for paragraph (f) below, the Completion Accounts shall take account of information or events taking place after the Effective Time but only to the extent such information or events provide evidence of conditions that existed at the Effective Time. No account shall be taken of information or events that are indicative of conditions arising after the Effective Time. Regard shall only be had to information available to the Parties up to the date of delivery of the draft Completion Accounts Pack by the Purchaser to Comtrade pursuant to paragraph 2.1 this Schedule 6, save that full account shall be taken of monies received from trade debtors prior to the date that the Completion Accounts are agreed or determined, to the extent that such debtors would otherwise have been provided against;

(f)
in relation to any transfers of Employees, Company Assets or Carve-out Assets occurring after the Completion Date and pursuant to the terms of clause 13 of this Agreement, the associated assets and liabilities relating to those Employees, Company Assets or Carve-out Assets will be treated as having transferred into or out of (as relevant) the Group Companies at the Effective Time, except to the extent that the Seller Group Company from which the relevant employee has transferred retains responsibility for settlement of the transferring employee’s liabilities and thus those liabilities have not transferred to the Group Companies; or vice versa for Carve-Out related employees and liabilities;

(g)
in preparing the Completion Accounts, the Effective Time shall be treated as the end of a tax accounting period (i.e. the corporate income tax liability included in the Completion Accounts shall be based upon a full tax computation calculated as if the Effective Time was the end of an accounting period for tax purposes);

(h)
any deferred tax assets or liabilities recognised by the Group Companies at the Effective Time shall be allocated to the column headed “Other” in the Completion Accounts, except for withholding tax liabilities within deferred tax liabilities which shall be allocated to the column headed “Debt”;

(i)
any liabilities that are subject to indemnification under the terms of this Agreement shall be allocated to the column headed “Other” in the Completion Accounts, to the extent that the indemnification covers the full value of the liability;

(j)
all assets relating to amounts owed, outstanding or accrued between any Group Company and Comtrade or any member of the Seller Group shall be allocated to the column headed “Cash” but only to the extent such amounts are received by a Group Company within ten (10) Business Days from the Effective Time. All liabilities relating to amounts owed, outstanding or accrued between any Group Company and Comtrade or any member of the Seller Group shall be allocated to the column headed “Debt”;

(k)	balances between Group Companies shall be fully reconciled and eliminated in the Completion Accounts;

(l)
tangible fixed assets will be included at the same value as in the CDS Balance Sheets (or, if acquired after the CDS Balance Sheets Date, at their cost) less, in each case, depreciation on a pro rata basis at the rates used in the Accounts and, in each case, less provision for damage, dilapidations, impairment or other want of repair on the same basis used in preparing the Accounts

(m)	no value will be attributed to any assets (including in particular any prepayment) except to the extent that (following Completion) a Group Company or the Purchaser has the benefit of them;

(n)	the currency conversion rates for assets and liabilities denominated in currencies other than Euros will be as per the rates published by the European Central Bank in relation to the Effective Time;

(o)	full provision will be made for the following (it being acknowledged that some provisions will be allocated to the column headed “Other” in the Completion Accounts):

(i)
all uncollected receivables of any Group Company that existed as at the Effective Time (the “Overdue Accounts” and each an “Overdue Account”) and which are not recovered by the time the Completion Accounts Pack is delivered to Comtrade in accordance with paragraph 2 of this Schedule 6;

(ii)
rebates and discounts to the extent falling due and fees, bonuses and commissions to the extent becoming payable after Completion, in either case for sales or other transactions that took place before Completion;

(iii)
any liabilities specifically incurred by any Group Company in respect of the costs of this Agreement, the other Transaction Documents and the Transaction (“Project Crystal Liabilities”) including fees, expenses, rewards or other distributions payable to any adviser engaged by, or any director or employee or contractor of, either Seller or its Affiliates or the Group Companies in connection with the Transaction. In the Completion Accounts, the Project Crystal Liabilities shall be presented separately from the business as usual services liabilities from those persons/companies;

(iv)
provisions shall be made for obligations (if any) in relation to making good damage or dilapidations to the Properties only to the extent it has not been included in the valuation of fixed assets pursuant to paragraph 5.2(l);

(v)
Tax, including deferred Tax liabilities (where deferred Tax liabilities shall be allocated to the column headed “Other” in the Completion Accounts except for withholding Tax elements of deferred Tax liabilities which shall be allocated to the column headed “debt”);

(vi)	a liability shall be recognised in respect of employee jubilee awards, severance pay and termination benefits, to be fixed at EUR [***];

(vii)	non-current long-term financial liabilities;

(viii)	legal claims or disputes or calls upon guarantees (but only to the extent not covered by indemnities, provided for at the best estimate of the likely settlement value); and

(ix)
no provision shall be made in respect of the requirement or obligation on a Group Company to repay any government grants, subsidies or similar received by the Group in connection with COVID-19 (because a Specific Indemnity is being provided in case of any obligation on the Group to repay any such grant, subsidy or similar instead); and

(p)	assets relating to financial investments in joint ventures and other companies shall be categorised as “Other” in the Completion Accounts; and

(q)
the Completion Accounts shall exclude any effects of the change of control or ownership of the Business contemplated by this Agreement and shall not reappraise the value of any of the assets or liabilities of the Business as a result of such change in control or ownership.

5.3
No fact, matter, circumstance or event arising from any voluntary acts, omissions or defaults of the Purchaser or any other member of the Purchaser’s Group after Completion otherwise than in pursuance of commitments which are legally binding at Completion (including any obligation under this Agreement or any other Transaction Document) shall be included in any part of the Completion Accounts.

5.4	The provisions of this Schedule 6 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts.

6.	Completion Working Capital Statement and Completion Net Cash Statement
The Completion Working Capital Statement and Completion Net Cash Statement will be derived solely from the Completion Accounts and will not include assets or liabilities not included in them.

Annex 1
Pro forma Completion Accounts
[***]

Schedule 7
Limitations

1.	Interpretation
The Parties agree that the provisions of this Schedule 7 shall not apply to any claim under the Tax Deed or any claim under or arising out of a Tax Warranty Claim except as expressly set out below.
In this Schedule 7, the following terms have the following meanings:
“Back-to-Back Indemnity” means the specific indemnity set out in paragraph 6 of the Specific Indemnities;
“Back-to-Back Indemnity Claim” has the meaning given to it in paragraph 10.1(d) of this Schedule 7;
“Claim” means an Indemnity Claim or a Warranty Claim but excluding a Fundamental Warranty Claim;
“COVID Grants Indemnity Claim” means a claim under paragraph 3 of the Specific Indemnities;
“Employee Claim” has the meaning given to it in paragraph 10.1(c) of this Schedule 7;
“Fundamental Warranty Claim” means a claim arising out of a Fundamental Warranty;
“Group Reorganisation Indemnity Claim” means a claim under paragraph 1 of the Specific Indemnities;
“Indemnity Claim” means a claim under any of the Specific Indemnities;
“Tax Claim” means a claim under the Tax Deed or for breach of any of the Tax Warranties;
“Third Party Claim” has the meaning given to it in paragraph 10.1 of this Schedule 7; and
“Warranty Claim” means a claim for breach of any of the Warranties excluding the Fundamental Warranties.

2.	Financial Limits

2.1
The total aggregate liability of Comtrade (including for costs, expenses and interest) under this Agreement and the Tax Deed shall not exceed an amount equal to one hundred (100) per cent. of the Consideration.

2.2	Subject to paragraph 2.1, the aggregate liability of Comtrade (including for costs, expenses and interest) in respect of:

(a)	all Claims and Tax Claims (but excluding Fundamental Warranty Claims) shall not exceed EUR 30,000,000 (thirty million)); and

(b)	all Fundamental Warranty Claims shall not exceed EUR 60,000,000 (sixty million).

2.3	No Claim shall be brought against Comtrade nor shall Comtrade have any liability in respect of a Claim:

(a)
unless the amount of the liability of Comtrade pursuant to such Claim (when aggregated with one or more other Claim(s) arising from the same circumstances or events) exceeds EUR 55,000 (fifty-five thousand), provided that this paragraph 2.3(a) shall not apply in relation to a Group Reorganisation Indemnity Claim or a COVID Grants Indemnity Claim; and

(b)
unless the aggregate amount of the liability of Comtrade for all Claims when aggregated with the amount of any other Claim made against Comtrade under this Agreement exceeds EUR 450,000 (four hundred and fifty thousand), in which case Comtrade shall be liable for the whole of such aggregate amount and not just the excess, subject to the other provisions of this Agreement, provided that this paragraph 2.3(b) shall not apply in relation to a COVID Grants Indemnity Claim.

3.	Time limits

3.1
No Claim shall be brought against Comtrade nor shall Comtrade have any liability in respect of any Claim unless Comtrade has received written notice from (or on behalf of) the Purchaser giving such reasonable details of the factual nature and basis of the Claim as are then available to the Purchaser, including the Purchaser’s reasonable estimate of the amount claimed in respect of such relevant Claim, by no later than the second anniversary of Completion.

3.2	Notwithstanding the above, the Purchaser shall notify Comtrade in writing of any relevant Claim as soon as reasonably practicable after becoming aware of the same.

3.3
Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of eight (8) months after the date of the notice served pursuant to paragraph 3.1 unless legal proceedings in respect of such Claim have been commenced, save that where such Claim relates to a liability which is contingent or otherwise not capable of being quantified, the eight (8) month period shall commence on the later of (a) the date that the contingent liability becomes an actual liability or the liability is capable of being quantified or (b) the date notice in respect of the relevant Claim is given in accordance with paragraph 3.1.

4.	No Duplication of Recovery
Comtrade will not be liable for any Claim (or such liability will be reduced) to the extent that the Purchaser has recovered under the Tax Deed or otherwise under this Agreement or any other Transaction Document in respect of the same Loss. For the avoidance of doubt, the Purchaser is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

5.	Relevance of Limitations in Certain Circumstances

5.1
None of the limitations contained in this Schedule 7 will apply to any Claim or Fundamental Warranty Claim if any liability of Comtrade in respect of that Claim or Fundamental Warranty Claim arises from, or to the extent that such liability is increased as a result of, fraud or willful concealment on the part of Comtrade or any other member of the Seller Group.

6.	General

6.1	Comtrade shall have no liability in respect of a Warranty Claim or such liability will be reduced to the extent that such Warranty Claim arises from or, having arisen, is increased as a result of:

(a)	matters or circumstances to the extent that these have been Disclosed (save in the case of the Fundamental Warranties); or

(b)
a voluntary act, omission or transaction carried out after Completion by the Purchaser or any member of the Purchaser’s Group (including any Group Company) or their respective directors or employees (other than in the ordinary course of the Business in the same way and manner as it is carried on by the Sellers and the CDS Group at the date of this Agreement); or

(c)	the passing or coming into force of, or any change in, any Law after Completion or any change in the interpretation of any Law made after Completion, whether or not having retrospective effect; or

(d)	an act or omission or transaction by Comtrade or any Comtrade Group Company occurring at the written request or with the prior written consent of the Purchaser after Completion; or

(e)
the Purchaser’s or any member of the Purchaser’s Group’s (in each case to the extent that the relevant entity is party to a Transaction Document) breach of the terms of this Agreement, including this Schedule 7, or any other Transaction Document occurring after Completion; or

(f)	a change of accounting policy basis or practice or accounting reference date of the Purchaser or any Group Company made after Completion other than at the written request of Comtrade.

6.2
Comtrade shall have no liability in respect of an Indemnity Claim (other than a Group Reorganisation Indemnity Claim) or such liability will be reduced to the extent that such Indemnity Claim (other than a Group Reorganisation Indemnity Claim) arises from or, having arisen, is increased as a result of:

(a)
a voluntary act, omission or transaction carried out after Completion by the Purchaser or any member of the Purchaser’s Group (including any Group Company) or their respective directors or employees (other than in the ordinary course of the Business in the same way and manner as it is carried on by the Seller Group at the date of this Agreement); or

(b)	the passing or coming into force of, or any change in, any Law after Completion or any change in the interpretation of any Law made after Completion, whether or not having retrospective effect.

6.3
To the extent that a Claim is based upon a liability that is contingent only or is not capable of being quantified, Comtrade will not be liable unless and until such liability ceases to be contingent or unquantifiable and becomes an actual liability or capable of being quantified, provided that this paragraph 6.2 will not operate to prevent the Purchaser making a Claim in respect of a contingent or unquantifiable liability if notice of such Claim is given to Comtrade by or on behalf of the Purchaser within the time limits in paragraph 3 in circumstances where the liability does not become an actual liability or capable of being quantified until after the expiry of the relevant time limit.

7.	Insured Warranty Claims
Comtrade shall not be liable in respect of any Warranty Claim or Indemnity Claim to the extent that the amount of loss or liability attributed to such Warranty Claim or Indemnity Claim (as applicable) is actually recovered by the Purchaser (whether by contribution or indemnity) under any insurance policies maintained by a Group Company (including the Run off Policy).

8.	Remediable Warranty Claims
Comtrade shall have no liability whatsoever in respect of a Warranty Claim if the matter or liability giving rise to such Warranty Claim is capable of remedy and is remedied to the reasonable satisfaction of the Purchaser within thirty (30) days after the date on which notice of such Warranty Claim is served on Comtrade.

9.	Third party recoveries

9.1
If Comtrade pays to the Purchaser an amount pursuant to a Claim and the Purchaser or any member of the Purchaser’s Group (including a Group Company) subsequently recovers from a third party (including under an insurance policy effected by or on behalf of the Purchaser or any member of the Purchaser’s Group (including a Group Company)) an amount which is referable to that Claim, the Purchaser shall (or, as appropriate, shall procure that the relevant Group Company shall) as soon as reasonably practicable following receipt of such sum from the relevant third party, repay to Comtrade an amount equal to the amount paid by Comtrade to it as is referable to the Claim provided that in no case shall the amount to be repaid to Comtrade exceed the amount recovered from the third party, or the amount received from Comtrade.

9.2
Where the Purchaser or any member of the Purchaser’s Group (including a Group Company) is (in its reasonable opinion) at any time entitled (whether by reason of insurance or otherwise) to recover from a third party any sum in respect of any matter giving rise to a Claim, the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group (including a Group Company) shall promptly use reasonable endeavours to seek recovery of such amount. For the avoidance of doubt, the obligation in this paragraph 9.2 shall not prevent the Purchaser from simultaneously, or in advance of seeking recovery from such third party, making a Claim against Comtrade provided that the Purchaser complies with its obligations under this paragraph 9.

9.3
If any amount is repaid to Comtrade by the Purchaser or by the relevant member of the Purchaser’s Group (including a Group Company) pursuant to paragraph 9.1 above, an amount equal to the amount so repaid shall be deemed never to have been paid by Comtrade to the Purchaser for the purpose of calculating Comtrade’s total aggregate liability for all Claims under paragraph 2.1.

10.	Conduct of litigation

10.1
Upon the Purchaser or any member of the Purchaser’s Group (including a Group Company) becoming aware of any claim, action or demand made or threatened by any third party (including an employee) against a Group Company which may give rise to a Claim (“Third Party Claim”), the Purchaser shall, and shall procure that the appropriate member of the Purchaser’s Group, shall:

(a)
notify Comtrade by written notice as soon as reasonably practicable after it becomes aware of such Third Party Claim, including where it appears to the Purchaser that it or a member of the Purchaser’s Group may become liable in respect of such Third Party Claim; and

(b)
provide Comtrade with such reasonable information and documents in relation to the Third Party Claim or the matters likely to give rise to the Third Party Claim as are available to the Purchaser or the relevant member of the Purchaser’s Group at the date of the notice under paragraph (a) and thereafter upon the reasonable request by Comtrade; and

(c)
if the Third Party Claim is brought by a (current or former) Employee of the Group (including a Worker) and provided that the amount of such Third Party Claim is estimated by Comtrade acting reasonably to be less than the maximum amount for which Comtrade could potentially be liable for a Claim in relation to such Third Party Claim at the relevant time under paragraph 2.2 of this Schedule 7 (which in no case can exceed EUR 30,000,000 (thirty million)) (an “Employee Claim”) and subject to Comtrade indemnifying the Purchaser against any and all Losses which are properly and reasonably incurred by the Purchaser or any member of the Purchaser’s Group (including the relevant Group Company) in connection with any such action, at the request of Comtrade, allow it to take the sole conduct of the Employee Claim in the name of the Purchaser or the appropriate Purchaser Group Company and in that regard, the Purchaser shall give or cause to be given to Comtrade such reasonable assistance as Comtrade may reasonably require in avoiding, disputing, resisting, settling, mitigating, compromising or defending the Employee Claim and Comtrade shall be entitled to settle the Employee Claim with the prior consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) provided that if pursuant to this paragraph Comtrade takes any action which, in the reasonable opinion of the Purchaser, would materially adversely affect the business of the Purchaser’s Group as a whole, or cause the Purchaser, or a member of the Purchaser’s Group to be in breach or violation of any Law or Regulatory Requirement applicable to it, (and the Purchaser has, if reasonably requested by Comtrade, provided reasonable details of such material adverse effect or breach to Comtrade) then Comtrade shall cease to be entitled to have the sole conduct of the relevant Employee Claim and conduct shall (upon notice on Comtrade by the Purchaser) and subject to the other provisions of this paragraph 10 revert to the Purchaser;

(d)
if the Third Party Claim is brought in respect of the Back-to-Back Indemnity and provided that the amount of such Third Party Claim is estimated by Comtrade acting reasonably to be less than the maximum amount for which Comtrade could potentially be liable for a Claim in relation to such Third Party Claim at the relevant time under paragraph 2.2 of this Schedule 7 (which in no case can exceed EUR 30,000,000 (thirty million)) (a “Back-to-Back Indemnity Claim”) and subject to Comtrade indemnifying the Purchaser against any and all Losses which are properly and reasonably incurred by the Purchaser or any member of the Purchaser’s Group (including the relevant Group Company) in connection with any such action, at the request of Comtrade, allow it to take the sole conduct of the Back-to-Back Indemnity Claim in the name of the Purchaser or the appropriate Purchaser Group Company and in that regard, the Purchaser shall give or cause to be given to Comtrade such reasonable assistance as Comtrade may reasonably require in avoiding, disputing, resisting, settling, mitigating, compromising or defending the Back-to-Back Indemnity Claim and Comtrade shall be entitled to settle the Back-to-Back Indemnity Claim with the prior consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) provided that if pursuant to this paragraph Comtrade takes any action which, in the reasonable opinion of the Purchaser, would materially adversely affect the business of the Purchaser’s Group as a whole, or cause the Purchaser, or a member of the Purchaser’s Group to be in breach or violation of any Law or Regulatory Requirement applicable to it, (and the Purchaser has, if reasonably requested by Comtrade, provided reasonable details of such material adverse effect or breach to Comtrade) then Comtrade shall cease to be entitled to have the sole conduct of the relevant Back-to-Back Indemnity Claim and conduct shall (upon notice on Comtrade by the Purchaser) and subject to the other provisions of this paragraph 10 revert to the Purchaser; and

(e)
make no submission, admission of liability, agreement, settlement or compromise to or with any third party in relation to a Third Party Claim, provided that the amount at which such Third Party Claim is proposed to be settled is less than the maximum amount for which Comtrade could potentially be liable for a Claim in relation to such Third Party Claim at the relevant time under paragraph 2.2 of this Schedule 7 (which in no case can exceed EUR 30,000,000 (thirty million)) without the prior written consent of Comtrade (such consent not to be unreasonably withheld, conditioned or delayed), provided that nothing in this paragraph 10(b), (c), (d) or (e) shall require or demand the Purchaser or a Purchaser Group Company (including the Group) to do or refrain from doing any action which in the reasonable opinion of the Purchaser (i) materially adversely affects the business of the Purchaser’s Group as a whole as then carried on, or (ii) would cause the Purchaser, or a member of the Purchaser’s Group to be in breach or violation of any Law or Regulatory Requirement applicable to it (and the Purchaser has, if reasonably requested by Comtrade, provided reasonable details of such material adverse effect or breach to Comtrade). If the Purchaser notifies Comtrade that it wishes to act or refrain from acting under this paragraph 10(b), (c), (d) or (e) due to a breach of Law or Regulatory Requirement, then Comtrade and the Purchaser shall negotiate in good faith to replace the relevant course of action with a course of action which does not cause it to be in breach or violation of any Law or Regulatory Requirement and which, as far as possible, has the same commercial effect as that which it replaces.

11.	Duty to mitigate
In respect of any Warranty Claim, nothing in this Agreement shall in any way restrict or limit the Purchaser’s or any member of the Purchaser’s Group’s common law duty to mitigate its losses.

12.	Awareness of Purchaser
Comtrade shall have no liability in respect of any Warranty Claim to the extent that any of the directors of the Purchaser, Dean Stockley, Phillip Gustafson, Julian Bull, Paul Chapman or David Churchill have actual knowledge, as at the date of this Agreement, of a fact matter or circumstance that will cause Loss to the Group (or any Group Company) or the Purchaser post Completion and for which the Purchaser would be entitled to seek recovery from Comtrade pursuant to the Warranties and terms of this Agreement.

13.	Accounts

(a)
Comtrade shall have no liability in respect of a Warranty Claim if and to the extent that the matter, event or circumstances giving rise to the Warranty Claim is Disclosed in the Accounts, the Management Accounts or the CDS Balance Sheets.

(b)
Comtrade shall have no liability in respect of a Claim if and to the extent that the matter, event or circumstances giving rise to the Claim has been taken into account and adequately provided for when computing the amount of an allowance, provision or reserve in the Completion Accounts.

14.	Consequential loss
Comtrade shall not have any liability for, and the Purchaser shall not be entitled to claim for, any indirect or consequential losses, provided that this paragraph 14 shall not apply to an indemnity claim (including an Indemnity Claim).

Schedule 8
Properties

[***]

Schedule 9
Intellectual Property

[***]

Schedule 10
Guarantees
[***]

Schedule 11
Key Customer and Supplier List
[***]

Schedule 12
Intra-Group Agreements

1.“Intra-Group Agreements” means the following intra-group agreements:

[***]
2.“Intra-Group Termination Agreements” means the following intra-group termination agreements:

[***]
3. “New CDS Intra-Group Agreements”, means the following intra-group agreements:

[***]

Schedule 13
Group Reorganisation

Part A: Business Transfer
For the purposes of this Agreement, “Business Transfer” means:

[***]

Part B: Carve-out
For the purposes of this Agreement, “Carve-out” means:

[***]

Schedule 14
Hire Lease Agreements

[***]

SIGNED as a DEED by duly authorised for and on behalf of ENDAVA (UK) LIMITED in the presence of	) ) ) )	……/s/Jan Primožiè……………………………….

Witness:	Signature: Name: Address: Occupation:	……/s/Peter Gorše………………………………………… … Peter Gorše ……………………………………………… …[***]…………………………………………………… …Lawyer………………………………………………

SIGNED as a DEED by duly authorised for and on behalf of COMTRADE GROUP B.V. in the presence of	) ) ) )	……/s/ Matej Ružiè …………………………….

Witness:	Signature: Name: Address: Occupation:	…/s/Viki Praŝnikar………………………………………… … Viki Praŝnikar…………………………………………… …[***]………………………………………………………… …Head of Controlling…………………………………………

SIGNED as a DEED by duly authorised for and on behalf of COMTRADE SOLUTIONS MANAGEMENT HOLDINŠKA DRUŽBA D.O.O in the presence of	) ) ) )	……/s/ Ana Pavloviæ ………………………….

Witness:	Signature: Name: Address: Occupation:	…/s/Viki Praŝnikar………………………………………… … Viki Praŝnikar…………………………………………… …[***]………………………………………………………… …Head of Controlling…………………………………………